As filed with the Securities and Exchange Commission on February 1, 2007

Registration Number 333-140065

ECOSPHERE TECHNOLOGIES, INC.

PROSPECTUS

30,870,025 Shares of Common Stock

This prospectus relates to the sale of up to 30,870,025 shares of our common stock which may be offered by the Selling Shareholders identified in this prospectus. The shares offered in this prospectus include:

•

15,163,246 shares of common stock issuable upon conversion of senior convertible debentures purchased in our private placement;

•

1,434,344 shares of common stock issuable upon conversion of convertible notes purchased in other private placements;

•

11,372,435 shares of common stock issuable upon exercise of warrants issued to purchasers of our senior convertible debentures;

•

1,000,000 shares of common stock issuable upon exercise of warrants at $1.00 per share issued to purchasers of our convertible notes;

•

1,000,000 shares of common stock issuable upon exercise of warrants at $1.25 per share issued to purchasers of our convertible notes;

•

500,000 shares of common stock, which are outstanding subject to options in favor of unaffiliated third parties; and

•

400,000 shares of common stock, which are outstanding.

We will not receive any proceeds from the resale of shares of our common stock. We will, however, receive proceeds in connection with the exercise of the warrants referred to above, unless all warrants are exercised on a cashless basis.

Our common stock trades on the Over-the-Counter-Bulletin Board under the symbol ESPH.OB. As of the last trading day before the date of this prospectus, the closing price of our common stock was $0.33 per share.

The common stock offered in this prospectus involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus to read about factors you should consider before buying shares of our common stock.

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The Selling Shareholders are offering these shares of common stock. The Selling Shareholders may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The Selling Shareholders will receive all proceeds from the sale of the common stock. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is February 1, 2007

TABLE OF CONTENTS

Page

Prospectus Summary

Risk Factors

5

Forward-Looking Statements

14

Use of Proceeds

15

Capitalization

16

Private Placements

17

Market for Common Stock

18

Selected Financial Data

19

Management’s Discussion and Analysis or Plan of Operation

21

Business

28

Management

39

Executive Compensation

42

Related Person Transactions

48

Principal Shareholders

51

Selling Shareholders

54

Plan of Distribution

55

Description of Securities

57

Legal Matters

59

Experts

59

Where You Can Obtain Additional Information

59

Index to Consolidated Financial Statements

F-1

You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The Selling Shareholders are not offering to sell or seeking offers to buy shares of common stock in jurisdictions where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled “Risk Factors” before deciding to invest in our common stock. Ecosphere Technologies, Inc. and its wholly-owned subsidiaries, Ecosphere Systems, Inc., UltraStrip Envirobotic Solutions, Inc. and Ecosphere Energy Solutions, Inc., are referred to throughout this prospectus as “Ecosphere,” “Ecosphere Systems,” “Envirobotic Solutions”  “Ecosphere Energy,”  “we,” or “us.”

Our Company

Ecosphere’s mission is to become a globally branded company known for developing and introducing innovative clean technologies to the world marketplace. We envision a world in which business, industry, government and environmental groups collaborate effectively to harness clean energy and clean technology to protect and conserve our vital natural resources for current and future generations. As part of this vision, we help identify, patent, develop and expect to license environmentally responsible technologies with the potential for practical, economical and sustainable applications across industries throughout the world. We seek out companies to sell and/or license the manufacturing and marketing of our technologies. These companies are synergistic companies that seek to bring clean technologies to the world through their existing manufacturing, marketing and global distribution capabilities.

We presently have an intellectual property portfolio of registered and pending patents, trade secrets, trademarks, and copyrights for technologies that address pressing global environmental, and humanitarian issues. These unique patented and patent pending technologies have been invented and developed internally by us. As we continue to invent new technologies, another part of our business model is to enhance clean technologies owned by third parties through the relationships of our management, our Board of Directors and our Board of Advisors.

Our first sales and licensing revenues were realized from our patented, environmentally friendly, remote operated robotic vehicle, which we call our E-ROV, to The Shaw Group in 2003 to perform environmentally safe coating removal services for commercial and military ship owners. We have sold our robotic vehicles to customers in Japan and Singapore in 2006. We are presently generating revenues from operating our own robotic vehicles from an exclusive five-year coating removal agreement with BAE Systems shipyard subsidiaries in San Francisco and San Diego to provide services to ships being repaired in shipyards located there.

The BAE Agreement additionally calls for us to partner with BAE to bid on coating removal services to Navy and commercial vessels at the other BAE owned shipyards, such as in Norfolk, Virginia, as well as other Navy-owned shipyards.

This year we will commence a five-year exclusive contract to provide coatings removal service at the Lisnave shipyard in Portugal using our patented robotic vehicles. This will not only generate earnings from the performance of the service, but also provide an important “showroom” for direct sales of our technology in Europe as a whole.

Our unique patent pending mobile water filtration system was the first Environmental Protection Agency or EPA-tested and verified portable high-volume water filtration system tested to filter and treat contaminated water from a terrorist attack. Investors may review this report at the following EPA website: www.epa.gov/etv/pdfs/vrvs/09_vr_ultrastrip.pdf. This report is not part of this prospectus. We deployed this proprietary water filtration system to Waveland, Mississippi in connection with the Hurricane Katrina relief effort and provided clean water for cooking, drinking, cleaning and bathing, for a six-week period and generated our first revenues from our mobile filtration technology.

Following our success in Waveland, on December 5, 2005, we entered into a Joint Marketing and Supply Agreement with Pierce Manufacturing Inc., a leading manufacturer of fire engines and homeland security vehicles. Pierce will:

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Integrate our water filtration systems into trucks they manufacture, thereby enhancing our systems’ mobility and usefulness for disaster relief, homeland security, and military applications through its Tactical Water Filtration Truck.

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Market the trucks with our filtration systems through their large dealer network to emergency responders, municipal water systems, the U.S. federal government including the United States and foreign militaries.

Pierce is a subsidiary of Oshkosh Truck Corporation which is a leading defense contractor. Additionally, Oshkosh is marketing our water filtration system to the United States and foreign militaries as a product that can be loaded onto Oshkosh’s HEMTT, a military truck built for challenging military missions.

More recently, in December 2006, we announced our new patent pending Ecos Lifelink product, which is a portable micro utility using solar power and a wind turbine to generate renewable electricity that can provide water, electricity, Internet, and wireless telephone communications for “off-grid” locations in third world and developing countries. Additionally, we are developing a standalone product we call our Ecos Com Cube which is similar to our Ecos Lifelink but lacks the water filtration system. Both the Ecos Lifelink and the Ecos Com Cube will provide the link from satellite phone systems to our Ecos Lifelink and Com Cube and provide persons in “off-grid” locations with cellular phone service, Voice Over Internet Phone or VOIP service and traditional Internet service. In order to meet this objective, we are negotiating an agreement with a third party provider of broadband satellite access solutions and expect to sign a written agreement in the near future.

Mr. Jean-Michel Cousteau has a worldwide reputation and commitment to protecting the environment and providing awareness of the world’s water crisis. Mr. Cousteau has previously served as a director of Ecosphere and is now a director emeritus and member of our Board of Advisors. Mr. Cousteau will continue to assist us to form strategic alliances with eco-friendly and humanitarian organizations and companies, which may be one of the ways we can fund the purchase of our Ecos Lifelink and Ecos Com Cube systems.

Our Corporate Information

We were incorporated under the name UltraStrip Systems, Inc. in April 1998 in Florida. We reincorporated on September 8, 2006 in Delaware under the name Ecosphere Technologies, Inc. Our principal offices are located at 3515 S.E. Lionel Terrace, Stuart, Florida 34997. Our telephone number is (772) 287-4846. Please address any correspondence to the attention of Jacqueline K. McGuire, Senior Vice President of Administration and Secretary.

We have three wholly-owned subsidiaries, Ecosphere Systems, Envirobotic Solutions and Ecosphere Energy, which share offices with us. The President of Ecosphere Systems maintains his principal office in Washington, D.C.

THE OFFERING

Common stock outstanding prior to the offering:	56,393,972 shares

Common stock offered by the Selling Shareholders:	30,870,025 shares(1)

Common stock outstanding immediately following the offering:	86,363,997 shares(1)

Use of Proceeds:

We will not receive any proceeds from the offering.
However, we will receive proceeds from the
exercise of warrants if the Selling Shareholders do
not use the optional cashless exercise method. If we
do, we will repay indebtedness and use the

balances, if any, for working capital.

———————

(1)

Assumes all convertible debentures and convertible notes have been converted and all warrants have been exercised for cash rather than on an optional cashless exercise basis. Of the shares offered by the Selling Shareholders, 900,000 are currently outstanding.

Risk Factors:	See “Risk Factors” beginning on page 5 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

SUMMARY FINANCIAL DATA

The following summary of our financial data should be read in conjunction with, and is qualified in its entirety by reference to, “Selected Financial Data,” “Management’s Discussion and Analysis or Plan of Operation” and our audited and unaudited financial statements, appearing elsewhere in this prospectus.

Statement of Operations Data:

	Year Ended December 31,		Nine Months ended September 30,
	2005	2004	2006	2005
			(Unaudited)
Revenues	$249,892	$2,063,954	$2,075,324	$210,107

Gross profit	$112,447	$960,021	$666,490	$141,837

Loss from operations	$(5,878,411)	$(1,601,169)	$(3,119,201)	$(3,845,661)

Net loss	$(7,212,539)	$(2,554,121)	$(4,743,106)	$(4,885,691)

Loss per share attributable to common shareholders	$(.16)	$(.07)	$(.09)	$(.011)

Weighted average common shares (basic and diluted)	48,977,468	43,976,708	54,203,563	48,174,914

Balance Sheet Data:

	As of September 30,	As of December 31,
	2006	2005
	(Unaudited)
Cash	$1,970	$167,956

Working capital (deficit)	$(6,041,997)	$(2,874,583)

Total assets	$1,797,741	$1,433,184

Total current liabilities	$6,459,845	$4,066,968

Accumulated deficit	$(45,323,272)	$(40,580,166)

Total capital deficit	$(8,932,055)	$(9,078,313)

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors before deciding whether to invest in the common stock Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations or our financial condition. If any of the events discussed in the risk factors below occur, our business, financial condition, results of operations or prospects could be materially and adversely affected. In such case, the value and marketability of the common stock could decline, and you might lose all or part of your investment.

Risk Factors Relating to Our Company

If we do not generate positive cash flow and earnings or raise additional debt or equity capital, we may not be able to pay all of our indebtedness.

At September 30, 2006, we had a working capital deficit of $6,041,997. During the quarter ended December 31, 2006, we experienced losses and negative cash flow from operations. While on December 19, 2006 we received $4,700,000 from the sale of convertible debentures and an additional $300,000 from the sale of common stock, we used a material portion of the proceeds to pay past due indebtedness to one creditor and pay past due short-term obligations, including management compensation and commissions. We owe another creditor approximately $1,300,000, which is due in February 2007 and are seeking to renegotiate this indebtedness since we are not permitted to use the proceeds from the sale of the convertible debentures to pay any additional indebtedness. We do not expect to generate positive cash flow from operations until approximately the third quarter of 2007. If we do not begin to generate positive cash flow and earnings from operations or raise additional debt or equity capital, we may not be able to pay our existing indebtedness of approximately $2,678,000, which is currently due and have sufficient funds available to meet our working capital needs. Additionally, the convertible debentures are due in December 2009. We cannot assure you that we will begin to generate positive cash flow and earnings and be able to pay all of our existing indebtedness or refinance it on acceptable terms or at all.

If we are unable to sell a material number of our products or sell or license any of our technologies, it will have an adverse effect upon our future results of operations.

In 2006, we entered into an Investment Banking Agreement with a third party seeking to sell or license our technologies. More recently in 2007, we entered into an Agreement with a third party for the same purpose. We do not expect to be profitable unless we are able to sell a material number of our Tactical Water Filtration Trucks or E-ROVs or sell or license any of our technologies. These possibilities have long lead times and we may not know for a substantial period of time whether we will be successful in either endeavor. Without material product sales or the sale or license of any of our technologies, we will not be profitable.

If we do not achieve broad market acceptance of our clean technology products, we may not be successful.

We are currently marketing two clean technology products and intend to market a third after we produce a working prototype. Although all of our products and services serve existing needs, our delivery of these products and services is unique and subject to broad market acceptance. As is typical of any new product or service, the demand for, and market acceptance of, these products and services are highly uncertain. We cannot assure you that any of our products and services will be commercialized on a widespread basis. The commercial acceptance of our products and services may be affected by a number of factors, including:

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The willingness of operators of shipyards and owners of vessels to use our robotic coating removal services and purchase our robots rather than use manual labor and discharge the resulting residue which is called grit, into the world’s waters;

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The establishment and/or enforcement of environmental regulations regulating the discharge of grit into the water both in the United States and throughout the world;

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The availability of public funding for our water filtration products, including the military, homeland security and disaster relief; and

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The availability of funding for the purchase and operation of our new Ecos Lifelink micro utility.

If the markets for our products and services fail to develop on a meaningful basis, if they develop more slowly than we anticipate or if our products and services fail to achieve sufficient market acceptance, our business and future results of operations could be adversely affected.

Our growth strategy reflected in our business plan may not be achievable or may not result in profitability.

Our growth strategy reflected in our business plan may not be able to be implemented at all or rapidly enough for us to achieve profitability. Our growth strategy is dependent on several factors, such as our ability to respond to the technological needs of our customers and others in the markets in which we compete and a degree of market acceptance of our products and services, particularly our mobile water filtration systems. We cannot assure you that potential customers that we intend to target will purchase our products or services in the future or that if they do, our revenues and profit margins will be sufficient to achieve profitability.

If the demonstrations of our products do not result in material revenues, we may not achieve profitability.

As part of our marketing efforts, we are conducting and intend to conduct further demonstrations of the applicability and utility of our water filtration and coating removal systems for potential customers. If these demonstrations or any third parties’ testing of our systems do not clearly convey to potential customers the utility of our products and services and their value at the prices we expect to charge in order to obtain adequate margins, then we may not be able to successfully commercialize all or part of our technology and may not achieve profitability.

Because our operating results have and may continue to fluctuate dramatically, particularly from quarter to quarter, investors should not rely upon our results in any given quarter as being part of a trend.

In 2006, and we, believe, in the future, our quarterly operating results have fluctuated dramatically and may do so in the future as a result of a number of factors, including the following:

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The volume and timing of orders we receive, including the sale of our E-ROVs and water filtration systems;

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Our reliance upon third parties, including Pierce Manufacturing Inc., which is principally responsible for the marketing of our Tactical Water Filtration Truck;

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The availability of E-ROVs and water filtration systems and their components from our suppliers;

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Pricing pressures;

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Our ability to develop a working prototype of our Ecos Lifelink and market it in third world countries; and

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General economic and political conditions.

As a result of these and other factors, we have experienced, and may continue to experience, fluctuations in revenues from using revenues before and operating results. As a consequence, it is possible that fluctuations in our future operating results may cause the price of our common stock to fall.

If we cannot manage our growth effectively, we may not become profitable.

Businesses which grow rapidly often have difficulty managing their growth. If our mobile water filtration systems or other products cause us to grow rapidly as we anticipate, we will need to expand our management by recruiting and employing experienced executives and key employees capable of providing the necessary support. We cannot assure you that our management will be able to manage our growth effectively or successfully. Our failure to meet these challenges could cause us to lose money, and your investment could be lost.

Among other things, implementation of our growth strategy would be adversely affected if we were not able to attract sufficient customers particularly for our new water filtration systems and for the products and services we offer or plan to offer in light of the price and other terms required in order for us to attain the necessary profitability.

Because we are pursuing a strategy of developing markets for our products internationally which subject us to risks frequently associated with international operations, we may sustain large losses if we cannot deal with these risks.

Our business plan includes seeking to develop market opportunities overseas including third world countries where we believe that our Ecos Lifelink can provide power, communications, water and agricultural solutions for remote regions. If we are able to successfully develop international markets, we would be subject to a number of risks, including:

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Changes in laws or regulations resulting in more burdensome governmental controls, tariffs, restrictions, embargoes or export license requirements;

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Difficulties in obtaining required export licenses;

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Volatility in currency exchange rates;

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Political and economic instability;

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Extended payment terms beyond those customarily offered in the United States;

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Difficulties in managing distributors or representatives outside the United States;

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Potentially adverse tax consequences; and

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The availability of funding and financing for customers for our Ecos Lifelink in third world countries.

If we cannot manage these risks, we may sustain large losses.

We could face potential difficulties in locating sufficient manufacturing sources if our systems gain widespread commercial acceptance.

We have used third parties to manufacture the components for our robotic coating removal systems and our first water filtration systems. We expect to use third parties to manufacture our Ecos Lifelink and provide the components for it. To date, 12 E-ROVs and two water filtration systems have been successfully manufactured, tested and delivered. If we are unable to manufacture our products in sufficient quantities at an acceptable cost, we may lose customers and our business could be harmed. Our ability to expand production could also be hindered by the availability of components used to manufacture our products or the availability of qualified personnel. These difficulties could result in reduced quality of our products or reduced sales, which could damage our industry reputation and hurt our profitability.

If we lose the services of key personnel, it could adversely affect our business.

Our future success is dependent upon certain key management personnel who have played significant roles in the technological development and commercialization of our products and business operations including Messrs. Dennis McGuire and Joe M. Allbaugh. The loss of the services of any of them could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that any of these persons will remain with us in the future due to circumstances either within or outside of our control. In particular, Mr. McGuire is our founder and inventor of all of our proprietary technology as well as providing the necessary drive and vision. We do not have any key man life insurance covering the lives of Mr. McGuire or other executives.

If we are unable to protect our proprietary technology, our business could be harmed.

Our intellectual property including Ecosphere’s patents is our key asset. Ecosphere’s water filtration system relies on a combination of three existing patent applications. Our Ecos Lifelink and Ecos Com Cube products are subject to a pending patent application. If one or more patents are not issued by the United States government, the value of the Ecosphere water filtration system could be materially reduced. Competitors may also be able to design around our patents and to compete effectively with us. The cost to prosecute infringements of our intellectual property or the cost to defend our products against patent infringement or other intellectual property litigation by others could be substantial. We cannot assure you that:

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Pending and future patent applications will result in issued patents;

•

Patents licensed by us will not be challenged by competitors;

•

The patents will be found to be valid or sufficiently broad to protect our technology or provide us with a competitive advantage; and

•

We will be successful in defending against future patent infringement claims asserted against our products.

While we received gross proceeds of $4,700,000 in our recent private placement, we owe the investors $5,595,238.

In our recent private placement, we received $4,700,000 in exchange for $5,595,238 of convertible debentures which are due December 15, 2009. In addition to having received 16% less money than we owe, we must pay interest of 9% per annum in cash or common stock on the full amount of $5,595,238. If these debentures are not converted into common stock, we will have to pay the investors $5,595,238 upon maturity.

Risk Factors Relating to Our Water Filtration Subsidiary

Because of Ecosphere Systems’ limited operating history, we may not be successful in commercializing its business.

We launched the commercialization of our water filtration systems in 2005. Ecosphere Systems has a limited operating history and has not sold any of its water filtration systems, including its Tactical Water Filtration Truck. This limited operating history makes predicting future operating results difficult. In addition, our prospects must be considered in light of the risks and uncertainties Ecosphere Systems may encounter including its ability to:

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Be able to sell its mobile water filtration systems to governments in advance of natural disasters and terrorist events and otherwise successfully market the systems through its reliance on Pierce;

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Compete with other companies that market and sell water filtration systems, both portable and fixed, or that provide water to those in need;

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Acquire and retain patents on its water filtration systems; and

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Arrange a suitable manufacturing relationship with a company capable of meeting our anticipated volume and able to manufacture the systems at competitive prices;

For these reasons, Ecosphere Systems’ business strategy may not be successful.

Because we are relying upon a third party to market our Tactical Water Filtration Truck, its priorities may cause it to delay its marketing efforts on our behalf which could affect our future operating results.

We are, in large part, relying upon Pierce Manufacturing Inc. to produce and market our Tactical Water Filtration Truck. Pierce is a large company, which is a major manufacturer of fire engines and homeland defense vehicles. Our agreement with Pierce does not require them to commit any specified amount of funding or other efforts in the marketing of the Tactical Water Filtration Truck or meet any specified manufacturing targets in the event that either Pierce or we obtain orders. While we believe that Pierce has and will continue to make good faith efforts to market and, if orders are received, manufacture the Tactical Water Filtration Truck, its priorities may divert it to other opportunities that it believes are more profitable for it. In such event, it may adversely affect our future revenues and ability to achieve profitability.

Because Ecosphere Systems has not commercialized its water filtration systems, its target markets are new and as yet unproven and are subject to the risks inherent in a new business.

Ecosphere Systems is targeting disaster preparedness and response, homeland security, United States and foreign militaries and developing countries as markets for its water filtration systems. As part of its marketing efforts, it is relying, in part, upon Pierce to conduct demonstrations of the applicability and utility of its systems for potential customers. If these demonstrations or any third parties’ testing of Ecosphere Systems’ systems do not clearly convey to potential customers the utility of its products and services and their value at the prices Ecosphere Systems expects to charge in order to obtain adequate margins, then it may not be able to successfully commercialize all or part of its technology, which could in turn have a materially adverse effect on Ecosphere Systems’ business and prospects.

Potential customers may nevertheless prefer the pricing terms or service offered by competitors. Furthermore, competitors may have an advantage as a result of having existing business relationships with potential customers and the fact they are likely to have more financial and support resources than Ecosphere Systems.

Risk Factors Relating to Our Robotic Water-Jetting Coating Removal Subsidiary

Unless we generate material revenues from our coating removal service business, we will lose money from this operation.

To date, we have provided robotic coating removal services for a shipyard in San Francisco and serviced two vessels. In order to provide these coating removal services on a profitable basis, we believe we need to service approximately one ship each month.  We will incur expenses which include the financing costs, the costs of purchasing or leasing the robotic vehicles, the costs of personnel to operate the vehicles, maintenance, sales and marketing expenses, and supervisory control from our Florida offices. Therefore, unless we generate substantial revenues from operations at San Francisco or San Diego, we will lose money from providing coating removal services.

Unless environmental regulators enforce existing laws and rules and additional laws and rules are passed aimed at the environmental damage from grit blasting, we may not be able to compete effectively.

Prospective domestic and foreign customers, including shipyards, contractors and ship owners are subject to varying environmental regulations. If environmental regulations do not require the maritime industry, in particular outside the United States, to adopt ship maintenance practices consistent with the application of our technologies (as opposed to traditional grit blasting), the use of our products and services may be limited as compared to other technologies which may be less expensive or more efficient.

As a result of our expanded service business with BAE Systems in the United States, we have changed our business strategy for the overseas market from selling coating removal services to direct sales of our robotic systems to third parties. We cannot assure you that this strategy will be successful.

Except for servicing our existing Agreement with a Portuguese shipyard, rather than providing contracting services overseas which would require us to recruit and supervise employees and comply with local law, our management has determined that it is more cost effective to sell our coating removal systems to third parties overseas. Because of our limited internal sales and marketing personnel, we will be dependent upon exclusive distributors, such as Jian Huang Engineering, Ltd in Singapore, and overseas sales representatives. We cannot assure you that this business strategy will be successful.

Even if we are able to finance the necessary robotic coating removal units, our European agreement does not provide us with any assurances of revenues.

Our service agreement with a Portuguese shipyard provides us with the exclusive right to provide water-jetting coating removal services. In order to generate revenues from this aspect of our business, we and the manager of the shipyard will have to sell our services to ship owners. Even after we deliver robotic vehicles to the shipyard and are available to service vessels, we cannot assure you that we will generate material revenues. For that reason, we are seeking a local company which will initially partner with us to provide the service rather than having to manage it and accept the entire financial risk ourselves. Over a period of time, we will then seek to sell our participation to our partner and continue to sell our systems directly. As we will be dependent on the efforts of third parties including the Portuguese shipyard to sell this coating removal service to ship owners, we cannot provide assurances as to the success of this venture.

Risks Relating to our Ecos Lifelink and Ecos Com Cube Micro Utility Products

Because we have just launched our clean tech micro utility business, we cannot assure you that it will be successful.

In December 2006, we announced the introduction of our new clean tech micro utility products. We have not produced a prototype or commenced any marketing activities. Accordingly, it is difficult for investors to evaluate this subsidiary’s business and prospects. We expect that we will encounter many of the difficulties and uncertainties often faced by early stage businesses. Our ability to market these products will be hampered due to the fact that we believe that our customers will be in remote areas in third world countries that are not part of the power grid. While people in these remote areas may need the services of our clean tech micro utility, these areas and countries are very poor and may not have the funding necessary to purchase our products or use the communications services. While we are relying upon foundations and humanitarian agencies, as well as the more prosperous western and other governments to help provide the funding, there are enormous obstacles and competing needs for this funding. We cannot assure you that we will be able to successfully commercialize this business which may affect our future stock price.

Risks Related to Our Common Stock

Because the market for our common stock is limited, persons who purchase our common stock may not be able to resell their shares at or above the purchase price paid by them.

Our common stock trades on the Over-the-Counter Bulletin Board which is not a liquid market. There is currently only a limited public market for our common stock. We cannot assure you that an active public market for our common stock will develop or be sustained in the future. If an active market for our common stock does not develop or is not sustained, the price may continue to decline.

Because we are subject to the “penny stock” rules, brokers cannot generally solicit the purchase of our common stock which adversely affects its liquidity and market price.

The Securities and Exchange Commission or SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock on the Bulletin Board has been substantially less than $5.00 per share and therefore we are currently considered a “penny stock” according to SEC rules. This designation requires any broker-dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules limit the ability of broker-dealers to solicit purchases of our common stock and therefore reduce the liquidity of the public market for our shares should one develop.

Due to factors beyond our control, our stock price may be volatile.

Any of the following factors could affect the market price of our common stock:

•

Our failure to generate revenues;

•

The sale of a large amount of common stock by our shareholders including those who invested prior to commencement of trading;

•

Our failure to achieve and maintain profitability;

•

Actual or anticipated variations in our quarterly results of operations;

•

Announcements by us or our competitors of significant contracts, new products, acquisitions, commercial relationships, joint ventures or capital commitments;

•

The loss of major customers or product or component suppliers;

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The loss of significant business relationships;

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Our failure to meet financial analysts’ performance expectations;

•

Changes in earnings estimates and recommendations by financial analysts; or

•

Changes in market valuations of similar companies.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and divert our management’s time and attention, which would otherwise be used to benefit our business.

We may issue preferred stock without the approval of our shareholders, which could make it more difficult for a third party to acquire us and could depress our stock price.

Our Board of Directors may issue, without a vote of our shareholders, one or more additional series of preferred stock that have more than one vote per share. This could permit our Board of Directors to issue preferred stock to investors who support Ecosphere and our management and give effective control of our business to Ecosphere and our management. Additionally, issuance of preferred stock could block an acquisition resulting in both a drop in our stock price and a decline in interest of our common stock. This could make it more difficult for shareholders to sell their common stock. This could also cause the market price of our common stock shares to drop significantly, even if our business is performing well.

If we need additional financing in the future and are required to issue securities which are priced at less than the conversion price of our convertible debentures or the exercise price of warrants sold to the purchasers of the convertible debentures, it will result in additional dilution to us.

In December 2006, we sold $5,595,238 of convertible debentures and issued to the purchasers 11,372,432 warrants. Both the debentures and the warrants contain provisions that will require us to reduce their conversion price and their exercise price, respectively, in the event that we sell additional securities while the debentures and warrants are outstanding which contain purchase prices, conversion prices or exercise prices less than the conversion price of our debentures or the exercise price of these warrants. If this were to occur, current investors, other than the purchasers of the debentures and warrants, would sustain material dilution in their ownership interest of Ecosphere.

If the holders of our outstanding convertible debentures, notes and preferred stock and  outstanding warrants and options convert and exercise their securities into common stock, we will issue up to 82,048,282 shares, which will materially dilute the voting power of our currently outstanding common stock and possibly change control of Ecosphere.

We currently have 56,393,972 shares of our common stock outstanding. We also have convertible debentures which convert into 15,163,247 shares of common stock, Series A Preferred Stock which converts into 216,000 shares of common stock, Series B Preferred Stock which converts into 404,140 shares of common stock, convertible promissory notes which convert into 1,619,346 shares of common stock, warrants which are exercisable for 36,070,049 shares of common stock and stock options exercisable for 28,575,500 shares of common stock.  Additionally, we may elect to pay interest on some of our promissory notes in shares of common stock. Because of the low price of our common stock, we may issue a very large number of shares if we elect to pay interest in common stock. Both the $5,595,328 of convertible debentures, which are convertible at $0.369 per share, and the 11,372,432 warrants, which are exercisable at $0.4715 per share and issuable to the purchasers of the debentures as described in the risk factor above, contain provisions which require us to adjust the conversion price and/or exercise price if we issue shares of common stock at a price below the conversion price of the debentures and/or the exercise price of the warrants. If the conversion price of the debentures and/or the exercise price of the warrants are adjusted, this would lead to the issuance of additional shares upon conversion or exercise as applicable.  If the holders of the securities described in this risk factor convert and exercise their securities into common stock, it will materially dilute the voting power of our outstanding common stock and may change the control of our company.

Because our management and employees do not solely by virtue of their ownership of our common stock control Ecosphere, it is possible that third parties could obtain control and change the direction of our business.

Our Chief Executive Officer and Senior Vice President of Administration own 3,140,000 of our 56,393,972 outstanding shares of common stock, not including outstanding warrants and options they hold. They have issued to third parties options to purchase 2,000,000 of these shares at prices ranging from $0.10 to $1.00 per share. Additionally, one of our employees who is not an officer owns 6,808,122 shares of our common stock. Additionally, we have reserved for issuance in the event of conversion of convertible debentures, notes and Series A and B Preferred Stock and the exercise of warrants and options 82,048,282 shares, including 10,700,000 shares issuable upon exercise of options and warrants owned by our Chief Executive Officer and Senior Vice President of Administration. As a result, it is possible for third parties to acquire large amounts of our common stock and acquire control of Ecosphere. In this event, they could cause a change in our Board of Directors and management and a change in our business and strategy.

An investment in the Company may be diluted in the future as a result of the issuance of additional securities, the exercise of options or warrants or the conversion of outstanding preferred stock.

In order to raise additional capital to fund its strategic plan, the Company may issue additional shares of common stock or securities convertible, exchangeable or exercisable into common stock from time to time, which could result in substantial dilution to any investor in this offering. No assurance can be given that the Company will be successful in issuing common stock or other equity securities on terms acceptable to the Company, whether in private placements or a public offering.

Since we intend to retain any earnings for development of our business for the foreseeable future, you will likely not receive any dividends for the foreseeable future.

We have not and do not intend to pay any dividends in the foreseeable future, as we intend to retain any earnings for development and expansion of our business operations. As long as our three-year senior convertible debentures remain outstanding, we cannot pay any dividends. As a result, you will not receive any dividends on your investment for an indefinite period of time.

Because almost all of our outstanding shares, including those offered by this prospectus, are freely tradable, sales of these shares could cause the market price of our common stock to drop significantly, even if our business is performing well.

As of the date of this prospectus, we have outstanding 56,393,972 shares of common stock, not including shares issuable upon conversion of convertible debentures and notes or exercise of warrants and options. Most of our outstanding shares may be sold publicly as follows:

Number of Shares		May be Publicly Sold
30,870,025 shares covered by this prospectus		Now, without limitation
49,858,882 shares		Now, without limitation(1)
4,347,425 shares	.	Now, subject to the limitations of Rule 144(2)

———————

(1)

Does not include the following:

•

Options exercisable for 24,200,500 shares of our common stock registered under a Form S-8.

•

206,510 shares issuable upon the cashless exercise of warrants.

•

135,000 shares of our common stock issuable upon the conversion of notes convertible at $1.00 per share sold in a private placement.

•

8,543,000 shares of our common stock issuable upon the exercise of warrants at $1.00 and $1.25 per share, which warrants may be exercised cashlessly.

(2)

Does not include the following:

•

50,000 shares of our common stock issuable upon the conversion of notes convertible at $1.00 per share sold in a private placement.

•

11,316,100 shares of our common stock issuable upon the exercise of warrants at $1.00 and $1.25 per share, which warrants may be exercised cashlessly.

In general, Rule 144 provides that any person who has held restricted common stock for at least one year, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the total number of outstanding shares or, the average weekly trading volume during the four calendar weeks preceding the filing of a notice of sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current and public information about us. A person who has not been our affiliate for at least three months immediately preceding the sale and who has owned such shares of common stock for at least two years is entitled to sell the shares under Rule 144(k) without regard to any of the limitations described above.

To the extent our warrant holders exercise their warrants, they will sustain immediate and substantial dilution.

The shares of common stock issuable upon exercise of warrants and offered for sale by this prospectus are exercisable at prices between $0.451 and $1.25 per share. Because our negative net tangible book value per share at September 30, 2006 was $(0.16), warrant holders will sustain immediate and substantial dilution.

Because we may not be able to attract the attention of major brokerage firms, it could have a material impact upon the price of our common stock.

It is not likely that securities analysts of major brokerage firms will provide research coverage for our common stock since the firm itself cannot recommend the purchase of our common stock under the penny stock rules referenced in an earlier risk factor. The absence of such coverage limits the likelihood that an active market will develop for our common stock. It may also make it more difficult for us to attract new investors at times when we acquire additional capital.

Because we will be required to comply with the internal control attestation provisions of Section 404 of the Sarbanes-Oxley Act of 2002 beginning for the fiscal year ended December 31, 2007, our compliance with the Securities and Exchange Commission’s rules concerning internal controls will be costly, time-consuming and difficult for us.

Currently, the SEC’s rules under Section 404 of the Sarbanes-Oxley Act of 2002 will require us to have our management attest to the adequacy of our internal controls in the Form 10-KSB for the year ended December 31, 2007. No member of our management has any experience in complying with Section 404. Furthermore, we have been advised by our independent registered public accounting firm that we will be required to make substantial changes to our internal controls in order for our management to be able to attest that as of December 31, 2007, they are effective. Larger public companies which have been required to comply with Section 404 have encountered significant expenses, both from diversion of management time and attention, the acquisition of new computer software, the employing of additional personnel and training and third party internal controls consultants. While our business is not as sophisticated or complex as these larger companies, we anticipate it will be time-consuming, costly and difficult for us to develop and implement the internal controls necessary for our management to attest that they are effective at December 31, 2007. We may need to hire additional financial reporting and internal controls personnel, acquire software and retain a third party consultant during 2007. If our management is unable to attest that our internal controls are effective as of December 31, 2007, investors may react by selling our stock and causing its price to fall.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in “Risk Factors” and elsewhere in this prospectus.

Other sections of this prospectus may include additional factors which could adversely affect our business and financial performance. Moreover, our business is competitive and our business model may rapidly change. New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any risk factor, or combination of risk factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in this prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock offered pursuant to this prospectus. All of the proceeds will be payable solely to the Selling Shareholders. We will, however, receive the proceeds from the exercise of the warrants issued to the Selling Shareholders if and when they are exercised, unless the holders elect to exercise them on a cashless exercise basis. When a person uses a cashless exercise, the “value” or difference between the market and exercise prices is used instead of cash to pay the exercise price. This results in the person exercising warrants receiving fewer shares of common stock and the Company issuing fewer shares of common stock. We anticipate that the net proceeds, if any, from the exercise of the warrants would be used to repay our indebtedness and for working capital. The actual allocation of proceeds realized from the exercise of these warrants will depend upon the amount and timing of such exercises, our operating revenues/losses and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding warrants will be exercised or that they will be exercised for cash.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2006.

As of September 30, 2006
(unaudited)
Cash	$1,970
Notes payable	4,619,128
Shareholders’ equity:
Redeemable Convertible Cumulative Preferred Stock Series A – 11 shares authorized; 11 shares issued and outstanding, $25,000 per share redemption amount plus dividends in arrears	1,135,702
Redeemable Convertible Cumulative Preferred Stock Series B – 484 shares authorized; 464 shares issued and outstanding, $2,500 per share redemption amount plus dividends in arrears	2,678,811
Common stock – $.01 par value; 150,000,000 shares authorized, 55,235,523 shares issued and outstanding	552,355
Additional paid-in capital	35,838,862
Accumulated deficit	(45,323,272)
Total Capital Deficit	$(8,932,055)

PRIVATE PLACEMENTS

Beginning in November 2004 through March 2006, we sold $9,969,550 of units to investors in a private placement. Each unit consisted of a $100,000 convertible note together with 100,000 five-year warrants to purchase common stock at $1.00 per share and 100,000 warrants to purchase common stock at $1.25 per share. The warrants have cashless exercise provisions and were not exercisable until the earlier of the date of this prospectus or one year from the date of sale. Of the notes, $1,185,000 have not been converted to common stock. Only the shares issuable upon conversion of a $1,000,000 note and the 2,000,000 warrants held by that investor are offered for sale by this prospectus as all of the other shares of stock including the shares issuable upon exercise of the warrants using the cashless exercise provision are eligible for sale under Rule 144 of the Securities Act of 1933.

Between May 2006 and August 2006, we sold $325,000 of our 12% one-year convertible notes due in August 2007. The notes are convertible following the date of this prospectus. The shares of common stock issuable upon conversion of the notes are offered for sale by this prospectus.

Between August 2006 and November 2006, we sold $550,000 of our units, each unit consisting of a $50,000 one-year 8% promissory note and 50,000 shares of our common stock.

As of December 19, 2006, we sold $5,595,238 of our 9% senior convertible debentures due December 15, 2009 and issued to the purchasers 11,372,432 five-year warrants exercisable at $0.4715. Because the debentures were issued at an original issue discount of 16%, we received $4,700,000. Additionally, on the same date, we sold units consisting of 813,008 shares of our common stock and 813,008 three-year warrants exercisable at $0.451 per share in exchange for $300,000.

At our expense, we agreed to register all the common stock issued and issuable upon conversion of the debentures and notes and exercise of the warrants sold within the last year which are discussed above in this section, except for the $300,000 part of our December 2006 private placement and the 8% note offering.

Under the terms of the debentures, we are required to pay the holders 9% per annum quarterly interest beginning on April 1, 2007. We may pay the interest in cash or in common stock. The debentures are convertible at $0.369 per share, subject to adjustment under certain circumstances including any sale by us of any common stock or common stock equivalents at a price, exercise price or conversion price of less than the then current conversion price, as well as customary provisions relating to stock splits and similar matters. Additionally, following the date of this prospectus, we may force conversion of the debentures if the volume weighted average price of our common stock for each of 20 trading days during a 30 consecutive trading day period beginning after the date of this prospectus exceeds the then effective conversion price by at least 200%. Following the date of this prospectus, we may also prepay the debentures in whole or in part on at least 10 trading days’ notice which notice is designed to permit the holders to convert prior to prepayment.

The debentures are subject to certain negative covenants which limit our ability to incur further indebtedness with limited exceptions. These exceptions include a line of credit which may only be secured by a lien on our accounts receivable and inventory and indebtedness which is subordinate to the debentures. With limited exceptions, we may not repurchase any of our common stock or common stock equivalents. We may not pay any cash dividends or distributions on any of our equity securities. Finally, we may not enter into any transaction with any of our executive officers or directors which would be required to be disclosed in a filing with the SEC, unless such transaction is made on an arms’-length basis and approved by a majority of disinterested members of our Board of Directors.

Each of our executive officers, directors and 10% shareholders agreed not to publicly sell any shares of common stock until more than 90 days after the date of this prospectus.

MARKET FOR COMMON STOCK

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol ESPH. The following table provides the high and low bid price information for our common stock for the periods indicated as reported by the Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Year	Quarter Ended	Bid Prices
		High	Low
2006	March 31, 2006(1)	$2.34	$0
	June 30, 2006	$1.10	$0.35
	September 31, 2006	$1.01	$0.37
	December 31, 2006	$0.65	$0.29

———————

(1)

Our common stock began trading on the Bulletin Board on January 25, 2006.

SELECTED FINANCIAL DATA

The following selected financial data for the years ended December 31, 2005 and 2004 was derived from our audited financial statements contained in this prospectus. The financial data for the nine month periods ended September 30, 2006 and 2005 are derived from our unaudited financial statements contained in this prospectus. You should read the selected financial data together with our financial statements and the section of the prospectus entitled Management’s Discussion and Analysis or Plan of Operation.  Tedder, James, Worden & Associates, P.A., an independent registered public accounting firm, audited our financial statements for the years ended December 31, 2005 and 2004.

Statements of Operations Data

	For Nine Months Ended September 30,
	2006	2005
	(Unaudited)
Revenues	$2,075,324	$210,107
Cost of revenues	1,408,834	68,270
Gross profit	666,490	141,837
Total operating expenses	3,785,691	3,987,498
Loss from operations	(3,119,201)	(3,845,661)
Other (income) expense:
Other income	(8,286)	(5,212)
Interest expense	1,673,142	1,051,946
Total other expense	1,664,856	1,046,734
Minority interest in net (loss) of consolidated affiliates	(40,951)	(6,704)
Net loss	(4,743,106)	(4,885,691)
Preferred stock dividends	(159,390)	(276,375)
Net loss applicable to common stock	(4,902,496)	(5,162,066)
Net loss per share (basic and diluted)	(0.09)	(0.11)
Weighted average number of common shares outstanding	54,203,563	48,174,914

	Year Ended December 31,
	2005	2004
Revenues	$249,892	$2,063,954
Cost of revenues	137,445	1,103,933
Gross profit	112,447	960,021
Total operating expenses	5,990,858	2,561,190
Loss from operations	(5,878,411)	(1,601,169)
Other (income) expense:
Other income	(18,471)	(1,005)
Interest expense	1,362,009	953,957
Total other expense	1,343,538	952,952
Net loss	(7,212,539)	(2,554,121)
Preferred stock dividends	(368,500)	(368,500)
Net loss applicable to Common Stock	(7,581,039)	(2,922,621)
Net loss per common share (basic and diluted)	(0.16)	(0.07)
Weighted average number of common shares outstanding	48,977,468	43,976,708

Balance sheet data

	As of September 30,	As of December 31
	2006	2005
	(Unaudited)
Cash and cash equivalents	$1,970	$167,956
Property and equipment	1,304,068	138,614
Total assets	1,797,741	1,433,184
Total current liabilities	6,459,845	4,066,968
Total liabilities	6,915,282	4,434,968
Preferred stock	3,814,513	5,555,123
Total capital deficit	(8,932,055)	(9,078,313)

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

We create engineered and patented clean technology solutions. We have an intellectual property portfolio of registered and pending patents, trade secrets, trademarks, and copyrights for technologies that address pressing global environmental and humanitarian issues. Except as described below, all of our material intellectual property was invented or co-invented by our founder and Chief Executive Officer, Mr. Dennis McGuire, and assigned to us. Our intellectual property portfolio currently provides us with an opportunity to obtain more than 400 patent registrations throughout the world. Of these:

•

We hold nine registered United States patents all relating to our robotic coating removal technology, airplane and automotive paint removal technology;

•

We hold one exclusive license to a U.S. patent relating to our robotic coating technology;

•

We have our robotic coating removal system registered as a patent in 27 foreign countries;

•

We effectively have approximately 400 patent applications pending through either actual filings or reserved under the right to seek priority date filing covering our robotic coating removal technology, automotive paint removal technology, and water filtration technology in numerous countries, including Europe, Asia and the rest of the world;

•

We have three United States patents pending relating to our water filtration system; and

•

We recently filed a provisional patent application for our Ecos Lifelink and Ecos Com Cube products.

Presently, we own several technologies that are completed and available for global marketing; additionally, we have very recently launched our clean tech mobile micro utility system. While our robotic coating removal systems and our water filtration system are beginning to produce revenues as we begin to market our products and services, our shareholders and other readers should understand that primary future revenues will be derived from product sales or from the licensing or sale of our clean technologies including our coating removal system subsidiary and our water filtration subsidiary. We will identify national/international companies who have an existing synergy or expansion interest in the markets that these technologies can exploit. To execute this model, we are now in the process of engaging appropriate national representation to market the licensing or sale of these portfolio technologies. The fully-developed technologies as well as those that require additional development are the result of “investment” by us in research and development expenditures over approximately eight years that are required to be reflected as operating losses on our consolidated financial statements. Our patents and other proprietary technology described in the paragraph above are the result of the over $45 million expended since our inception.

As a result of this vision, we have developed a business model and related products to protect community water systems throughout the United States and the world through the only Environmental Protection Agency or EPA verified portable high-volume water filtration system and we have developed products which reduce the discharge of contaminated residue into oceans, other water systems and the air.

Our new clean tech Ecos Lifelink unit will provide power, telecommunications and clean water in remote regions of the world without using any fossil fuel.

We have three subsidiaries:

•

Ecosphere Systems which we organized in April 2005 to operate our water filtration system business;

•

Envirobotic Solutions which we organized in October 2005 to operate our coating removal business; and

•

Ecosphere Energy which we organized in November 2006. Ecosphere Energy is developing our clean tech mobile micro utility business.

Highlights for 2006 consisted of the following:

•

In January, our common stock commenced trading on the Over-the-Counter Bulletin Board;

•

In February, we announced the signing of a five-year exclusive agreement with BAE Systems Shipyard subsidiaries in San Francisco and San Diego to provide our patented E-ROVs and coating removal services;

•

In April, we announced signing an exclusive five-year distribution agreement with a Singapore-based company for the sale of our E-ROVs;

•

We delivered the initial two E-ROVs in August to the Singapore customer and received over $900,000;

•

In June, we delivered our water filtration system to Pierce Manufacturing Inc. for inclusion in our Tactical Water Filtration Truck; Pierce delivered the Tactical Water Filtration Truck to us which we introduced at our annual shareholders’ meeting in August;

•

In August, we delivered two E-ROVs to BAE Systems San Francisco shipyard and later commenced providing coating removal services; and

•

On December 19, 2006, we completed a $5 million private placement as described in the “Private Placements” section of this prospectus.

Critical Accounting Estimates

We have selected our more subjective accounting estimation processes for the purpose of explaining the methodology used in calculating the estimates, in addition to the inherent uncertainties pertaining to the estimate and the possible effects on our financial condition. These estimates involve certain assumptions that if incorrect could create a material adverse impact on our results of operations and financial condition.

Revenue Recognition

Revenues from sales of equipment are generally recognized when products are delivered to and accepted by the customer, economic risk of loss has passed to the customer, the price is fixed or determinable, collection is probable and any future obligations of Ecosphere are insignificant. Revenues from water jetting service contracts are recognized as the services are rendered. Payments received in advance of the delivery of products or the performance of services are deferred until the services are performed. We use our judgment in assessing when revenues are realizable and earned, and record revenues based on the specific provisions of our contracts with third parties and our assessment of when collection is probable.

Useful Lives and Impairment of Machinery and Equipment and Patents

We capitalize as machinery and equipment our robotic water-jetting systems and water filtration systems upon completion of all manufacturing and testing and when such systems are placed into service by performance of a contract. We determine the useful lives of machinery and equipment based on the forecasted durability of the components used in the manufacture of our robotic vehicle (i.e., titanium and aluminum) and the technology utilized in the system. While some of the individual components (i.e., the ultra-high pressure pump, the containers, the vacuum system, etc.) of the system may individually have longer useful lives than the we estimate for the useful life of the entire system (i.e., 10 years or longer), we believe that the technological advancement in both the robotic vehicle and the configuration of the entire system and the water filtration system would be obsolete after five years. Accordingly, we have used five years to depreciate both our robotic coating removal systems and water filtration system.

We determine the useful lives of our patents based on the remaining life of the patent issued by the U.S. Patent Office. We believe the legal life of the patent is a reasonable period of time over which to realize the benefits of our intellectual property rights because of the broad nature of our patents and our intent to protect our intellectual property rights over the lives of the patents.

We review for impairment our machinery and equipment used in our products whenever events or changes in circumstances indicate that the carrying amount of our assets may not be recoverable. Such events or changes in circumstances might occur when a new version of a product is launched or when a major technological advancement in robotic operations, ultra high water pressure or water filtration becomes available. During the nine months ended September 30, 2006 and the years ended December 31, 2005 and 2004, we did not have any impairment write offs.

Stock-Based Compensation

We have granted stock options to our employees at exercise prices equal to or greater than the fair value of the shares at the date of grant and accounted for these stock option grants in accordance with APB Bulletin No. 25, “Accounting for Stock-Based Compensation” or APB 25. Under APB 25, when stock options are issued with an exercise price equal to or greater than the market price of the underlying stock on the date of grant, no compensation expense is recognized in the statement of operations. APB is no longer effective as of January 1, 2006.

Under Statement of Financial Accounting Standards No. 123, “Share-Based Payment” (revised 2004) or Statement 123(R), which was effective as of January 1, 2006, we now recognize an expense for the fair value of our outstanding stock options as they vest, whether held by employees or others. Under Statement 123(R), we must determine the transition method to be used at the date of adoption, the appropriate fair value model to be used for valuing stock-based payments and the amortization method for compensation cost. The transition methods include prospective and retroactive adoption options. Under the retroactive option, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective option requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of Statement 123(R), while the retroactive option would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated. Both transition methods require management to make accounting estimates. We are utilizing the modified prospective method and the impact has been calculated and incorporated in the Form 10-QSB. The impact has been determined to be minimal.

We estimate the fair value of each stock option at the grant date by using the Black-Scholes option pricing model based upon certain assumptions which are contained in Note 1 to our Audited Consolidated Financial Statements contained in this prospectus. The Black-Scholes model requires the input of highly subjective assumptions including the expected stock price volatility. Because our stock options and warrants have characteristics different from those of traded options, and because changes in the subjective input of assumptions can materially affect the fair value estimate, in our management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of such stock options.

Prior to January 1, 2006, no stock-based employee compensation expense was required for the year ended December 31, 2005 since we granted options to our employees at exercise prices which we believe to be equal to or greater than the fair value of these shares at the date of grant and are not required to record a compensation expense under APB No. 25.

Results of Operations

The following discussion should be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus.

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

Revenues

Revenues were $249,892 for the year ended December 31, 2005, compared to $2,063,954 for the year ended December 31, 2004. In 2005, our coating removal revenues were limited to $124,952 from the sale of spare parts for our E-ROVs, while in 2004 we sold two E-ROVs which accounted for $1,750,000 in revenues. We received no contract service revenues in 2005 or 2004.

Cost of Revenues

Our cost of revenues was $137,445 in 2005 as compared to $1,103,933 in 2004. The reduction was principally because of our lack of coating removal system sales. Our principal costs consisted of costs for spare parts and the cost incurred in providing our water filtration system to support the Hurricane Katrina relief effort consisting of primarily a rental of a motor home, transportation expenses and the cost of two engineers in supporting our efforts in Mississippi and Louisiana.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (excluding other income/expense from operations) were $4,879,515 in 2005 in contrast to $2,540,052 in 2004.

Salaries and wages, including employee benefits, payroll taxes, and payroll administration expenses, were $1,627,590 in 2005 compared to $1,083,877 in 2004 as a result of hiring a new Chief Executive Officer, a Chief Financial Officer, and increases in salaries of our management and staff.

Professional fees increased to $641,694 in 2005 from $311,692 in 2004. Our principal costs related to legal fees in connection with the preparation of an earlier version of a Registration Statement, as well as ongoing legal and accounting compliance costs.

Research and development decreased to $39,210 in 2005 from $80,064 in 2004.

Other large components of selling, general and administrative costs consisted of advertising, conferences and seminars, consultants, depreciation, dues and subscriptions, licenses and permits, meals, office expenses, printing and reproduction, public relations, quality assurance, rent, repairs and maintenance, travel and vehicle expenses which were $1,969,276 in 2005 in contrast to $988,074 in 2004. Bank charges, commissions, donations, insurance, marketing, postage and delivery, taxes and utilities were $601,745 in 2005 compared to $630,835 in 2004.

Other (Income) and Expenses from Operations

Non-Cash Compensation Expense

Non-cash compensation expense was $885,839 in 2005 compared to $21,138 in 2004. The 2005 and 2004 non-cash compensation expense was attributed to the expensing of stock options granted to seven consultants (including two affiliates) in 2005 and four service providers in 2001 which partially vested in 2004. Prior to January 1, 2006, we did not record any compensation expense in our financial statements in connection with employee stock options. Effective January 1, 2006, under Statement 123(R), we began expensing our stock options each quarter, except to the extent that options were vested prior to January 1, 2006.

Impairment of Inventory

In 2005, we recognized a non-cash impairment of our inventory of $225,504 for one robotic coating removal system. We based this impairment upon the anticipated sales value of the unit based upon discussions with a third party. No inventory impairment was incurred during 2004.

Loss from Operations

We continue to incur losses from operations. In 2005, our loss from operations was $5,990,858 in contrast to $1,601,169 in 2004.

Other Expense

In 2005, it was $1,343,538 in contrast to $952,952 in 2004. Other expense is primarily comprised of interest expense. The increase in interest expense in 2005 was due to our increased interest rates on borrowings and increased borrowings via the bridge loans.

Net Loss

The net loss in 2005 was $7,212,539 compared to a net loss of $2,554,121 in 2004.

Preferred Stock Dividends

Preferred stock dividends for 2005 and 2004 were $368,500. These dividends are cumulative which means we do not have to pay them until we pay dividends on our common stock. We are beginning to see preferred shareholders convert their preferred stock in 2006 as a result of a market for our common stock commencing in January 2006. As shareholders convert their preferred stock, it reduces our future accrued preferred stock dividends.

Net Loss Applicable to Common Stock

The net loss applicable to common stock was $7,581,039 in 2005 compared to $2,922,621 in 2004. Basic and diluted loss per common share was $0.16 and $0.07 in 2005 and 2004, respectively.

For the Nine Months Ended September 30, 2006 Compared to the Nine Months Ended September 30, 2005

Our net loss for the nine months ended September 30, 2006 was $4,743,106 or a small decrease from the net loss for the nine months ended September 30, 2005 of $4,885,691. Although our revenues were higher for the nine months ended September 30, 2006 and our loss from operations lower, we had a much higher interest expense as a result of our continuing to borrow funds under the bridge financing which commenced in late 2004 and terminated in March 2006.

Revenues

Revenues were $2,075,324 for the nine months ended September 30, 2006 as compared to $210,107 for the nine months ended September 30, 2005. The increase resulted from the sale of three of our E-ROVs to overseas customers, including two to a customer in Singapore. We also had spare part sales of $83,414 and $72,115 during the nine months ended September 30, 2006 and 2005, respectively. We had royalty revenues of $14,316 and $13,020 for the nine months ended September 30, 2006 and 2005, respectively. Royalties and spare parts sales are a result of orders placed by one customer, and we have no influence over the timing of these revenues. For the nine months ended September 30, 2006, our water filtration services business generated revenues of $124,950, which was received from Waveland, Mississippi as a result of our delivery of our water filtration system to it following Hurricane Katrina.

Cost of Revenues

Cost of revenues was $1,408,834 for the nine months ended September 30, 2006, as compared to $68,270 for the nine months ended September 30, 2005. Gross profits increased during the nine months of 2006 compared to 2005 due to the higher sales volume.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the nine months ended September 30, 2006 were $3,463,145 compared to $3,357,739 for the nine months ended September 30, 2005. This increase results from increases in consulting fees necessary to increase revenues and to develop awareness of Ecosphere’s story to the investment community.

Non-Cash Compensation Expense

For the nine months ended September 30, 2006, our non-cash compensation expense was $322,946 in contrast to $629,387 for the same period of 2005. During 2006, this resulted from our beginning to expense employee stock options as of January 1, 2006 under Statement 123(R). In 2005, this expense related to options issued to a former director and consultants. For 2007, we anticipate that we will incur approximately at least $475,000 of non-cash compensation expense from the granting of stock options to employees and consultants and restricted stock to our non-employee directors.

Loss From Operations

Loss from operations for the nine months ended September 30, 2006 was $3,119,201 compared to $3,845,661 loss for the nine months ended September 30, 2005. The decrease in loss from operations in 2006 versus 2005 is due to our higher revenues and related gross profit and a reduction in non-cash compensation expense associated with a 2005 option grant to a former chairman.

Interest Expense

Interest expense was $1,673,142 and $1,051,946 for the nine months ended September 30, 2006 and 2005, respectively. This increase was attributable to the valuation of warrants issued in connection with 2006 convertible debt associated with the our private placement offering as compared to the valuation of similarly issued warrants in 2005. The accounting treatment of the warrants, when combined with the convertibility feature of the debt, effectively reduces the cost to acquire a share of stock. This reduction, when compared to the conversion price

(market value as prescribed by our Board of Directors) results in a “beneficial conversion feature,” which means that a purchaser of the convertible debt could convert immediately and effectively make a profit. Accounting guidelines dictate that the beneficial conversion feature be appropriately accounted for and that has resulted in an interest expense charge of $351,000. Additionally, the establishment of new payment terms of loans to two former officers and shareholders required a loan forbearance cost of $371,000 plus the issuance of additional warrants to purchase common stock at $1.00. These warrants have a “value” for accounting purposes of $390,000 which will be expensed as interest ratably over the remaining period of the loans. The expense in the nine months ended September 30, 2006 of the warrants related to the establishment of the new payment terms was $254,000.

Preferred Stock Dividends

Preferred stock dividends were $159,390 for the nine months ended September 30, 2006 and $276,375 for the nine months ended September 30, 2005. These dividends reflect our obligations to preferred shareholders that have not been paid and decreased from 2005 because a significant number of holders chose to convert their preferred stock into common stock

Net Loss Applicable to Common Stock

Net loss applicable to common stock was $4,902,496 for the nine months ended September 30, 2006, compared to a net loss of $5,162,066 for the nine months ended September 30, 2005. Net loss per common share was $0.09 for the nine months ended September 30, 2006 and $0.11 for the nine months ended September 30, 2005. The primary cause of the decrease in net loss applicable to common stock is the increased revenues and gross profits discussed above.

Liquidity and Capital Resources

Net cash used in operating activities was $1,343,470 for the nine months ended September 30, 2006, compared to $4,686,676 for the nine months ended September 30, 2005. This decrease relates to a reduction in inventories due to the sale of robotic systems, and an increase in accounts payable and accrued expenses during 2006 compared to 2005.

Net cash used in operating activities was $5,438,630 in 2005, compared to $2,336,970 in 2004. This increase is primarily due to the lack of sales of robotic coating removal services in 2005, launch activities for Ecosphere Systems, increased utilization of strategic marketing consultants, and the addition of critical management staff.

Ecosphere’s net cash used in investing activities was $1,085,933 for the nine months ended September 30, 2006 compared to net cash used by investing activities of $61,641 for the nine months ended September 30, 2005. The change in cash is due to a building of two robotic coating removal systems for our use in coating removal services. Additionally, in 2006 we manufactured another water filtration system which has been incorporated into the Tactical Water Filtration Truck manufactured by Pierce Manufacturing Inc. and is being used for demonstration purposes.

Net cash used in investing activities was $60,200 for the year ended December 31, 2005, compared to net cash used by investing activities of $82,724 in 2004.

Our net cash provided by financing activities was $2,263,317 for the nine months ended September 30, 2006 compared to $5,084,000 for the nine months ended September 30, 2005. The decrease is a result of our reduction and ultimate termination of our bridge note private placement initiated in November 2004 and limited additional borrowings.

Net cash provided by financing activities was $5,483,381 in 2005 compared to $2,419,682 in 2004. The increase is primarily due to our bridge note offering which commenced in November 2004. We raised approximately $5,500,000 in 2005 from the sale of our bridge units compared to $1,235,000 in 2004. Additionally in 2004, $894,044 of notes payable, $101,956 in accrued interest and $200,000 of liabilities were exchanged for notes and warrants in our bridge note financing.

Our receipt of $5 million on December 19, 2006 dramatically improved our liquidity. Through that date, we have been unable to pay most of our debts as they came due, including 16 weeks of payroll to our management and $124,827 in past due commissions. Approximately $900,000 was used to repay a past due note. Additionally, we owe $1,355,370 plus interest to a former officer, which note is due in February 2007. Because we cannot use any of the proceeds from our recent private placement to repay additional debt (except for $300,000), we have initiated discussions with this creditor seeking to either convert all or part of it into common stock or extend it. While we cannot assure you we will be successful in renegotiating this liability, because as a practical reality we cannot pay this creditor we expect that we will be able to reach an accommodation with him. To the extent this loan is converted or the due date is extended out more than one year, it will significantly reduce our working capital deficit. We also owe $1,185,000 to holders of our past due convertible notes who did not elect to convert their notes.

In addition to repaying the $900,000 of past due debt and paying vendors, we will be using the proceeds of our December private placement for working capital. Additionally, we may acquire E-ROVs in the future and deliver them to a BAE System California shipyard and the shipyard in Portugal in order to increase revenues from coating removal services. We continue to rely upon Pierce Manufacturing or the new president of Ecosphere Systems, Mr. Joe M. Allbaugh, to market the Tactical Water Filtration Truck. Although this product has a longer sales cycle than our other products, we expect that the eventual payoff will be significant. Pierce Manufacturing is the leading manufacturer of fire engines and homeland defense vehicles in the United States and its parent, Oshkosh Truck, is a Fortune 500 defense contractor with many government contacts. We expect that we will begin to generate revenues from the Tactical Water Filtration Truck in the last half of 2007.

Related Person Transactions

Transactions with certain of our directors had a direct impact upon our results of operations in 2005 and in the nine months ended September 30, 2006. These transactions are described in the “Related Person Transactions” section of this prospectus.

BUSINESS

Ecosphere’s mission is to become a globally branded company known for developing and introducing innovative clean technologies to the world marketplace. We envision a world in which business, industry, government and environmental groups collaborate effectively to harness clean energy and clean technology to protect and conserve our vital natural resources for current and future generations. As part of this vision, we help identify, patent, develop and expect to license environmentally responsible technologies with the potential for practical, economical and sustainable applications across industries throughout the world.

We presently have an intellectual property portfolio of registered and pending patents, trade secrets, trademarks, and copyrights for technologies that address pressing global environmental and humanitarian issues. To date, our technologies have been invented and developed internally by us. However, we are now developing the ability to acquire and/or partner with companies and inventors to enhance our capacity to develop clean technologies and expand our portfolio of intellectual property.

As we invent or acquire technology for new markets, we create divisions or subsidiaries to focus on our further development and commercialization. To date Ecosphere has created three wholly-owned subsidiaries for its initial technologies. Each subsidiary has patented or patent pending technology. The three subsidiaries are:

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We created and our subsidiary, Ecosphere Systems, owns the first Environmental Protection Agency or EPA-certified mobile water filtration system that can treat dirty water containing chemicals or other impurities and quickly make clean water for drinking, bathing, cleaning and cooking;

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UltraStrip Envirobotic Solutions, another subsidiary, has created a line of patented robotic vehicles or E-ROVs that remove paint and other coatings from ships using ultra high pressure water, reducing the discharge of contaminated residue or grit into the air and ocean;

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Our newest subsidiary, Ecosphere Energy Solutions, created the Ecos Lifelink, a micro utility capable of providing clean water, power, Internet and telecommunication services to remote areas of the world, using solar and wind energy and not using oil, gas or other fossil fuels. Additionally, Ecosphere Energy Solutions is developing what we call our Ecos Com Cube, which is similar to the Ecos Lifelink, but will not have a water filtration system. Instead it is being designed to provide the “last mile” link to traditional cellular telephone systems. Our goal is to deliver cellular telephone, VOIP and Internet services to remote, “off-grid” areas of developing countries.

As a small company, we believe we can provide solutions to these important global problems by joining with much larger companies which have substantially greater marketing and financial resources. Our business model focuses on a number of steps:

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First we create a clean technology solution for pressing environmental and humanitarian problems;

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Next we apply for a United States patent on the product;

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While the patent is pending, we may develop a working prototype;

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At the same time, we seek out and secure world-class companies to manufacture and market our products or provide other services which validate the product; and

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The final step, which we have yet to accomplish, is to sell or license our technologies to world-class companies with the financial, marketing and other recourses necessary to quickly roll out the product.

Thus, in our water filtration business, in late December 2005, we entered into an exclusive five-year Joint Marketing and Supply Agreement with Pierce Manufacturing.  Pierce is the leading North American manufacturer of fire trucks and homeland security vehicles and is a wholly-owned subsidiary of Oshkosh Truck Corporation, a leading defense contractor.

In our coating removal business, in February 2006 we signed an exclusive five-year Agreement with United States subsidiaries of BAE Systems plc. BAE Systems’ website says that it is the largest European defense contractor and a top 10 United States defense contractor. Under the Agreement, we are the exclusive provider of robotic coating removal services in BAE’s shipyards in San Francisco and San Diego, California, and we can expand those services elsewhere with them.

The Water Restoration Industry

According to the United Nations Global Environment Outlook report, “One third of the world’s population lives in countries suffering from moderate-to-high water stress…[and it is projected] that more than half the people in the world could be living in severely water stressed areas by 2032.”  According to the World Health Organization, an estimated 1.1 billion people do not have access to any type of improved drinking water facility. The devastation found in the Gulf Coast in the wake of the 2005 hurricanes and in South Asia following the Tsunami in late December 2004 are both graphic examples of the need for clean and hygienic water following natural disasters. Clean water is not only needed for drinking, bathing and cleaning purposes, it is also required to grow the food we eat. We believe opportunities exist to provide clean water for a variety of domestic and international markets, including:

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Natural disasters and homeland security;

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Military, commercial and industrial applications; and

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Remote areas in third world countries off of the power grid.

For approximately six weeks beginning in September 2005, our water filtration system provided clean water to Waveland, Mississippi, a Gulf Coast town devastated by Hurricane Katrina, and to surrounding communities. See the discussion of Waveland at page 31 of this prospectus. Our experience in operating our system in a real-time environment providing disaster relief has been invaluable. We have redesigned our water filtration system to better serve areas devastated by natural disasters and terrorist events. During 2006, we manufactured a redesigned water filtration system (approximately one-half the size of our EPA-verified system) which has been installed in a Tactical Water Filtration Truck manufactured by Pierce Manufacturing. This Tactical Water Filtration Truck was delivered to us in early August 2006 and is currently being used as a demonstration model by Pierce Manufacturing.

The Public Health Security and Bioterrorism Preparedness and Response Act of 2002

The Public Health Security and Bioterrorism Preparedness and Response Act of 2002 or the Bioterrorism Act requires the nation’s community water systems operators to conduct vulnerability assessments certified by the Environmental Protection Agency or EPA, and to prepare and adopt emergency response plans that would be executed in the event of a terrorist attack. There are 8,552 community water systems identified by the EPA serving the United States today that constitute our target market. The Bioterrorism Act requires drinking water utilities to identify equipment that can be implemented or utilized in the event of a terrorist or intentional attack.

Our mobile water filtration system will allow the community water systems to comply with this requirement of the Bioterrorism Act. Our original system, which is placed in a 40 foot container, can provide enough clean water to meet the minimum daily water needs of approximately 10,000 people.

Our redesigned system for the Tactical Water Filtration Truck can provide enough clean water to meet the minimum daily needs of approximately 20,000 people.

EPA Verification

In order to accelerate the entrance of new environmental technologies into the marketplace, including technologies relevant for water security, the EPA developed its Environmental Technology Verification Program. This program operates through public/private testing partnerships to evaluate the performance of environmental technology. The goal of this EPA program is to further environmental protection by accelerating the acceptance and use of improved and more cost-effective technologies.

In 2004, our original 40 foot filtration system became the first and only high volume system to be verified by the EPA program for a terrorist attack or natural disaster, and to this day we believe it remains the only wastewater purification system to be verified by the EPA.

Our Solution

Our water filtration system, which was originally designed to filter the water used by our robotic water-jetting system, is capable of producing up to 36,000 gallons of drinking water per unit per day. The system verified by the EPA was housed in a 40 foot container, while our next generation has been modified since deployment of the original to Waveland, Mississippi to be more mobile through integration into a military type truck vehicle we call the Tactical Water Filtration Truck. Some new models will also include living facilities for operators responding to future disasters since there may not be any accommodations.

An important part of our solution is the Agreement we signed with Pierce Manufacturing on December 5, 2005. Pierce manufactures the Tactical Water Filtration Truck which contains our water filtration system and is marketing the completed systems to federal, state and local governments and United States and foreign military customers. For more information describing this Agreement, see page 31 of this prospectus.

Our system is a portable, self-contained automated water filtration system that removes contaminants and impurities from water including chemical and biological agents to produce clean drinking water from any natural source. Our new water filtration system being developed is a self-contained system that weighs approximately 20,000 pounds and is enclosed in a 20 foot certified steel container as a standalone unit or integrated into a military style truck for transport and deployment to disaster or war zone sites. The initial model manufactured by Pierce integrates our water filtration system into a military-type vehicle we and Pierce call the Tactical Water Filtration Truck. The filtration unit uses a seven stage filtration system including ozone, sand, carbon, cartridge, ultra filtration and reverse osmosis filtration, followed by ultra violet disinfection to neutralize or remove a broad range of chemical and biological agents and remove particles as small as 0.003 microns. The system also incorporates an on-board generator so that it is not dependent upon outside sources of power to operate. The generator holds 200 gallons of fuel and will operate for 26 hours without refueling. Virtually no set up is required. Once the system is delivered to a site all that is required is for the input hose to be connected to a source of water and for the generator to be started. It then takes approximately 15 minutes for the system to begin delivering clean drinking water. Further, the system requires only one person to operate. The system is also flexible enough to adapt to the changing requirements of the incoming water being processed. The operator has the flexibility to use all or bypass any of the filtration stages based upon the requirements of the water being processed.

Our Strategy

We believe that the growing global need for clean water, developing disaster preparedness and response plans, and military applications will provide us with opportunities to grow this aspect of our business. Our strategy is to target areas of immediate need for clean water such as disaster relief efforts, and then leverage the demonstrated success of our mobile water filtration system in providing immediate relief into creating opportunities in our target markets.

The Bioterrorism Act presents a unique opportunity for us since it requires the 8,552 community water systems that serve more than 3,300 people to develop a plan to remediate the impact of a terrorist event on, among other things, their water systems. The devastation that Hurricane Katrina caused included destruction and impairment of local water systems and demonstrated that local governments had inadequate disaster response plans and did not properly implement the plans they had. One of the keys to penetrating this market is to locate funds that local water systems can use to comply with the Bioterrorism Act. We are hopeful that as the result of Hurricane Katrina, Congress will enact legislation to provide this funding. We cannot assure you that the funding will be appropriated, that the Bioterrorism Act will be enforced or that local water systems or other government agencies will order our disaster recovery unit.

A very important milestone was reached on December 5, 2005 when we entered into a Joint Marketing and Supply Agreement with Pierce Manufacturing,  a subsidiary of the Oshkosh Truck Corporation. Oshkosh is a leading United States defense contractor. We are hopeful that through the Pierce Agreement and the services of the President of Ecosphere Systems, Mr. Joe M. Allbaugh, we can be successful in selling water filtration systems to the Department of Homeland Security, municipalities and United States and foreign military customers as they prepare to respond to future man-made or natural disasters. Pierce is the leading North American manufacturer of custom fire trucks and homeland security vehicles - which enable police, fire and emergency management personnel to respond effectively to terrorism and natural disasters and to mitigate their effects. Annually, Pierce builds between 1,600-1,800 specialized emergency vehicles. With our exclusive Agreement with Pierce, it will manufacture and market Ecosphere’s Tactical Water Filtration Truck, although we cannot assure you that we will derive any material revenues from it.

Pierce is marketing the Tactical Water Filtration Truck to the Department of Homeland Security, state and local governments and United States and foreign militaries. Additionally, Oshkosh is marketing our water filtration system to the United States and foreign militaries as a product that can be loaded onto Oshkosh’s HEMTT, a military truck built for challenging military missions.

Mr. Joe M. Allbaugh was Director of the Federal Emergency Management Agency or FEMA from 2001 to 2003. Mr. Allbaugh served as Chairman of Bush-Cheney 2000 and was Chief of Staff to President George W. Bush when he was Governor of Texas. His consulting company’s clients include some of the largest government contractors which serve governments in the United States and overseas. His consulting company has provided consulting services to us since July 1, 2005 and was responsible for introducing us to and helping finalize the Agreement with Pierce. Mr. Allbaugh became a director of Ecosphere in October 2005 and President of Ecosphere Systems in September 2006. For further information, see the discussion under the “Executive Compensation” and “Related Person Transactions” sections of this prospectus.

In order to take full advantage of the opportunities presented by our mobile water filtration system, in April 2005 we formed Ecosphere Systems, a wholly-owned subsidiary, whose sole focus is commercializing the mobile water filtration system. We are just beginning to commercialize the mobile water filtration system.

We also intend to develop relationships with complementary service providers in the logistics industries as well as military and humanitarian organizations worldwide in order to achieve our goals.

Through our Joint Marketing and Supply Agreement with Pierce Manufacturing, we have outsourced the manufacturing of the water filtration vehicle and provided Pierce with primary marketing responsibility of the mobile water filtration vehicles based upon Pierce’s ability to secure significant sales in the military, homeland security and municipality sectors. Pierce markets our new disaster recovery systems through its large network of dealers to governments and other potential users in exchange for fees. Ecosphere Systems has a verbal agreement with another company to manufacture the water filtration systems. Additionally, Ecosphere Systems retains the engineering drawings and there are several other companies with which we have a business relationship which are available to manufacture the water filtration systems. By creating a motorized version, we have enhanced the mobility of our water filtration system and its ability to quickly respond to natural disasters and terrorist events.

The Hurricane Katrina Opportunity

After Hurricane Katrina struck the Gulf Coast, the Shaw Group, one of the prime government contractors responsible for assisting in disaster relief in Louisiana asked us to deliver our water filtration unit to Baton Rouge, Louisiana. We did and it remained awaiting a location assignment for 10 days. We received payment for this effort which helped cover some of the extra costs we incurred in expediting delivery, leasing a motor home for our engineers, per diem expenses under emergency conditions and travel expenses.

On Friday evening, September 9, 2005, NBC’s Dateline featured the unfortunate plight of Waveland, Mississippi, a small town on the Gulf Coast. The story quoted the Mayor as saying the town needed water for bathing and cleaning. Our management flew to Mississippi on Saturday, met with the Mayor and delivered the mobile water filtration system to Waveland on Sunday. Shortly thereafter, we began purifying contaminated water, and supplying it to the first responders, relief workers and local residents who had not been evacuated. Portable showers fabricated by Ecosphere personnel in Waveland permitted people to bathe. Volunteer relief workers used a tanker truck to deliver clean water from our filtration system to residents outside of Waveland. Our water filtration system operated in Waveland for six weeks until the local water system began operating. While we supplied the water filtration system as a humanitarian gesture, Waveland agreed to pay us if it was reimbursed by a government agency. In the fall of 2006, Waveland received $234,000 from the Mississippi Emergency Management Agency and paid that sum to us.

Waveland has also served another important function. In using our water filtration system on a real-time basis, we have learned important lessons. We believe these lessons will be valuable in improving our ability to provide disaster and terrorist act relief. As a result, we designed our new disaster filtration unit, which we call the Tactical Water Filtration Truck, and it is one-half the size of the original unit. This unit is based upon a military or industrial truck chassis manufactured by Oshkosh. We have designed another version of the disaster filtration unit which contains living quarters to be manufactured by Pierce. Our current plans are to primarily market the Tactical Water Filtration Truck but also have the version with living quarters available to market to customers. Either way, Waveland, Mississippi serves as a demonstration project for us and Ecosphere Systems. We are hopeful that it will cause water systems and other entities such as hospitals to carefully examine their emergency water needs in the event of future natural disasters and terrorist events. In that regard, Ecosphere Systems, to which we have transferred our mobile water filtration technology, provides a solution to their remediation plans.

Our Markets

We intend to pursue opportunities in the following markets:

Disaster Recovery

The recent tragedy caused by Hurricane Katrina leaves no doubt about the benefits of a mobile water filtration system. The portability of our water filtration system makes it ideally suited for use in disaster recovery efforts. By creating a motorized version, we will enhance our ability to respond quickly and provide relief. We intend to pursue with Pierce opportunities with the federal government and others to purchase our systems for rapid deployment to areas requiring immediate access to drinking water following a natural disaster.

Homeland Security

A reliable source of clean drinking water is vital to surviving a terrorist attack on our nation’s water supply. The Bioterrorism Act requires the nation’s community water systems operators to conduct vulnerability assessments certified by the EPA, and to prepare and adopt emergency response plans that would be executed in the event of a terrorist attack. One component of the emergency response plan requires the community water system to identify alternative water sources. The mobile water filtration system is such an alternative water source. The modified mobile water filtration system we plan to produce will provide enough clean water to meet the minimum drinking water needs of over 20,000 people. We intend to market the mobile water filtration system to the Department of Homeland Security, local governments, community water systems, hospitals and other entities throughout the country for use as an alternative water source in the event of a widespread terrorist event.

Military Applications

A fighting force cannot survive without adequate food and water, and logistics has long been a limiting factor in the ability of an army to conduct operations. Our mobile water filtration system properly positioned can provide enough fresh water to keep our military personnel properly hydrated and able to fight. Our mobile water filtration system would also provide an additional layer of safety and security for our troops because their water supply would be safe, regardless of what the enemy did to the local water supply.

Developing Countries

Far too many people throughout the world suffer because of the lack of access to clean water. According to a 2005 report titled “Water for Life,” the World Health Organization estimates that lack of drinking water and sanitation kills about 4,500 children a day and causes sickness and abject poverty. We are seeking to enter into agreements with large contractors as well as humanitarian and other organizations in order to use the mobile water filtration system to bring clean water to people in need throughout the developing world. Additionally, as described later in this “Business” section, we have just created our Ecos Lifelink, which is a micro utility, that can provide clean water to remote areas of the world.

In early 2006, we entered into agreements with a Turkish company appointing it our exclusive dealer in Turkey and Cyprus for a five-year period, subject to a five-year extension if it meets certain sales quotas. We have not received any sales from this dealer.

Our Competitors

Our portable water filtration system is an innovative and different approach to providing clean drinking water. We are not aware of any other company that offers a similar product, and our mobile water filtration system is the only water purification system to be verified by the EPA. While not direct competitors, there are many companies which mass produce bottled drinking water including major multinational companies. Companies that produce bottled water include the Coca-Cola Company, Pepsi Co., and Nestle Water North America, Inc.

Our Agreement with WaterEye

In early 2006, we entered into a Memorandum of Understanding, or non-binding agreement, with WaterEye Corporation. WaterEye has developed a patented Internet-based system of remote monitoring of the condition of water used by municipal water facilities, refineries, power plants and manufacturing plants. We expect that WaterEye will provide our customers a useful tool in monitoring the water quality of the water filtered by our Tactical Water Filtration Truck on a real-time basis.

The Coating Removal Industry

Overview

Large marine vessels are coated for two primary purposes:  to protect the metal structure of the vessels from rust and corrosion and to improve speed and efficiency by reducing drag in the water so the ships travel faster and more efficiently. In order to maintain efficiency, these vessels must have their hulls cleaned and recoated approximately every two to three years. Before a new coating can be applied, the old coating must be prepared or removed in order to repaint. The shipping industry transports 95% of the world’s goods and services and consists of approximately 38,000 vessels over 1,000 DWT. In addition, the United States Navy currently operates approximately 300 ships.

Above ground storage tanks, which are used to store petroleum products, are also coated to prevent corrosion of the metal structure, and typically need to be re-coated approximately every five to ten years. This process also requires the existing coatings to be prepared or removed. The American Petroleum Institute estimates that there are over 700,000 tanks owned by petroleum companies in the United States alone.

Traditional Method of Coating Removal

The traditional method used to remove coatings from ships and storage tanks is grit blasting. This process typically involves placing a team of approximately 10 to 20 people who work around the ship’s hull in a dry dock armed with grit spraying guns. Grit is an aggregate, like sand, that blasts coatings off of ships. While the grit blasting is in process, the entire area is required to be tented to avoid spreading airborne toxins and requires each worker to be protected with special air-ventilation suits. During this procedure no other maintenance can be performed on the ship and once the process is complete the ship owner can be left with over two million pounds of grit that is contaminated with toxic paint particles and pesticides. This toxic by-product must be handled and disposed of as hazardous waste.

Our Solution

We have developed an alternative method of removing coatings using a patented ultra-high pressure robotic water-jetting system we now call the E-ROV that produces what we believe is superior surface preparation and minimal waste. The underwater remote operating vehicle industry is well known, but we are the first company to adapt aspects of this technology above the surface of the ocean, as an environmentally-friendly system to remove coatings. The E-ROV attaches to the surface of a ship in dry dock using a patented air gap magnetic array, and is controlled and monitored via a remote operator. Coatings are removed using an ultra-high pressure pump, which provides water to the robot at working pressures up to 50,000 pounds per square inch. As the coating is being removed, a vacuum system captures the removed coating and water. The waste, consisting solely of the removed coating, is then captured and deposited into sealed drums for environmentally safe disposal, while the remaining water can be released to standard water treatment facilities without violating any environmental laws.

Benefits of Our E-ROV System

Our remote operated water-jetting coating removal system provides a number of benefits over traditional grit blasting methods of coating removal, including:

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We believe that the resulting surface is superior to that achieved by traditional grit blasting which provides for increased coating adhesion, longer coating life, and a smoother finished surface which reduces hull drag after the new coating has been applied;

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New coatings can be applied quicker, reducing the possibility of the newly exposed metal corroding and decreasing the time a ship spends in dry-dock;

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Shipyards are able to perform multiple maintenance tasks simultaneously, decreasing the time a ship spends in dry-dock;

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Creation of hazardous waste in the air and the water is substantially reduced, lowering disposal cost and reducing harm to the environment; and

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Fewer workers are needed to complete the coating removal process, reducing labor cost.

We now have two E-ROV models available. We have continued to invest in research and development by our engineering staff, most recently creating an E-ROV which  is “air-powered” versus the original system which uses electric motors for maneuverability. The improvements incorporated in this new design will extend our competitive advantage by enhancing our unit’s “affordability” to the final investment by customers or licensees. We will continue to market both systems in order to meet the needs of customers and use both systems, where appropriate, when we provide direct coating removal services.

Our Strategy

In the marine industry, our strategy is to develop alliances with major shipyards to promote the use of our E-ROVs and to target commercial shipping, the military and cruise lines. Our mission is to find a global strategic partner to license our technology and convert the world’s largest commercial and military shipyards from using manual grit blasting to remove coatings from vessels to our robotic ultra-high pressure water removal systems.

In the above ground storage tank industry, we have identified approximately 150,000 above ground storage tanks in the United States with a surface area of 20,000 square feet or more. Approximately 75% of these tanks house petroleum products and are owned by the major petroleum companies.

We have not extensively marketed our system to this industry because of the need to concentrate on the shipping industry. We have recently retained consultants to explore licensing our technology to the petroleum industry as well as the marine industry and/or the contractors servicing these industries.

Our Customers

BAE

Our Agreement with BAE represents an important milestone. Its San Francisco and San Diego shipyards provide coating removal services to numerous commercial and military vessels. We currently have two E-ROV systems in San Francisco and expect to add more systems as the volume of available work increases. We believe that as our systems are in place, we can provide coating removal services to all of the ships in the BAE Systems shipyards that require such services. Our Agreement with BAE also envisions us working together elsewhere. We have agreed not to offer our coating removal services on the West Coast of the United States except through BAE. Additionally, we have discussed with BAE offering our coating removal services in Hawaii and the Gulf Coast and East Coast of the United States. BAE owns shipyards in Hawaii and Norfolk, Virginia, which are covered by this understanding.

Other Business Opportunities

Carnival Cruise Lines has advised us that all coating removal services on its fleet of cruise ships is to be performed using our systems equipment whenever possible. This means that if we have a robotic system available when a Carnival Cruise Lines’ ship needs to have its coating removed, Carnival Cruise Lines will use our system. Early in our history, we provided coating removal services to Carnival Cruise Lines. We initiated sales of our robotic vehicles to The Shaw Group in 2003. The Shaw Group provided coating removal services to Carnival Cruise Lines through 2006.

In 2004, we formed a joint venture with five Japanese companies to seek to penetrate the Japanese coating removal market. We delivered our E-ROV to the joint venture in August 2005. Ultimately, we sold the E-ROV to a separate Japanese company which includes some of our former joint venture partners. The joint venture did not generate any revenues from coating removal services in contrast to the sale of the E-ROV. We expect additional sales in 2007 to this customer.

In July 2005, we entered into a five-year Agreement with Tecor-Tecnologia Anticorrosao, S.A. Under the agreement we will provide robotic water-jetting coating removal services for Tecor at the Lisnave Estaleiros Navais S.A. ship-repair yard in Mitrena, Setubal, Portugal. The Lisnave ship-repair yard is one of the largest repair facilities in the world. Tecor and Lisnave are under common control, and Tecor serves as the prime contractor for Lisnave. Pursuant to the Agreement, we will initially provide two E-ROVs  as well as the supervision to operate the systems. In order to generate revenue from this agreement, Lisnave, Tecor and we have agreed to solicit ship owners to use our E-ROVs  instead of traditional coating removal techniques. Because we recently changed our business model and do not intend to provide contracting services outside of the United States, we expect that we will seek to locate a Portuguese partner who will after an initial break-in period purchase the E-ROVs from us and provide the coating removal services to Tecor.

Our Competitors

Coatings removal within the ship maintenance and repair market and the above ground storage tank maintenance market is highly competitive. Significant competitive factors include the price of coatings removal equipment compared to contract services or other service arrangements, the cost-effectiveness of existing coatings removal methods, equipment performance, customer support, financial viability of the vendor and environmental/regulatory compliance. Additionally, since our robotic water-jetting system is an innovative and, we believe, superior method of coating removal, we must deal with the reluctance to change business methods common to most large businesses, including our potential water-jetting customers.

Our robotic water-jetting system faces competition from traditional grit blasting companies and from established companies that have developed water-jet based coating removal services which are different from our technology. Companies that manufacture and market competing technologies include:  Flow International Corporation; Hammelmann Corp.; Jet Edge, a division of TC/America Monorail, Inc.; and NLB Corporation. These companies are larger and appear to have more financial strength; however, the focus of their business is the manufacture of ultra high pressure pumps.

Automotive and Aircraft De-Painting

Outside of the marine industry, we believe that our robotic water-jetting technology has application to removing paint from large commercial and military aircraft and automobiles. Accordingly, in March 2006, we executed a Memorandum of Understanding with a leading independent research and development company which provides contract research and development services to industrial and government clients. The Memorandum envisions them providing research and development services for us in a number of cooperative efforts, including development and marketing of specific projects to be funded by third-party clients. While other de-painting systems exist for aircraft, they use a plastic medium which not only places the persons operating the systems in a hazardous environment breathing particles of paint and plastic but also requires an environmentally safe disposal process. Our patents cover the use of robotic ultra-high pressure water-jetting to remove the paint. Of the various United States patents we have been awarded, we have three patents which have specific application to paint removal from automobiles and aircraft including two which provide for a three-dimensional laser scanning technology process.

At this time, our plans for this venture are in an early stage. We intend in 2007 to pay the research and development company on a contract research basis to develop a robotic de-paint system using 3D scanning and high pressure water. Once that prototype is developed which we expect will take approximately six to 12 months, we intend to partner with a large company to use our technology to manufacture the equipment and use the equipment on various automobiles, rolling stock, and aircraft. Potential customers include the military and large automobile, truck, and aircraft manufacturers.

The Infrastructure Needs of Remote Areas of Third World Countries

The world’s environment is rapidly moving out of balance with respect to its ability to support its exploding population. According to the United Nations, Department of International Economic and Social Affairs, most projections have world population increasing to 8.5 billion by 2020, with most of the growth coming from the developing countries. According to a 2004 article by Susanne Hesselbarth entitled “Donor Practices and the Development of Bilateral Donors’ Infrastructure,” more than 1 billion people lack access to roads, 1.2 billion do not have safe drinking water, 2.3 billion have no reliable sources of energy, 2.4 billion lack sanitation facilities and 4 billion are without modern communication services. In the absence of accessible, affordable infrastructure, poor people pay heavily in time, money and health. In 2005, both the International Monetary Fund and the World Bank estimated annual investment needs for infrastructure (including rehabilitation and maintenance) at 5.5% of gross domestic product in developing countries and 9% in the least developed countries. Current spending falls far short, averaging 3.5% of gross domestic product in developing countries. In sub-Saharan Africa, for example, annual infrastructure needs are $17-22 billion, while the annual spending (domestic and foreign, public and private) is about $10 billion. The region’s infrastructure financing gap is thus $7-12 billion per year, or 4.7% of gross domestic product.

According to the World Bank, many of the urgent needs of impoverished rural communities relate to the issue of access. The World Bank believes that access to clean water is a major issue, and one that tends to dictate the lives of many rural women who have to carry water from distant sources. As infrastructures have gradually branched out from the urban and periurban areas, from the towns to the fertile plains, the most disadvantaged people may continue to be by-passed. The poorest communities are often missing out not only on the infrastructures but also on all of the benefits that they can bring. Most countries have acknowledged this fact and begun investing in rural infrastructures, trying to reduce the so-called infrastructure gap. Unfortunately, according to the World Bank, the very remote areas tend to be the poorest, the worse served and the most affected. Based on a 1999 appraisal done by the World Bank in the East Asia and Pacific area through survey and focus group discussions, rural infrastructure is the number one priority of all communities, regardless of typologies, gender and ethnicity. Potable water supply ranks second, while irrigation systems, construction/rehabilitation and electricity follow suit. According to the World Bank, this general phenomenon is seen in almost every location where it has attempted community driven development: a very strong demand for roads, bridges, water supplies and other basic infrastructures.

Our Micro Utility

In late 2006, we announced the introduction of what we now call our Ecos Lifelink, which is a micro utility based upon our 40 foot container that houses the water filtration system. Ecos Lifelink consists of a series of retracting solar panels which cover almost the entire top of the container and also extend outward from it to add additional panels. Ecos Lifelink will use the solar panels and can also use a wind-powered generator to produce the electrical current necessary to run our water filtration system. Additionally, a satellite dish is added on the top in order to provide telecommunication services. We have applied for a provisional patent for this product with the United States Patent and Trademark Office, which will give us one year to formally apply for a United States patent. We believe that this innovative clean technology product can provide clean water and inexpensive telecommunication services to those persons who are located in remote areas of third world countries off of the so-called “power grid.”  Because of the remote location and poverty, these areas do not have readily available electricity, clean water or telephone service.

Additionally, we have created a related product we call our Ecos Com Cube. The Ecos Com Cube is similar to our Ecos Lifelink, but without our water filtration system. Using renewable energy generated by the solar panels and wind turbine, the Ecos Com Cube is designed to link satellite telecommunications systems to the Ecos Com Cube and provide cellular telephone, VOIP services and Internet connection services to residents of remote, “off-grid” areas of third world countries. Both our Ecos Lifelink and Ecos Com Cube products will provide the necessary communications features through an innovative satellite access solution provided by a third party. This solution will link our products located in remote areas with existing GSM cellular networks. We expect to sign an agreement with the satellite solutions provider in the near future.

Because we only recently invented the Ecos Lifelink and Ecos Com Cube, we are in the process of finalizing plans for both the Ecos Lifelink and Ecos Com Cube units. We will either build a prototype or join with another company to do so. Assuming we are able to sell these new systems, we expect that they will be operated by third parties. Our plan is either to generate revenues from sales of these units or sell or license the technology to a third party. Our director emeritus, Mr. Jean-Michel Cousteau, will assist us in recruiting foundations and governments to purchase the Ecos Lifelinks from us and install them in areas which badly need its services.

Our Intellectual Property

Our intellectual property includes a portfolio of registered and pending patents, trademarks, copyrights and trade secrets. Except as described below, all of our material intellectual property was invented or co-invented by our founder and Chief Executive Officer, Mr. Dennis McGuire, and assigned to us. Our intellectual property portfolio currently provides us with an opportunity to obtain more than 400 patent registrations throughout the world. Of these:

•

We have nine registered United States patents, all relating to our robotic coating removal technology, airplane and automotive paint removal technology;

•

We hold one exclusive license to a U.S. patent relating to our robotic coating technology;

•

We have our robotic coating removal system registered as a patent in 27 foreign countries;

•

We have approximately 400 patent applications pending either actual filings or reserved under the right to seek priority date filing covering our robotic coating removal technology, automotive paint removal technology, and water filtration technology in numerous countries, including Europe, Asia and the rest of the world;

•

We have three United States patents pending relating to our water filtration system; and

•

We have one United States patent pending for our Ecos Lifelink and Ecos Com Cube products.

We also believe our intellectual property portfolio will act as a barrier to entry for other competitors who may seek to provide competing technology. See “Risk Factors” beginning at page 5 of this prospectus.

Our magnetic array technology, used to attach our robot to the surface of ships, was developed by Dennis McGuire. In conjunction with the National Robotics Engineering Consortium associated with Carnegie Mellon University which acted as a contractor for us, we developed an improvement to the magnetic array. We have been told by Carnegie Mellon University that some financial assistance for the development of the improved magnetic array used by the robotic coating removal system may have been provided through grants from the National Aeronautics and Space Administration or NASA. If it is finally determined that NASA funding was used in the development of the improved magnetic array, then NASA may be entitled to a royalty-free right to use only the improvement. This is important because we intend to pursue coating removal opportunities with the United States Navy and other military services. Without our knowledge, Carnegie Mellon obtained one United States patent and has applied for a second United States patent on the improvement to the magnetic array using our robotic coating removal technology. In 2006, we settled our dispute with Carnegie Mellon and received an exclusive royalty free, world-wide license to the existing patent and the technology covered by the patent application which provides Ecosphere with exclusive rights to the coatings removal marketplace and its “field of use.”

Carnegie Mellon failed to file patent applications for this patent and the pending patent application in foreign countries. This means that, unless our pending patent applications in those countries are granted, any company can use the improvement to compete with us.

Manufacturing

We have used third parties to manufacture the components for 10 E-ROVs we have sold and the two water filtration systems we currently own. We intend to continue using third parties to manufacture our systems in the future. As disclosed earlier in this prospectus, Ecosphere recently entered into an agreement with Pierce which will integrate our water filtration systems into trucks manufactured by Pierce. See the discussion at page 1 of this prospectus.

Sales and Marketing

We rely on our officers and those of Ecosphere Systems and UltraStrip Envirobotic Solutions for our sales and marketing efforts. For this reason, we entered into the Joint Marketing and Supply Agreement with Pierce which will use its large network of dealers to market and sell the tactical water filtration trucks manufactured by Pierce. We also have a Consulting Agreement with the company headed by Mr. Joe M. Allbaugh, who is now the president of Ecosphere Systems. We also have a Consulting Agreement with our Chairman of our Board of Directors, Vice-Admiral (Ret.) George R. Sterner. Similarly, Envirobotic Solutions is seeking to partner with and use third parties to assist in selling its coating removal services and sell the E-ROVs for use by third parties outside of the United States.

Employees

We have 17 full-time employees and one part-time employee including our three Ecosphere executive officers, one Ecosphere Systems’ officer, and two Envirobotic Solutions’ officers.

Property

We lease two buildings in Stuart, Florida comprising an aggregate of 14,700 square feet of space. Our aggregate monthly rent is $11,528. One building houses our corporate offices, and the second building provides us with warehouse, assembly and testing space. The lease on our corporate offices expires on September 30, 2010, and the lease on our warehouse and assembly building expires on August 31, 2011, based upon our extension of the lease which we delivered to the buildings’ owner in May 2005. Additionally, we recently gave notice of our intent to exercise our option to purchase the building housing our offices. We have made arrangements with a group of investors to purchase the building, lease it to us and pay us $250,000. However, the landlord has taken the position that the purchase option has expired. We are currently engaged in discussions with the landlord.

MANAGEMENT

The following is a list of our directors and executive officers. All directors serve one-year terms or until each of their successors are duly qualified and elected. The officers are elected by the Board of Directors.

Name	Age	Position(s)
Dennis McGuire	56	President and Chief Executive Officer of Ecosphere Technologies
James C. Rushing III	63	Chief Financial Officer of Ecosphere Technologies and Director
Stephen R. Johnson	60	President of UltraStrip Envirobotic Solutions and Director
Joe M. Allbaugh	53	President of Ecosphere Systems and Director
Jacqueline K. McGuire	43	Senior Vice President of Administration and Secretary of Ecosphere Technologies
George R. Sterner	66	Chairman of the Board
Michael R. Donn, Sr.	58	Director and Executive Vice President and Chief Operating Officer of Ecosphere Systems
Barry Hechtman	53	Director
J. Francis Lavelle	43	Director
Charles Vinick	59	Director

Dennis McGuire was appointed President and Chief Executive Officer of Ecosphere on September 28, 2005. Mr. McGuire was a founder of Ecosphere together with his wife Jacqueline. He also is the inventor of all of our intellectual property. Mr. McGuire served as a director from inception in 1998 through March 2, 2002. From 2000 through October 3, 2003, he served as our Chief Technology Officer and Director of Sales, and served as a consultant from October 3, 2003 until he became an employee on of October 1, 2005. Mr. McGuire was appointed Chief Technology Officer of Ecosphere in April 2005, which post he held until August 2, 2005, when he became Executive Vice President of Business Development and Technology.

James C. Rushing III has been a director of Ecosphere since September 22, 2003 having served as Chairman of the Board from January 20, 2004 to March 1, 2005. He became Chief Financial Officer on March 1, 2005. From September 2001 to March, 2005, Mr. Rushing was President and Chief Executive Officer of Corporate Resources Consulting Group, Inc., a financial and operational management consulting company where he continues to provide part-time services. From 1998 to 2001, Mr. Rushing served as Executive Vice President and Chief Financial Officer of Isolyser Company, Inc. (Nasdaq: OREX), now known as Microtek Medical Holdings, Inc.

Stephen R. Johnson has been a director since September 22, 2003. Mr. Johnson joined us as Senior Vice President of Marketing on January 1, 2003, and on September 15, 2003, he became our President and Chief Executive Officer until September 28, 2005. Since its organization on October 3, 2005, Mr. Johnson has been President of Envirobotic Solutions. He had also served on our Board of Advisors since February 2, 2001 until he became a director. Previously, he served as Vice-President for the Ocean Development Group, a cruise ship development company from 1998 to 2001. From 1997 to 2002, he served as President of Marine Management Consultants L.C. From 1994 to 1996, Mr. Johnson served as President and from 1991 to 1994 as Vice-President of Atlantic Marine Inc. Over a 20-year career with Bethlehem Steel Corporation, he has held positions that include President of the Ocean Shipping subsidiaries and Senior Manager of the Sparrows Point Shipyard.

Joe M. Allbaugh became a director of Ecosphere on October 20, 2005. Mr. Allbaugh has been the managing member of The Allbaugh Company LLC, a strategic consulting firm, since approximately March 2003. He became president of our subsidiary, Ecosphere Systems, in September 2006 and since that date has provided services for both our subsidiary and The Allbaugh Company LLC. Since July 1, 2005, The Allbaugh Company has provided consulting services to us. Mr. Allbaugh was Director of the Federal Emergency Management Agency from February 2001 to March 2003, and in 1999 was made the National Campaign Manager of Bush-Cheney 2000. In addition, Mr. Allbaugh was Chief of Staff to President George W. Bush from 1995 through 1999 when he was Governor of Texas.

Jacqueline K. McGuire has been our Senior Vice President of Administration since January 2001 and Secretary since our founding in 1998. She and her husband Dennis, our Chief Executive Officer, were two of Ecosphere’s founders.

Vice-Admiral George R. Sterner, USN, (Retired) has been Ecosphere’s Chairman since March 1, 2005 and a director since March 2002. Vice-Admiral Sterner served on Ecosphere’s Board of Advisors from February 2001 through February 2002. He was Vice President, Strategic Pursuits for Raytheon Company until his retirement in late 2005. Vice-Admiral Sterner provides part-time consulting services to us. See the “Related Person Transactions” section of this prospectus. His naval career spanned 36 years and included command of two nuclear submarines. Prior to his retirement from the United States Navy in 1998 he commanded the Naval Sea Systems Command where he had oversight of the design, construction and life cycle support of all Navy ships.

Michael R. Donn, Sr. was appointed Executive Vice President and Chief Operating Officer of Ecosphere Systems in September 2006 when Mr. Allbaugh became its President. From October 28, 2005 through that date, Mr. Donn had been President and Chief Executive Officer of Ecosphere Systems. Mr. Donn previously served as our Senior Vice-President of Operations and Treasurer from February 2000. He has been a director of Ecosphere since March 1, 2005. Mr. Donn was Project Manager for Ecosphere’s EPA verification testing. In November 2006, Mr. Donn became a director of GelTech Solutions, Inc. From 1994 to 2000, he served as President of the Miami-Dade County Fire Fighters Association, a 1,700-member employee association for which he previously served as Vice President and Treasurer beginning in 1982. His responsibilities included lead negotiator, lobbying at the local, state, and national levels, Chairman of the Insurance Trust, and responsible for business operations of the Association.

Mr. Donn coordinated the fire fighter relief efforts for the Miami-Dade fire fighters, following Hurricane Andrew. Additionally, he set up and coordinated the Ecosphere relief effort in Waveland, MS following Hurricane Katrina. He is the brother of Jacqueline McGuire and the brother-in-law of Dennis McGuire.

Barry I. Hechtman has served as a director of Ecosphere since February 21, 2005. Mr. Hechtman has been a Certified Public Accountant since 1975 and has owned and managed an accounting firm in Miami, Florida since January 1981. Mr. Hechtman is the Chairman of our Audit Committee.

J. Francis Lavelle was appointed to our Board of Directors in July 2006. Since October 2004, Mr. Lavelle has been a Managing Director of Houlihan Lokey Howard & Zukin, an investment banking firm with 12 offices in the United States, Europe and Asia. Mr. Lavelle heads the firm’s Industrial Technology and Environmental Technology Investment Banking Group. Prior to joining Houlihan Lokey, Mr. Lavelle headed The Nassau Group, Inc., a corporate strategy and mergers and acquisition advisory firm he founded for over 12 years. Mr. Lavelle is Chairman of our Compensation Committee.

Charles Vinick joined the Ecosphere’s Board of Directors in August 2006. He has more than 25 years of experience directing and managing non-profit organizations and programs. Since June 1, 2005, he has been President and Chief Executive Officer of the Alliance to Protect Nantucket Sound. He served as CEO of the Foundation for Santa Barbara City College from June 2004 through May 2005 and as Vice President of Fritz Institute from October 2003 to April 2004. He was Executive Vice President of the Ocean Futures Society from its founding in 1998 through September 2003. Including the Ocean Futures Society, Mr. Vinick has previously held executive positions for over 20 years with organizations headed by Jacques or Jean-Michel Cousteau.

Advisory Board

We have an Advisory Board consisting of persons whose experience and commitment to our mission is valuable to our management. The Advisory Board provides consulting services on an as-needed basis. The following persons serve on our Board of Advisors:

Dr. James Canton founded the Institute for Global Futures in 1990 and is a leading futurist or predictor of future trends. He advises Fortune 1,000 corporations and governments worldwide. Dr. Canton is renowned public speaker and the author of several books, including The Extreme Future published in 2006. Dr. Canton’s clients include American Express, AT&T, Automatic Data Processing, Bell Atlantic, CitiBank, General Electric, General Motors, IBM, Merrill Lynch, Microsoft, Morgan Stanley Dean Witter, Motorola, Sony and Sprint.

Jean-Michel Cousteau was a director of Ecosphere from August 15, 1999 until late April 2005 when he became a member of our Board of Advisors. He is the son of the late environmentalist and ocean pioneer Jacques Cousteau. He has carried on his father’s humanitarian work throughout the world. In 1999, Mr. Cousteau founded and currently serves as President and Chairman of the Board of Ocean Futures Society, a non-profit organization. In

December 2006, Mr. Cousteau was appointed director emeritus of Ecosphere in recognition of his contributions to saving and protecting the world’s environment.

Leslie F. Kenne, Lieutenant General, USAF (retired), joined our Board of Advisors in June 2006. She spent 32 years in the United States Air Force prior to retiring in September 2003 where she had most recently been Deputy Chief of Staff for Warfighting Integration at Air Force headquarters in Washington, D.C. Previously, she commanded the Electronic Systems Center at Hanscom Air Force Base in Massachusetts. She also directed a number of major procurement programs, including the F-16 and Joint Strike Fighter programs. Following her retirement from the U.S. Air Force, Ms. Kenne became President of LK Associates, a private independent consulting firm. Ms. Kenne has been a member of the Board of Directors of Harris Corporation since April 2004, EDO Corporation since November 2003 and Unisys Corporation since February 2006.

Gordon G. Kuljian was a director of Ecosphere from June 2000 until March 2006 when he became a member of our Board of Advisors. Since 2000, Mr. Kuljian has served as Vice President of Operations for Chemstar Urethanes, Inc.

John P. Odwazny served as our Chief Operating Officer from November 2001 through September 28, 2005. Mr. Odwazny was a director of Ecosphere from August 1999 until May 2006 when he became a member of our Board of Advisors. Since October 3, 2005, Mr. Odwazny has been Chief Operating Officer of Envirobotic Solutions.

Committees of the Board of Directors

Our Board of Directors has established two standing committees to assist it in discharging its responsibilities:  the Audit Committee and the Compensation Committee. Each member of these committees is independent. Although our common stock is not listed on The Nasdaq Stock Market, we use its listing requirements to determine independence.

Audit Committee

The Audit Committee reviews our accounting functions, operations and management, our financial reporting process and the adequacy and effectiveness of our internal controls. The Audit Committee represents the Board in overseeing our financial reporting processes, and, as part of this responsibility, consults with our independent registered public accountants and with personnel from our financial staff with respect to corporate accounting, reporting and internal control practices. The Audit Committee recommends to the Board the appointment of our independent registered public accounting firm and is responsible for oversight of this firm. The Audit Committee operates under an Audit Committee Charter adopted in 2006. The current members of the Audit Committee are Mr. Barry Hechtman, Chairman, and Vice-Admiral George R. Sterner.

Audit Committee Financial Expert

The Board has determined that Mr. Barry Hechtman qualifies as an “Audit Committee Financial Expert,” as defined by the rules of the Securities and Exchange Commission, and is independent.

Compensation Committee

The function of the Compensation Committee is to review and recommend the compensation of benefits payable to our officers, review general policies relating to employee compensation and benefits and administer our various stock option plans, including the 2006 Equity Incentive Plan. The members of the Compensation Committee are Mr. J. Francis Lavelle, Chairman, and Mr. Charles Vinick.

Code of Ethics

Our Board of Directors has adopted a Code of Ethics that applies to all of our employees, including our Chief Executive Officer and Chief Financial Officer. Although not required, the Code of Ethics also applies to our Board of Directors. The Code provides written standards that we believe are reasonably designed to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, full, fair, accurate, timely and understandable disclosure and compliance with laws, rules and regulations, including insider trading, corporate opportunities and whistle-blowing or the prompt reporting of illegal or unethical behavior.

EXECUTIVE COMPENSATION

We employ all of our executive officers and certain other senior employees under written employment agreements, except for  Mr. Joe M. Allbaugh, President of Ecosphere Systems. We have a Consulting Agreement with Mr. Allbaugh’s company.

The following information related to the compensation paid by us for 2006 and 2005 to our Chief Executive Officer (principal executive officer) and the two other most highly compensated executive officers whose compensation exceeded $100,000.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($)(c)	Bonus ($)(d)	Stock Awards ($)(e)	Option Awards ($)(f)	All Other Compensation ($)(i)	Total ($)(j)
Dennis McGuire(1)(2)	2006	$225,000	$30,000	—	$ 64,218	$ 37,448	$356,666
President and Chief Executive Officer	2005	$129,810	—	—	—	$192,868	$322,678
Joe M. Allbaugh(2)(3)	2006	—	—	$2,083	$ 56,601	$360,000	$418,684
President of Ecosphere Systems	2005	—	—	—	$146,025	$120,000	$266,025
James C. Rushing III(2)	2006	$185,000	—	—	$ 39,636	$ 32,483	$257,119
Chief Financial Officer	2005	$136,615	—	—	—	—	$136,615

———————

(1)

Mr. McGuire became Chief Executive Officer as of October 1, 2005 replacing Mr. Stephen R. Johnson, who became President of UltraStrip Envirobotic Solutions. Previously, Mr. McGuire was a consultant to Ecosphere Technologies.

(2)

Please see the assumptions relating to the valuation of our stock option awards which are contained in Note 9 and Note 1 to our unaudited and audited Consolidated Financial Statements contained in this prospectus.

(3)

Mr. Allbaugh was appointed President of Ecosphere Systems in September 2006 replacing Mr. Michael R. Donn, Sr. who became Executive Vice President and Chief Operating Officer of Ecosphere Systems. The sums consist of consulting fees. Mr. Allbaugh’s 2005 option award is reflected as compensation for service as a non-employee in 2005 and 2006. His 2006 stock award which resulted from an automatic grant to him as a non-employee director and vests annually over a three-year period, subject to remaining as a director on each applicable vesting date.

Executive Employment Agreements

We have entered into employment agreements with each of our executive and other officers other than Mr. Joe M. Allbaugh. The terms of his Consulting Agreement are described later in this “Executive Compensation” section. On May 25, 2006, Ecosphere entered into a Management Compensation Adjustment Plan with all executives listed in the table below and thereby amended their respective Employment Agreements. Under the Plan, the executives agreed to reduce their total annual salaries by approximately $400,000 and in return they received additional stock options and commissions based upon revenues of Ecosphere and/or its subsidiaries as listed below. The Plan effectively extended or reduced the terms of the Employment Agreements so that all expire May 25, 2008 unless terminated earlier by the Board of Directors.

The chart below summarizes the terms and conditions of these Employment Agreements, as amended by the Management Compensation Adjustment Plan, and reflects a comparison of the current and former salaries of each executive.

	Previous Contract		Current Contract
Executive and Position	Prior Base Salary	Option/Bonus Incentive(1)	Current Base Salary or Fees	Additional Options(2)	Commission(3)
Dennis McGuire President and Chief Executive Officer	$325,000	3,000,000 options	$225,000(4)(5)	1,000,000 options	3.0% Consolidated
James C Rushing III Chief Financial Officer	$210,000	$20,000 signing bonus(6) 400,000 options	$185,000	600,000 options	1.0% Consolidated
Michael R. Donn, Sr. President of Ecosphere Systems	$137,000	500,000 options	$125,000	500,000 options	2.0% ESI 1.0% Consolidated
Jacqueline K. McGuire Vice President of Administration and Secretary	$125,000	100,000 options	$75,000	250,000 options	N/A
Stephen R. Johnson President of Envirobotic Solutions	$250,000	1,000,000 options	$125,000	500,000 options	2.0% UES 1.0% Consolidated
John P. Odwazny Chief Operating Officer of Envirobotic Solutions	$165,000	300,000 options	$100,000	250,000 options	1.0% UES 1.0% Consolidated

———————

(1)

All options are exercisable at $1.10 per share except for (i) 500,000 options held by Mr. Johnson exercisable at $1.30 per share, (ii) 3,000,000 options issued to Mr. McGuire exercisable at $1.00 per share and (iii) 100,000 options held by Mr. Rushing exercisable at $1.00 per share.

(2)

The options are exercisable at $0.83 per share over a five-year period and vest in equal increments every six months over a 24 month period subject to periodic performance reviews by the Chief Executive Officer or the Compensation Committee at six month intervals.

(3)

In exchange for reducing salaries and waiving accrued salaries for 2006 since they were not receiving their full salaries, the 2006 Management Compensation Adjustment Plan awarded commissions and options to the persons listed in the table. “UES” means Envirobotic Solutions, and indicates that the percentage commission is determined from revenue from that company. “ESI” means Ecosphere Systems and indicates that the percentage commission is determined from revenue from that company. “Consolidated” means that the percentage commission is determined from the combined revenues of Ecosphere Technologies and from UES and ETI, its wholly-owned subsidiaries. Commissions apply to any revenues whatsoever from the indicated company or companies, including product or service sales as well as transactions to “monetize” technology portfolio inventory.

(4)

Under his Consulting Agreement which terminated effective October 1, 2005, Mr. McGuire received a fee of $200,000 during the first year, $225,000 during the second year, and beginning October 3, 2005 would have received $250,000 for the remaining two years of the Agreement.

(5)

Mr. McGuire was entitled to a $30,000 cash bonus for 2005 which has not been paid and can receive an annual bonus of 2.5% of net income, subject to 50% of base salary.

(6)

Not paid and owed to Mr. Rushing.

Each executive is entitled to severance if dismissed without cause as follows: Mr. McGuire (balance of agreement), Mr. Rushing (six months), Mr. Donn (six months for each year of service), Mrs. McGuire and Mr. Odwazny (two months for each year of service) and Mr. Johnson (the lesser of one year’s base salary or the salary due for the remainder of the term). Each executive also agreed to a two-year non-compete following termination of employment.

In September 2006, we appointed Mr. Joe M. Allbaugh, one of our directors, as President of our subsidiary, Ecosphere Systems. We have a Consulting Agreement with a company headed by Mr. Allbaugh, The Allbaugh Company, LLC. Under the terms of the Consulting Agreement with Mr. Allbaugh’s company, we are paying it a monthly fee of $30,000 per month and have agreed to pay it an 8% commission from all of the revenues received by us or Ecosphere Systems or any of our other subsidiaries from a party introduced to us by Mr. Allbaugh, payable as we collect the revenues. In addition, we shall issue Mr. Allbaugh vested five-year options to purchase 500,000 shares of common stock exercisable as of the date of grant with additional options granted on a pro rata basis for revenues above $10 million. Under the Consulting Agreement, if Mr. Allbaugh introduces us to a third party which acquires any of our assets or capital stock not in the ordinary course of business, we shall pay a 4% fee and issue 500,000 stock options per $10,000,000 of transaction value.

We have agreed to enter into a three-year employment agreement with Mr. Kevin Grady, a 10% shareholder and non-management employee. Mr. Grady is receiving a salary at the rate of $85,000 per year. In addition, we issued Mr. Grady 1,000,000 options to purchase our common stock over a five-year period at $1.00 per share vesting in equal increments of 250,000 shares every six months subject to continued employment on the applicable vesting date.

Outstanding Awards at Fiscal Year End

Listed below is information with respect to unexercised options, restricted stock that has not vested, and equity incentive plans for each named executive officer outstanding as of December 31, 2006:

	OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	OPTION AWARDS						STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)
Dennis McGuire(1)	1,000,000	(2)			$3.00	6/30/2007
	3,000,000	(2)			$1.00	11/8/2015
	250,000	(3)(4)		750,000(4)	$0.83	5/26/2011
	3,000,000	(2)			$1.30	10/3/2013
Joe M. Allbaugh	66,667		33,333(5)		$1.10	10/2/2015
	1,000,000	(2)			$1.00	6/30/2010
							18,293(6)	$7,134
James C. Rushing III	750,000	(2)			$1.00	8/2/2015
	100,000	(2)			$1.00	12/31/2014
	300,000	(2)			$1.10	12/31/2014
	150,000	(3)(4)		450,000(4)	$0.83	5/26/2011
			50,000(7)		$0.44	12/17/2011

———————

(1)

Does not include his wife who is an executive officer.

(2)

Fully vested.

(3)

Assumes vested subject to the first performance review.

(4)

These options vest every six months over the two-year period beginning on May 26, 2006 subject to performance reviews.

(5)

The remaining unvested amount vests on October 20, 2008, subject to remaining as a director on that date.

(6)

Vests in one-third increments on August 10, 2007, 2008 and 2009 subject to continued service on the Board of Directors at that time.

(7)

These options vest on June 18, 2007, subject to continued service on the Board of Directors at that time.

Compensation of Directors

We do not pay cash compensation to our directors for service on our Board of Directors. Members of our Board of Directors were compensated with restricted stock and options in 2006 for services  as a director as follows:

Name (a)	Stock Awards ($) (c)	Option Awards ($) (d)	Total ($) (j)
George R. Sterner	$11,111	$573	$11,684
Joe M. Allbaugh	$2,083	$11,889	$13,972
Michael R. Donn, Sr.	—	—	—
Barry I. Hechtman	$3,472	$11,835	$15,308
Stephen R. Johnson	—	—	—
J. Francis Lavelle	$1,389	$6,224	$7,613
James C. Rushing III	—	—	—
Charles Vinick	$6,250	—	$6,250

We do not compensate our employees for service on the Board of Directors

Equity Compensation Plan Information

At our annual shareholders’ meeting in 2006, our shareholders approved the 2006 Equity Incentive Plan, which had been previously approved by our Board of Directors. Our prior Stock Option Plans limited us to providing for automatic awards of stock options to members of our Board of Directors and its committees as well as discretionary grants of options to employees and consultants. Under the Equity Incentive Plan, we may issue up to 10,000,000 discretionary stock options, stock appreciation rights, restricted stock or restricted stock units to our directors, employees and consultants.

Under the Equity Incentive Plan, all of our directors who are not employees or 10% shareholders and all director advisors shall automatically receive a grant of restricted stock with the number of shares based upon market price at the time of grant as follows:

Qualifying Event	Restricted Stock(1)
Initial appointment as Chairman of the Board	$150,000	(2)
Initial election or appointment of outside directors	$40,000
Initial appointment of an outside director as Chairman of the following: Audit Committee, Compensation Committee and other committees at the discretion of the Compensation Committee	$10,000
Appointment and annual re-appointment of an outside director to the following: Audit Committee, Compensation Committee and other committees at the discretion of the Compensation Committee	$5,000
Initial appointment as an Advisory Board member	$12,000
Re-election or re-appointment as Chairman of the Board	$75,000	(2)
Re-election of an outside director to the Board (except for the Chairman)	$15,000
Re-election or re-appointment as Chairman of the following: Audit Committee, Compensation Committee and other committees at the discretion of the Compensation Committee	$10,000
Re-appointment to Advisory Board	$3,000

———————

(1)

The director or director advisor may at their option receive restricted stock units in lieu of restricted stock.

(2)

All awards shall vest in three equal installments one, two and three years following the date of each grant, subject to continued service as a director or director advisor on the applicable vesting date.

The exercise price of options or stock appreciation rights granted under the 2006 Plan shall not be less than the fair market value of the underlying common stock at the time of grant. In the case of Incentive Stock Options, the exercise price may not be less than 110% of the fair market value in the case of 10% shareholders. Options and stock appreciation rights granted under the Equity Incentive Plan shall expire no later than five years after the date of grant. The option price may be paid in United States dollars by check or wire transfer  or, at the discretion of the Board of Directors or Compensation  Committee, by delivery of shares of our common stock having fair market value equal as of the date of exercise to the cash exercise price, or a combination thereof.

A maximum of 10,000,000 shares are available for grant under the Equity Incentive Plan. The identification of individuals entitled to receive awards, the terms of the awards, and the number of shares subject to individual awards, are determined by our Board of Directors or the Compensation Committee, in their sole discretion. The aggregate number of shares with respect to which options or stock awards may be granted under the Equity Incentive Plan the purchase price per share, if applicable, shall be adjusted for any increase or decrease in the number of issued shares resulting from a recapitalization, reorganization, merger, consolidation, exchange of shares, stock dividend, stock split, reverse stock split, or other subdivision or consolidation of shares.

Our Board of Directors or the Compensation Committee may from time to time alter, amend, suspend, or discontinue the Equity Incentive Plan with respect to any shares as to which awards of stock rights have not been granted. However no rights granted with respect to any awards under this Equity Incentive Plan before the amendment or alteration shall not be impaired by any such amendment, except with the written consent of the grantee.

Under the terms of the Equity Incentive Plan, our Board of Directors or the Compensation Committee may also grant awards which will be subject to vesting under certain conditions. The vesting may be time-based or based upon meeting performance standards, or both. Recipients of restricted stock awards will realize ordinary income at the time of vesting equal to the fair market value of the shares. We will realize a corresponding compensation deduction. Upon the exercise of stock options or stock appreciation rights, the holder will have a basis in the shares acquired equal to any amount paid on exercise plus the amount of any ordinary income recognized by the holder. On sale of the shares, the holder will have a capital gain or loss equal to the sale proceeds minus his or her basis in the shares.

Beginning in 2005, we adopted a policy of providing for “clawback” provisions in our option agreements and intend to provide for them in our agreements under the Equity Incentive Plan. This enables our Board of Directors to cancel stock awards and recover past profits if the person is dismissed for cause or commits certain acts which harm us.

The following chart reflects the number of stock rights we awarded in 2006 to our executive officers and directors under the Equity Incentive Plan following its adoption in August 2006 and earlier stock option plans.

Name	Number of Shares of Restricted Stock or Options	Percent of Total Options Granted to Employees in Fiscal year	Exercise Price per Share	Expiration Date
George R. Sterner(1)	97,561 shares	—	—	—
Joe M. Allbaugh(1)	18,293 shares	—	—	—
Barry Hechtman(1)	30,488 shares	—	—	—
J. Francis Lavelle(1)	15,385 shares	—	—	—
J. Francis Lavelle	100,000 options	2.2%	$.53	July 28, 2016
Charles Vinick(1)	69,231 shares	—	—	—
James C. Rushing III	600,000(2) options	13.0%	$.83	May 26, 2011
James C. Rushing III	50,000 options	1.1%	$.44	December 18, 2011
Dennis McGuire	1,000,000(2) options	21.7%	$.83	May 26, 2011
Michael R. Donn, Sr.	500,000(2) options	10.9%	$.83	May 26, 2011
Michael R. Donn, Sr.	50,000 options	1.1%	$.44	December 18, 2011
Stephen R. Johnson	500,000(2) options	10.9%	$.83	May 26, 2011
Stephen R. Johnson	50,000 options	1.1%	$.44	December 18, 2011
Jacqueline McGuire	250,000 options	5.4%	$.83	May 26, 2011
Jacqueline McGuire	50,000 options	1.1%	$.44	December 18, 2011

———————

(1)

Vesting in one-third increments on August 10, 2007, 2008 and 2009 subject to continued service on the Board of Directors at that time.

(2)

These options vest, if at all, based upon the approval of the Compensation Committee for Mr. and Mrs. McGuire or the Chief Executive Officer for all other officers each six months over the two-year period beginning on May 26, 2006. The other options are vested, but cannot be exercised until at least 180 days following December 18, 2006.

In addition to the 2006 Equity Incentive Plan, we previously established the 2003 Stock Option Plan for Outside Directors and Advisory Board Members and the 2003 Equity Incentive Plan. The 2003 Plans authorizes the grant of options to purchase 4,500,000 and 4,000,000 shares of common stock. We do not intend to grant any further options under the 2003 Plans.

Prior to 2006 we granted stock options outside of our stock option plans with various individuals, including executive officers and directors. All options under these grants are fully vested. The options have exercise prices from $1.00 to $5.00 and expire between June 30, 2006 and October 3, 2023.

RELATED PERSON TRANSACTIONS

During this year and the last two fiscal years, we have engaged in certain transactions in which some of our directors, executive officers and 10% shareholders had or will have a direct or indirect material interest, in which the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets for the last three completed fiscal years (2004, 2005 and 2006)(except for employment relationships), which are described below.

Due to our limited working capital, we are unable to pay salaries and commissions due to our senior management. These sums were paid following the closing of our December 2006 private placement. The following chart lists the amount of salaries and commissions that were past due, prior to the December 2006 payments.

Name	Salaries and Commissions
Dennis McGuire	$106,680
James C. Rushing III	$ 69,403
Jacqueline K. McGuire	$ 23,080
Stephen R. Johnson	$ 75,912
Michael R. Donn, Sr.	$ 50,947

Additionally, we did not pay The Allbaugh Company $360,000 in consulting fees due to our lack of working capital. This sum was paid in December 2006. The Allbaugh Company is headed by Mr. Joe M. Allbaugh, a director and executive officer.

On May 12, 2006, our Board of Directors approved the 2006 Management Compensation Adjustment Plan. In addition to the reduced salaries, our senior management received in exchange for modifying their employment agreements and receiving additional stock options and the right to commissions based upon gross revenues, which is described in the section of this prospectus entitled “Executive Compensation.”  The following persons waived the sums listed which they had not received in 2006.

Name	2006 Salaries Waived
Dennis McGuire	$40,054
James C. Rushing III	$ 5,578
Michael R. Donn, Sr.	$ 4,806
Jacqueline K. McGuire	$ 4,005
Stephen R. Johnson	$10,013
John P. Odwazny	$ 6,008

Under the 2006 Management Compensation Adjustment Plan, the status of each employee must be reviewed every six months. The initial review will occur following completion of the 2006 audit.

Additionally, we owe Mr. McGuire $30,000 representing a guaranteed 2005 bonus and owe Mr. Rushing $20,000 due as a signing bonus in connection with his becoming an employee in 2005.

In order to meet our working capital needs pending the closing of our December private placement, we borrowed funds from our executive officers, primarily Dennis and Jacqueline McGuire, to meet our working capital needs. All of these loans have been repaid without interest.

On November 5, 2004, Mr. Dennis McGuire and his wife, Mrs. Jacqueline K. McGuire, exchanged $898,044 they had previously loaned to us, together with $101,956 in interest payable on those loans, for a $1,000,000 convertible note and warrants to purchase 1,000,000 shares of common stock at $1.00 and another 1,000,000 shares at $1.25 per share in our private placement. Mr. and Mrs. McGuire simultaneously converted that note into 1,000,000 shares of common stock.

Each of our officers and directors and Mr. Kevin Grady, a 10% shareholder who is an employee, signed lock-up agreements in connection with the closing of our December 2006 private placement in which they agreed not to sell any of their shares of common stock for 90 days following the date of this prospectus.

Effective December 1, 2005, we entered into a Representation Agreement with Vice-Admiral George R. Sterner, who is our Chairman of the Board of Directors, and a retired Vice-Admiral of the United States Navy. He has agreed to use his relationships to assist Envirobotic Solutions in obtaining coating removal contracts from ship repair yards and operators of vessels. If successful, we will pay him sales commissions consisting of cash and options. We issued Vice-Admiral Sterner 1,000,000 five-year options to purchase our common stock at $1.00 per share, all of which are now vested. Additionally, if Vice-Admiral Sterner arranges any introductions which result in our receiving financing or selling assets not in the ordinary course of business, we have agreed to pay him additional fees consisting of cash and options. Vice-Admiral Sterner introduced us to BAE and will receive compensation from the revenue we generate through our BAE agreement, which remains unpaid. During the year ended December 2006 Vice-Admiral Sterner earned $13,789 in commissions generated through our BAE Agreement. At December 31, 2005, we owed Vice-Admiral Sterner $33,914 in commissions for 2003 and 2004 arising from a prior Consulting Agreement which expired in 2003. We paid him $25,000 in 2006, leaving a balance of $22,703. Additionally, Vice-Admiral Sterner lent us $240,000 in 2003 in exchange for a $240,000 note. Additionally, the current balance at December 31, 2006 with accrued interest was approximately $318,709. We recently agreed, subject to approval by our Board of Directors, to issue a new note of $341,412, to Vice Admiral Sterner, which includes the commissions which are due him. The note will provide for interest of prime plus 2% to accrue only on the $240,000 we borrowed from Vice-Admiral Sterner. The note will further provide that any future commissions shall be added to the principal. We also agreed to make payments of $40,000 per month beginning on March 31, 2007 with payments to be applied first to interest, next to commissions and finally to principal.

Effective July 1, 2005, we entered into a one-year agreement with The Allbaugh Company, which is headed by Mr. Joe M. Allbaugh, a director of Ecosphere and now the president of Ecosphere Systems. For the first year, we paid The Allbaugh Company $20,000 a month for the first six months and $30,000 a month beginning in 2006. The Agreement has continued month-to-month. Additionally, we issued The Allbaugh Company five-year options to purchase 1,000,000 shares of our common stock at $1.00 per share. See the discussion of all of the terms of the Consulting Agreement in the Executive Compensation section of this prospectus.

In August 2005 we made a one-time grant of stock options to Messrs. William Owens, James C. Rushing III and George R. Sterner for prior services as Chairman of the Board as summarized in the table below. These options are all vested.

Name	Number of Options	Exercise Price per Share	Expiration Date
Admiral William Owens(1)	1,250,000	$1.00	August 2, 2015
James C. Rushing III(1)	750,000	$1.00	August 2, 2015
Vice-Admiral George R. Sterner(2)	500,000	$1.00	August 2, 2015

———————

(1)

Former Chairman of the Board of Ecosphere.

(2)

Current Chairman of the Board of Ecosphere.

On April 29, 2005, we purchased a total of 733,334 shares of our common stock at $1.00 per share from Mr. Jean-Michel Cousteau and two other shareholders affiliated with Mr. Cousteau, one of whom, Mr Charles Vinick is now a member of our Board of Directors. We issued these three shareholders notes due December 31, 2005, which notes were payable with a portion of the proceeds from revenues from the sale of our coating removal systems and our private placement offering. Effective in September 2005, the transaction was reversed with no payments of principal or interest paid by us. Mr. Cousteau resigned as a member of our Board of Directors effective April 29, 2005 and joined our Board of Advisors on the same date. In December 2006, Mr. Cousteau was appointed a director emeritus of Ecosphere Technologies.

In addition to Mrs. Jacqueline McGuire and Mr. Michael R. Donn, Sr., Ecosphere Systems’ Executive Vice President and Chief Operating Officer and a director of Ecosphere, being the wife and brother-in-law of Mr. Dennis McGuire, our Chief Executive Officer, three other members of their families are employed by Ecosphere. Except for Mr. and Mrs. McGuire and Mr. Donn, none of these family members receive $60,000 or more per year in compensation. Ecosphere believes that based upon the services it receives from these related parties, the compensation is fair to Ecosphere.

In December 2005, we accelerated the vesting of options held by certain executive officers. Our Board of Directors decided not to accelerate the vesting of its own options because of concerns about shareholder perception. The options vested were:

Executive	Number
Dennis McGuire	3,000,000
Michael R. Donn, Sr.	33,334
John P. Odwazny(1)	100,001
Jacqueline K. McGuire	66,668

———————

(1)

Mr. Odwazny is currently Chief Operating Officer of Envirobotic Solutions and no longer is an executive officer of Ecosphere.

PRINCIPAL SHAREHOLDERS

The following table sets forth the number of shares of Ecosphere’s voting stock beneficially owned as of the date of this prospectus by (i) those persons known by Ecosphere to be owners of more than 5% of its common stock, (ii) each director of Ecosphere, (iii) our chief executive officer and the other executive officers listed in the Summary Compensation Table, and (iv) all executive officers and directors of Ecosphere as a group:

	Beneficial Ownership Prior to Offering		Beneficial Ownership After Offering(3)
Name and Address of Beneficial Owner(1)(2)	Shares	Percentage	Shares	Percentage
Dennis McGuire and Jacqueline K. McGuire(4)(5)	12,852,500	19.4%	12,452,500	13.0%
James C. Rushing III(6)(7)	1,415,000	2.4%	1,415,000	1.6%
Joe M. Allbaugh(7)(8)(9)	1,084,959	1.9%	1,051,626	1.2%
Vice-Admiral George R. Sterner(10)(11)(12)	1,870,895	3.2%	1,870,895	2.1%
Michael R. Donn, Sr.(10)(13)	1,119,800	2.0%	1,119,800	1.3%
Barry I. Hechtman(10)(15)(16)	100,488	*	100,488	*
Stephen R. Johnson(7)(14)	1,173,500	2.0%	1,173,500	1.3%
J. Francis Lavelle(10)(17)(18)	48,718	*	48,718	*
Charles Vinick(10)(19)(20)	169,231	*	169,231	*
Kevin P. Grady(21) (22)	7,308,122	12.8%	7,308,122	8.4%
Officers and Directors as a Group (10 persons)	18,335,091	25.2%	17,901,758	17.5%

———————

*

Less than one percent.

(1)

Except where indicated in other footnotes, each of the persons listed above has the address c/o Ecosphere Technologies, Inc., 3515 S.E. Lionel Terrace, Stuart, FL 34997

(2)

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all securities beneficially owned by them. Beneficial ownership exists when a person has either the power to vote or sell our common stock. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days whether upon the exercise of options or otherwise. We also sold convertible debentures, which convert to 10,485,223 shares of common stock, and warrants to purchase 7,863,918 shares of common stock to three institutional investors under common control and convertible debentures which convert to 3,061,912 shares of common stock and warrants to purchase 2,298,684 shares of common stock to a trust. However, the Securities Purchase Agreement under which these securities were sold provides that none of the purchasers shall have more than a 4.99% beneficial ownership in Ecosphere and therefore none are 5% beneficial owners which need to be included in this table. The three funds under common control and the trust are:

•

Pierce Diversified Strategy Master Fund LLC Ena

•

Enable Opportunity Fund Partners LP

•

Enable Growth Partners LP

•

Frey Living Trust of 3-20-96

(3)

Assumes all debentures and notes have been converted and all warrants exercised for cash by the parties listed in the “Selling Shareholders” section of this prospectus..

(4)

Includes:

•

90,000 shares of common stock owned by Mrs. McGuire,

•

3,050,000 shares owned jointly. Mr. and Mrs. McGuire have issued to third parties options to purchase 2,000,000 shares of common stock at prices ranging from $0.10 to $1.00 per share. The amount listed as beneficially owned has not been reduced in the event of exercise.

•

7,250,000 shares issuable upon exercise of vested options owned by Mr. McGuire, which assumes the vesting of 250,000 options related to the first performance review,

•

462,500 shares issuable upon exercise of vested options owned by Mrs. McGuire, which assumes the vesting of 62,500 options related to the first performance review,

•

2,000,000 shares issuable upon exercise of warrants jointly owned and

Does not include:

•

50,000 shares issuable upon exercise of options that are not exercisable within 60 days of the date of this prospectus,

•

937,500 shares issuable upon exercise of options subject to future performance reviews, and

•

863,814 shares which Mrs. McGuire transferred to a trust whose beneficiaries are members of her family.

Mr. McGuire disclaims beneficial ownership of the securities held solely in Mrs. McGuire’s name and Mrs. McGuire disclaims beneficial ownership of the securities held solely in Mr. McGuire’s name, and this prospectus shall not be deemed an admission that either is the beneficial owner of the other’s securities solely held in that person’s name for any purpose.

(5)

Both are executive officers.

(6)

All of these shares are issuable upon exercise of options, which assumes the vesting of 150,000 options related to the first performance review. Does not include 50,000 shares issuable upon exercise of options that are not exercisable within 60 days of the date of this prospectus. Also does not include 450,000 shares issuable upon exercise of options subject to future performance reviews.

(7)

An executive officer and director.

(8)

Address is 400 North Capitol Street, NW, Suite 475, Washington, DC 20001.

(9)

Includes 18,293 shares of restricted stock which vest in equal increments on August 11, 2007, 2008 and 2009, subject to remaining as a director on each applicable vesting date. Includes 1,066,666 shares of common stock issuable upon exercise of options. Does not include 33,334 shares issuable upon exercise of options that are not exercisable within 60 days of the date of this prospectus, subject to remaining as a director on each applicable vesting date.

(10)

A director.

(11)

Includes 97,561 shares of restricted stock which vest in equal increments on August 11, 2007, 2008 and 2009, subject to remaining as a director on each applicable vesting date. Includes 1,775,000 shares of common stock issuable upon exercise of options. Does not include 1,666 shares issuable upon exercise of options that are not exercisable within 60 days of the date of this prospectus.

(12)

Address is 2708 Hatmark Street, Vienna, VA 22181.

(13)

Includes 1,025,000 shares of common stock issuable upon exercise of options, which assumes the vesting of 125,000 options related to the first performance review. Does not include 50,000 shares issuable upon exercise of options that are not exercisable within 60 days of the date of this prospectus. Also does not include 375,000,000 shares issuable upon exercise of options subject to future performance reviews.

(14)

Includes 1,160,000 shares of common stock issuable upon exercise of options, which assumes the vesting of 125,000 options related to the first performance review. Does not include 50,000 shares issuable upon exercise of options that are not exercisable within 60 days of the date of this prospectus. Also does not include 375,000,000 shares issuable upon exercise of options subject to future performance reviews.

(15)

Address is 8100 SW 81 Drive, #210, Miami, FL 33143.

(16)

Includes 30,488 shares of restricted stock which vest in equal increments on August 11, 2007, 2008 and 2009, subject to remaining as a director on each applicable vesting date. Includes 70,000 shares of common stock issuable upon exercise of options. Does not include 35,000 shares issuable upon exercise of options that are not exercisable within 60 days of the date of this prospectus, subject to remaining as a director on each applicable vesting date.

(17)

Address is 245 Park Avenue, New York, NY 10167.

(18)

Includes 15,385 shares of restricted stock which vest in increments of 5,128 shares on August 11, 2007 and 2008 and 5,129 shares on August 11, 2009. Includes 33,333 shares of common stock issuable upon exercise of options. Does not include 66,667 shares issuable upon exercise of options that are not exercisable within 60 days of the date of this prospectus.

(19)

Address is 2323 Foothill Lane, Santa Barbara, CA 93105.

(20)

Includes 69,231 shares of restricted stock which vest in equal increments on August 11, 2007, 2008 and 2009, subject to remaining as a director on each applicable vesting date.

(21)

An employee.

(22)

Includes 500,000 shares of common stock issuable upon exercise of options. Does not include 550,000 shares issuable upon exercise of options that are not exercisable within 60 days of the date of this prospectus.

SELLING SHAREHOLDERS

The following table provides information about each selling shareholder listing how many shares of our common stock they own on the date of this prospectus, how many shares are offered for sale by this prospectus, and the number and percentage of outstanding shares each selling shareholder will own after the offering assuming all shares covered by this prospectus are sold. None of the Selling Shareholders have had any position, office, or material relationship with us or our affiliates within the past three years. The information concerning beneficial ownership has been taken from Ecosphere’s stock transfer records and information provided by the Selling Shareholders.

Name of Selling Security Holder	Number of Shares Beneficially Owned Pre- Offering (1)	Amount Offered(1)	Number of Shares Beneficially Owned Post- Offering(2)	Percentage Beneficially Owned Post- Offering(2)
Russell O. Briere	142,857	142,857	0	0%
Enable Opportunity Fund Partners LP(3)	1,834,914	1,834,914	0	0%
Enable Growth Partners LP(3)	15,596,770	15,596,770	0	0%
Lawrence & Lorraine Eng as joint tenants with right of survivorship	344,531	73,529	271,002	*
Frey Living Trust of 3-20-96(4)	5,363,596	5,363,596	0	0%
Gemini Master Fund, Ltd. (5)	2,822,944	2,822,944	0	0%
Heller Capital(6)	3,000,000	3,000,000	0	0%
John Liu	53,763	53,763	0	0%
Pierce Diversified Strategy Master Fund LLC Ena(3)	917,457	917,457	0	0%
John S. Poindexter III	65,789	65,789	0	0%
Nathan B. Powell	44,643	44,643	0	0%
Andrew C. & Elizabeth G. Pretzer	68,763	53,763	15,000	*
Michael & Beth Harris(7)	260,000	250,000	10,000	*
Daryl & Heather Cramer(7)	250,000	250,000	0	0
Michael Cristoforo(8)	1,738,814	400,000	1,338,814	1.5%

———————

*

Less than 1%.

(1)

Except as otherwise indicated, the shares beneficially owned include (i) shares of common stock issued or issuable upon conversion of our debentures (ii) shares issuable upon conversion of our notes and (iii) shares issuable upon exercise of warrants.

(2)

Assumes all notes and debentures converted, all warrants exercised and all shares of common stock issued are sold.

(3)

Each of these Selling Shareholders is controlled by Mitch Levine.

(4)

Philip Frey Jr. is the trustee of this trust.

(5)

This investment manager of Gemini Master Fund, Ltd. is Gemini Strategies, LLC. The managing member of Gemini Strategies, LLC is Mr. Steven W. Winters. As such, Mr. Winters may be deemed beneficial owner of the shares; however, Mr. Winters disclaims beneficial ownership of such shares and this prospectus shall not be deemed an admission that Mr. Winters is the beneficial owner of these shares for any purpose.

(6)

This selling shareholder is controlled by Ronald Heller.

(7)

Michael Harris and Daryl Cramer are employees of Harris Cramer LLP, which is counsel to Ecosphere. Consists of shares issuable upon the exercise of $0.25 options granted by Ecosphere’s Chief Executive Officer and Senior Vice President of Administration. The options were granted to Mr. Harris and unrelated to any legal fees charged or to be charged.

(8)

Mr. Cristoforo is a friend of Mr. Dennis McGuire, Ecosphere’s Chief Executive Officer and trustee of a trust for the benefit of Mr. McGuire’s family. This trust owns 863,814 shares of Ecosphere common stock, which shares are included in the shares beneficially owned by Mr. Cristoforo. In addition, the McGuires may within 60 days of the date of this prospectus transfer 400,000 shares of common stock held jointly by them to Mr. Cristoforo in satisfaction of a personal obligation.

PLAN OF DISTRIBUTION

We are registering the shares of our common stock covered by this prospectus for the Selling Shareholders. The Selling Shareholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any stock exchange, market or trading facility on which the shares are then traded or in private transactions, subject to certain lock-up agreements. These sales may be at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:

•

Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

An exchange distribution in accordance with the rules of the applicable exchange;

•

Privately negotiated transactions;

•

Short sales;

•

Broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•

Writing of options on the shares;

•

A combination of any such methods of sale; and

•

Any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

The Selling Shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The Selling Shareholders or their respective pledgees, donees, transferees or other successors in interest may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a Selling Shareholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Shareholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act of 1933 or the rules thereunder. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The Selling Shareholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No Selling Shareholder has entered into any agreement with a prospective underwriter and the Selling Shareholders have advised us that they have no plans to enter into any such agreement.

The Selling Shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules thereunder, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Shareholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the Selling Shareholders which purchased our senior convertible debentures, or their transferees or assignees and Selling Shareholders who purchased our convertible notes, against certain liabilities, including liabilities under the Securities Act or to contribute to payments the Selling Shareholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities. If the Selling Shareholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, or file a prospectus supplement to describe the agreements between the Selling Shareholders and the broker-dealer.

We are paying all fees and expenses incident to the registration of the shares, excluding fees and disbursements of any counsel to the Selling Shareholders, brokerage commissions and underwriter discounts.

We have advised each Selling Shareholder that it may not use shares registered for public sale by this prospectus to cover short sales of our common stock made prior to the date of this prospectus. However, the purchasers of our senior convertible debentures have advised us that they may sell our common stock short after the date of this prospectus and deliver shares offered by this prospectus to cover any short position. Each Selling Shareholder who uses this prospectus for any sale of our common stock will be subject to the prospectus delivery requirements of the Securities Act. The Selling Shareholders are also responsible for complying with the applicable provisions of the Securities Exchange Act of 1934 and the rules thereunder including Regulation M in connection with their sales of shares of common stock under this prospectus.

DESCRIPTION OF SECURITIES

We are a Delaware corporation. We were originally incorporated in 1998 as a Florida corporation under the name UltraStrip Systems, Inc. In September 2006, our shareholders approved a proposal for us to reincorporate in Delaware and change our name to Ecosphere Technologies, Inc.

Common Stock

We are authorized to issue 150,000,000 shares of common stock, $0.01 par value, of which 56,393,972 shares are currently outstanding. The holders of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Cumulative voting for election of directors is not permitted. Subject to the prior rights of any series of preferred stock, holders of common stock are entitled to receive ratably any dividends that may be declared by the Board of Directors out of legally available funds, and, in the event of our liquidation, dissolution or winding up, are entitled to share ratably in all assets remaining after payment of liabilities. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. The outstanding common stock is validly issued, fully paid and nonassessable.

Preferred Stock

We are authorized to issue 4,999,505 shares of preferred stock, par value $0.01 per share, with such rights, preferences and limitations as may be created from time to time by our Board of Directors. In addition, we have authority to issue 11 shares of Series A preferred stock, of which nine shares are currently outstanding, and 484 shares of Series B preferred stock, of which 464 shares are currently outstanding. The Series A preferred shareholders are entitled to receive a liquidation preference in the amount of $25,000 per share. Following payment of the Series A shareholders, the Series B preferred shareholders are entitled to a liquidation preference in the amount of $2,500 per share. Shares of Series A preferred stock are redeemable by us for $27,500 per share, plus any accrued unpaid dividends, and are redeemable by the holders in the event of a change in control for $25,000 plus any accrued unpaid dividends. Shares of Series B preferred stock are redeemable by us for $3,000 per share, plus any accrued unpaid dividends, and are redeemable by the holders in the event of a change in control for $2,500. Holders of Series A and B preferred stock may convert their shares, in whole or in part, into shares of common stock at any time. Each share of Series A preferred stock converts into 6,000 shares of common stock, and each share of Series B preferred stock converts into 835 shares of common stock. Shares of Series and Series B preferred stock do not have any voting rights.

Anti-takeover Effects of Delaware Law

We are subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly-held Delaware corporation from engaging in various “business combination” transactions such as a merger with any “interested stockholder” which includes, a stockholder owning 15% of a corporation’s outstanding voting securities, for a period of three years after the date in which the person became an interested stockholder, unless:

•

The transaction is approved by the corporation’s Board of Directors prior to the date the stockholder became an interested stockholder;

•

Upon closing of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the shares of stock entitled to vote generally in the election of directors of the corporation outstanding excluding those shares owned by persons who are both directors and officers and specified types of employee stock plans; or

•

On or after such date, the business combination is approved by the Board of Directors and at least 66 2/3% of outstanding voting stock not owned by the interested stockholder.

Indemnification and Liability of Directors and Officers

Our certificate of incorporation provides that none of our directors will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•

For any breach of the director’s duty of loyalty to us or our shareholders;

•

For acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

•

Under Section 174 of the Delaware General Corporation Law for the unlawful payment of dividends; or

•

For any transaction from which the director derives an improper personal benefit.

These provisions eliminate our rights and those of our shareholders to recover monetary damages from a director for breach of his fiduciary duty of care as a director except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our shareholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty.

Section 145 of the Delaware General Corporation Law provides a corporation with the power to indemnify any officer or director acting in his capacity as our representative who is or is threatened to be made a party to any lawsuit or other proceeding for expenses, judgment and amounts paid in settlement in connection with such lawsuit or proceeding. The indemnity provisions apply whether the action was instituted by a third party or was filed by one of our shareholders. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. We have provided for this indemnification in our Certificate of Incorporation because we believe that it is important to attract qualified directors and officers. We have also entered into Indemnification Agreements with our directors and officers which agreements are designed to indemnify them to the fullest extent permissible by law, subject to one limitation described in the next sentence. We have further provided in our Certificate of Incorporation that no indemnification shall be available, whether pursuant to our Certificate of Incorporation or otherwise, arising from any lawsuit or proceeding in which we assert a direct claim, as opposed to a shareholders’ derivative action, against any directors and officers. This limitation is designed to insure that if we sue a director or officer we do not have to pay for his defense.

We have been advised that the Securities and Exchange Commission believes it is against public policy for us to indemnify our directors and officers for violations of the Securities Act of 1933 and the Securities Exchange Act of 1934. Accordingly, we have agreed that unless our attorneys advise us that the courts have ultimately decided whether the SEC is correct, we will let a court determine whether we can indemnify our directors and officers under such laws.

Transfer Agent

We have appointed Computershare, Providence, Rhode Island, as our transfer agent.

Dividends

We have not paid dividends on our common or preferred stock since inception and do not plan to pay dividends on our common stock in the foreseeable future. Under the terms of our senior convertible debentures, we may not pay dividends. Our Series A preferred stock provides for annual cash dividends at the rate of $3,750 per share, and our Series B preferred stock provides for annual cash dividends at the rate of $250 per share. Dividends payable on Series A preferred stock have preference over Series B dividends and any dividends declared on our common stock. Dividends payable on Series B preferred stock have preference over any dividends declared on our common stock. The dividends on our outstanding preferred are cumulative, and we have not been in default by failing to pay these dividends. As of December 31, 2006, dividends were in arrears in the amount of $870,681 for Series A preferred stock, and $1,547,791 for the Series B preferred stock. Earnings, if any, will be retained to finance our growth.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Harris Cramer LLP, West Palm Beach, Florida. Attorneys employed by this firm are among the Selling Shareholders since they hold options to purchase 500,000 shares of our common stock at $0.25 per share which an employee of that firm received from our Chief Executive Officer and Senior Vice President of Administration as a gift. One of these attorneys also owns 10,000 shares of our common stock which were purchased in the open market. In addition, McHale & Slavin, P.A., Palm Beach Gardens, Florida is acting as special intellectual property and patent counsel.

EXPERTS

Our financial statements for the years ended December 31, 2005 and 2004, appearing in this prospectus and registration statement have been audited by Tedder, James, Worden & Associates, P.A., an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.  Their report includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including the exhibits, schedules, and amendments to this registration statement, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of our common stock to be sold in this offering, we make reference to the registration statement. Although this prospectus contains all material information regarding us, statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance we make reference to the copy of such contract, agreement, or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

You may read and copy all or any portion of the registration statement or any other information, which we file at the Securities and Exchange Commission’s public reference room at 100 F Street, NE, Washington, D.C. 20549. We also file periodic reports, proxy and information statements, and other information with the Securities and Exchange Commission. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings, including the registration statement, are also available to you on the Securities and Exchange Commission’s website, www.sec.gov.

ECOSPHERE TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEET

September 30, 2006
(unaudited)
Current Assets
Cash	$1,970
Accounts receivable	161,346
Inventories	143,630
Vendor deposits	23,588
Prepaid expenses and other	87,314
Total Current Assets	417,848
Property and equipment, net	1,304,068
Patents, net	70,825
Other Assets	5,000
Total assets	$1,797,741
Liabilities, Redeemable Convertible Cumulative Preferred Stock and Capital Deficit
Current Liabilities
Accounts payable	$1,112,864
Accounts payable - related parties	33,048
Accrued expenses	1,150,242
Notes payable – related parties - current portion (net of discount)	2,446,107
Notes payable - current portion (net of discount)	1,717,584
Total current liabilities	6,459,845
Notes payable – related parties, less current portion	373,616
Notes payable – other, less current portion	81,821
Total Liabilities	6,915,282
Minority interest in consolidated affiliates	—
Redeemable convertible cumulative preferred stock series A
250 shares authorized; 11 shares issued and outstanding as of September 30, 2006, $25,000 per share redemption amount plus dividends in arrears	1,135,702
Redeemable convertible cumulative preferred stock series B
4,000 shares authorized; 464 shares issued and outstanding as of September 30, 2006, $2,500 per share redemption amount plus dividends in arrears	2,678,811
Commitments and Contingencies (Note 9)
Capital Deficit
Common stock, $0.01 par value; 150,000,000 shares authorized; 55,235,523 shares issued and outstanding at September 30, 2006	552,355
Additional paid-in capital	35,838,862
Accumulated deficit	(45,323,272)
Total Capital Deficit	(8,932,055)
Total Liabilities, Redeemable Convertible Cumulative Preferred Stock, and Capital Deficit	$1,797,741

See accompanying notes to the consolidated financial statements.

ECOSPHERE TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the three months ended September 30,		For the nine months ended September 30,
	2006	2005	2006	2005
Revenues	$1,382,368	$187,402	$2,075,324	$210,107
Cost of revenues	732,108	51,972	1,408,834	68,270

Gross profit	650,260	135,430	666,490	141,837

Operating expenses:
Selling, general and administrative	1,133,743	1,130,148	3,463,145	3,357,739
Non-cash compensation expense	129,294	544,586	322,546	629,387
Total operating expenses	1,263,037	1,674,734	3,785,691	3,987,498

Loss from operations	(612,777)	(1,539,304)	(3,119,201)	(3,845,661)

Other (income) expense:
Other (income) expense	(1,732)	(1,490)	(8,286)	(5,212)
Interest expense	318,327	361,071	1,673,142	1,051,946
Total other expense	316,595	359,581	1,664,856	1,046,734

Minority Interest in net income (loss) of affiliates	—	(3,379)	(40,951)	(6,704)

Net loss	(929,372)	(1,895,506)	(4,743,106)	(4,885,691)

Preferred stock dividends	(39,312)	(92,125)	(159,390)	(276,375)

Net loss applicable to common stock	$(968,684)	$(1,987,631)	$(4,902,496)	$(5,162,066)

Net loss per common share (basic and diluted)	$(0.02)	$(0.04)	$(0.09)	$(0.11)

Weighted average number of common shares outstanding	54,985,523	49,360,746	54,203,563	48,174,914

See accompanying notes to the consolidated financial statements.

ECOSPHERE TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the nine months ended September 30
	2006	2005

Operating Activities:
Net loss	$(4,743,106)	$(4,885,691)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	115,275	140,220
Provision for inventory impairment	50,000	—
Accretion of discount on notes payable	934,744	845,162
Non cast settlement of debt	130,073	—
Non cash compensation expense	317,546	629,759
Non cash expense to renew loan	364,762	—
Minority interests in consolidated affiliates	(40,951)	6,704
Common stock issued for services	51,875	—
Change in operating assets and liabilities:
Accounts receivable	(141,145)	(108,774)
Inventories	654,516	(933,103)
Prepaid expenses	76,305	14,591
Other assets	21,239	(58,065)
Accounts payable	632,904	(221,427)
Accounts payable - related parties	(286,914)	(292,082)
Accrued expenses	519,507	176,030

Net Cash Used in Operating Activities	(1,343,470)	(4,686,676)

Investing Activities:
Purchase of equipment	(1,085,933)	(61,641)

Net Cash Used in Investing Activities	(1,085,933)	(61,641)

Financing Activities:
Proceeds from issuance of notes payable and warrants to related parties	349,000	72,335
Repayments of notes payable	(26,551)	(406,492)
Repayment of notes payable to related parties	(931,237)	(170,000)
Proceeds from issuance of loans	2,793,000	4,975,550
Proceeds from sale of equity interests	—	612,607
Return of investment from affiliate	21,493	—
Proceeds from exercise of warrants	102,813	—
Distribution to partners of affiliate	(45,201)	—

Net Cash Provided by Financing Activities	2,263,317	5,084,000

Net (decrease)/increase in cash	(165,986)	335,683

Cash, beginning of period	167,956	183,405

Cash, end of period	$1,970	$519,088

See accompanying notes to the consolidated financial statements.

ECOSPHERE TECHNOLOGIES, INC.

For the three months and nine months ended September 30, 2006 and 2005

NOTE 1. – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated financial statements include the accounts of Ecosphere Technologies, Inc., (“Ecosphere” or the “Company”), its wholly-owned subsidiaries, Ecosphere Systems, Inc. (“ESI”) and UltraStrip Envirobotic Solutions, Inc. (“UES”), and appropriate periods of its affiliates UltraStrip Japan, Ltd. (“USJ”) and Robotics Investment Group, LLC (“RIG”).  The Company changed its name from UltraStrip Systems, Inc. to Ecosphere Technologies, Inc. on August 10, 2006, upon approval of its stockholders.  ESI was formed during the first quarter of 2005 and markets the Company’s water filtration technologies.  UES was formed in October 2005 to market, produce and service the maritime coating removal industry.  USJ was formed in April 2004 to market and service the maritime coating removal needs of the Japanese ports and RIG was formed to help finance the purchase of equipment to USJ.

The Company has been associated with two entities which have been consolidated into the Company’s financial statements prior to this report in accordance with the provisions of Financial Accounting Standards Board Interpretation No. 46R, Consolidation of Variable Interest Entities.

The first entity, USJ was formed in April 2004 under Japanese law as a joint venture between the Company (49.9% ownership) and five Japanese companies (50.1% ownership):  Kamimura International Associates, LLC, Ihara Company, Ltd., Kyokuto Boeki Kaisha, Ltd., Shuwa Kaiun Kaisha, Ltd., and Chiba Marine Yokohama Co., Ltd.  The Company contributed $50,000 to the joint venture in 2004, provided a two year term loan of $32,000 during the first quarter of 2005, and provided an additional capital contribution of $44,222 in the third quarter of 2005.  On June 28, 2006, the Company sold all but 5% of its shares to the other partners in USJ.  Based upon this transaction and the lack of the Company’s ability to control USJ, USJ’s financial statements will not be consolidated after June 28, 2006.

The second entity, RIG, was organized in December 2004.  The purpose of RIG was to purchase a M3500 robotic vehicle from the Company and lease the M3500 to USJ.  That lease is now terminated and the M3500 was sold to an unaffiliated Japanese joint venture in February 2006.  Given these transactions, the associated rationale for RIG being considered a variable interest entity no longer exists and RIG’s financial statements have not been consolidated after March 31, 2006

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with Item 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The consolidated financial statements reflect all normal recurring adjustments, which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods shown.  The results of operations for the periods presented are not necessarily indicative of the results expected for the full fiscal year or for any future period. Certain prior period amounts have been reclassified to conform to the current period presentation. The information included in these unaudited consolidated financial statements should be read in conjunction with Management's Discussion and Analysis and Plan of Operation contained in this report and the audited financial statements and accompanying notes included in the Company’s Annual Report on Form 10-KSB for the  year ended December 31, 2005.

Stock Based Compensation

As of January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards 123(Revised 2004), Share-Based Payment (“SFAS 123(R)”).  The Company had previously followed Accounting Principles Board (“APB”) Opinion 25, “Accounting for Certain Transactions Involving Stock Compensation,” and related interpretations in accounting for its employee stock options. Under APB No. 25, no compensation expense was recognized if the exercise price of the Company’s employee stock options equaled or exceeded the market price of the underlying stock on the date of the grant.  Under SFAS 123(R), compensation expense is now recognized.  Stock-based compensation cost is measured at the date of grant, based on the fair value of the award and is recognized over the directors’ and employees’ requisite service period.  The Company continues

ECOSPHERE TECHNOLOGIES, INC.

For the three months and nine months ended September 30, 2006 and 2005

(Continued)

NOTE 1. – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

to use the Black-Scholes method to calculate the compensation expense of the options issued after the adoption date. The Company has elected to use the modified prospective application method.  Under the modified prospective method, compensation cost, for all grants after the effective date, is recognized for the fair value of all share based award grants as those grants vest. Additionally the portion of outstanding awards for which the requisite service has not been rendered, is recognized as compensation expense based upon the grant-date fair value of those awards as calculated under the original provisions of SFAS 123 “Accounting for Stock-Based Compensation.”

NOTE 2. – GOING CONCERN

The accompanying consolidated financial statements were prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the realization of assets and the satisfaction of liabilities in the normal course of operations.  During the nine months ended September 30, 2006, the Company incurred losses applicable to common stock of approximately $4.9 million, has a working capital deficiency of approximately $6.0 million, and had outstanding convertible preferred stock that is redeemable under limited circumstances for approximately $3.8 million (including accrued dividends). The Company has not attained a level of revenues sufficient to support recurring expenses, and the Company does not presently have the resources to settle previously incurred obligations. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s continued existence is dependent upon its ability to resolve its liquidity problems, principally by obtaining additional debt financing and equity capital, and ultimately achieving profitable operations or realizing capital from the sale of its technologies.  While pursuing additional debt and equity funding, the Company must continue to operate on limited cash flow generated internally.

The unaudited consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the inability of the Company to continue as a going concern. There are no assurances that the Company will be successful in achieving the above plans, or that such plans, if consummated, will enable the Company to obtain profitable operations or continue as a going concern.

NOTE 3. – PROPERTY AND EQUIPMENT

The major components of property and equipment are summarized as follows:

September 30, 2006
Computers and office equipment	$162,306
Plant and test equipment	717,954
Leasehold improvements	214,116
Furniture and fixtures	277,250
Robotic systems to provide services	814,597
Tactical water filtration truck for demonstration	509,720
Vehicles	41,233
Less: Accumulated depreciation	(1,433,108)

Total property and equipment	$1,304,068

ECOSPHERE TECHNOLOGIES, INC.

For the three months and nine months ended September 30, 2006 and 2005

(Continued)

NOTE 4. – ACCRUED EXPENSES

The major components of accrued expenses are summarized as follows:

September 30, 2006
Accrued payroll and related benefits	$484,331
Accrued interest	350,720
Accrued consulting	219,000
Accrued professional fees	40,000
Other accrued expenses	56,191
Total accrued expenses	$1,150,242

NOTE 5. – NOTES PAYABLE

(a.)  Related Parties

Notes payable to related parties consist of the following:

September 30, 2006

1

Various notes payable to a former director who resigned in 2003 and shareholder including (i) $1,000,000 note payable due on September 14, 2004, collateralized by all existing equipment and machinery utilized to manufacture the Company’s products and (ii) $125,000 note payable, due on September 14, 2004, secured by all existing equipment and machinery utilized to manufacture the Company’s products and (iii) $20,000 note payable, due upon demand.  During December 2005 and February 2006, the Company and the former director entered into note modifications and extension agreements which adjusted the principal amount to include the interest accrued to date.  The new note is payable $25,000 on January 15, 2006, $100,000 on February 15, 2006 and March 15, 2006, $87,500 due April 15, 2006, May 15, 2006, June 15, 2006, July 15, 2006 and the balance due on August 15, 2006, (plus interest accrued at 15% from December 1, 2005 through August 15, 2006.  Payments have been made per this schedule, excluding the July 15th payment, which was paid on August 31, 2006 and the final payment which is the current balance due.  As the amount was not paid in full at August 31, 2006, the interest charged on the outstanding balance increased to 18%.

$711,341

2 Unsecured notes payable to a shareholder, net of unamortized discount, interest at prime plus 2% (10.25% at September 30, 2006), due as follows: August 15, 2006 - $7,500, and $1,347,870 on February 13, 2007. The August 15, 2006 payment has not been made as of the date of this report. See Note “B” below regarding discount. The principal amount of these notes as of September 30, 2006 is $1,355,370, reduced by unamortized loan discount of $136,333.	1,219,037

3 Unsecured notes payable to a group of stockholders, requiring 58 monthly payments of $15,067 at an interest rate of 26%.	446,345

4 Unsecured notes payable to a director, interest at prime plus 2% (10.25% at September 30, 2006), due March 31, 2005. The note has been extended through October 31, 2006 and is now due on demand.	240,000

5 Unsecured notes payable to Officer, interest at 12%, due on demand	55,500

ECOSPHERE TECHNOLOGIES, INC.

For the three months and nine months ended September 30, 2006 and 2005

(Continued)

NOTE 5. – NOTES PAYABLE (CONTINUED)

September 30, 2006

6 Notes payable to stockholders, interest at 18%, collateralized by certain machinery and equipment of the Company, due upon demand.	50,000

7 secured note payable to a company owned by stockholders of the Company, interest at prime plus 2% (10.25% at September 30, 2006), due on demand.	40,000

8 Unsecured note payable to a shareholder and director of USJ, interest at 5%, due upon demand.	47,500

9 Unsecured bridge finance notes payable of $10,000 to stockholders, net of discount, convertible into common stock at the rate of $1.00 per share of common stock, contains two detachable warrants for every dollar of principal to acquire shares of common stock at an exercise price of $1.00 and $1.25 per share. Interest at 5%, due on demand.	10,000

Total	$2,819,723

Less: current portion	$2,446,107

Long-term debt	$373,616

———————

A.

On February 17, 2006, the Company and the holder renegotiated the payment terms for the notes in exchange for the granting of 100,000 warrants to purchase the Company’s common stock at an exercise price of $1.00 per share. The estimated value of the warrants of $27,066 is being amortized to interest expense over the six month term remaining of the note.

B.

On February 13, 2006, the Company and holder renegotiated the payment terms for the notes, which were due on demand, in exchange for a forbearance fee of $371,000 included in the note and the granting of 1,000,000 warrants to purchase the Company’s common stock at an exercise price of $1.00 per share. The estimated value of the warrants of $363,555 is being amortized to interest expense over the twelve month term of the note.

ECOSPHERE TECHNOLOGIES, INC.

For the three months and nine months ended September 30, 2006 and 2005

(Continued)

NOTE 5. – NOTES PAYABLE (CONTINUED)

(b.)  Other

Notes payable consist of the following:

September 30, 2006

Unsecured convertible notes payable of $1,225,000, net of $77,712 discount, convertible into common stock at the rate of $1.00 per share of common stock, contains two detachable warrants for every dollar of principal to acquire shares of common stock at an exercise price of $1.00 and $1.25 per share. Interest at 5%, due 12 months from respective issue dates ranging from on demand through March 2007.	$1,147,288

Unsecured convertible notes payable, convertible into common stock at a rate equal to the closing price the day before the investment was made. Interest at 12%, due 12 months from the respective issues dates through August 2007.	325,000

Installment note, payable $3,319 monthly through December 2006, collateralized by equipment, with no interest.	13,275

Installment note, payable $9,518 monthly through June 2008, collateralized by equipment, with interest at 11.1%	189,675

Unsecured notes payable of $500,000, interest at 8% per annum, due 12 months from respective issue dates through September 2007. These notes were issued with 1 share of restricted common stock for each dollar invested in this note payable. Discount relating to the restricted stock is $375,833	124,167

Total	1,799,405

Less current portion	$1,717,584

Long-term debt	$81,821

NOTE 6. – COMMON STOCK

Shares issued

During the nine month period ended September 30, 2006, the Company issued 1,078,000 shares of common stock in connection with the conversion of the convertible notes payable to common stock; 408,000 shares of common stock issued in connection with the conversion of Preferred A shares; 492,650 shares of common stock were issued in connection with the conversion of Preferred B shares; and 182,000 shares were issued as a result of warrants exercised at no cost per warrant; 300,000 shares were issued as a result of the Company offering holders of warrants issued since November 2005 the right to exercise those warrants at the current market price of the share, 100,000 shares were issued to a consultant as partial compensation for services, 6,085 shares were issued as payment for interest expense, and 500,000 restricted shares were issued as part of a notes payable offering.

Shares reserved for issuance

As of September 30, 2006, 61,017,314 shares of common stock were reserved for issuance under the Company’s three stock option plans, outstanding non-plan options, and warrants and upon conversion of the outstanding Series A and Series B Preferred Stock.

ECOSPHERE TECHNOLOGIES, INC.

For the three months and nine months ended September 30, 2006 and 2005

(Continued)

NOTE 7. – REDEEMABLE CONVERTIBLE CUMULATIVE PREFERRED STOCK

Series A

As of September 30, 2006 there were 11 shares of Series A Redeemable Convertible Cumulative Preferred Stock outstanding.  The shares are redeemable at the option of the Company at $27,500 per share plus accrued dividends, and the shares became redeemable at the option of the holder in June 2002 at $25,000 per share plus accrued dividends. Accrued dividends totaled $860,702 on September 30, 2006.  During the nine months ended September 30, 2006, various holders converted 17 shares of Series A Preferred Stock into common stock.

Series B

As of September 30, 2006 there were 464 shares of Series B Preferred Stock outstanding.  The shares are redeemable at the option of the Company at $3,000 per share plus accrued dividends, and the shares became redeemable at the option of the holder in June 2002 at $2,500 per share plus accrued dividends. Accrued dividends totaled $1,518,791 on September 30, 2006.  During the nine months ended September 30, 2006, various holders converted 590 shares of Series B Preferred Stock into common stock.

NOTE 8. – LOSS PER SHARE

Basic loss per common share is computed on the basis of the weighted average number of common shares outstanding during each period presented.  Diluted loss per common share is computed on the basis of the weighted average number of common shares and dilutive securities outstanding.  Dilutive securities having an anti-dilutive effect on diluted loss per common share are excluded from the calculation.

The Company’s outstanding options and warrants to acquire common stock and shares of common stock which may be issued upon conversion of outstanding redeemable convertible cumulative preferred stock (all aggregating 46,867,871 shares of common stock at September 30, 2006) are not included in the computation of loss per common share because the effects of inclusion would be anti-dilutive.

NOTE 9. – STOCK-BASED COMPENSATION – PRO FORMA NET LOSS

SFAS 123(R) establishes standards surrounding the accounting for transactions in which an entity exchanges its equity instruments for goods or services. SFAS 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions, such as options issued under the Company’s stock option plans. SFAS 123(R) provides for, and the Company has elected to adopt the modified prospective application under which compensation cost is recognized on or after the required effective date for the fair value of all future share based award grants and the portion of outstanding awards at the dated of adoption of this statement for which the requisite service has not been rendered, based on the grant-date fair value of those awards calculated under Statement 123 pro forma disclosures. The Company’s stock option compensation expense was $104,898 and $199,826 for the three month and nine month periods ended September 30, 2006, respectively. This stock option expense is a non-cash item.

Prior to January 1, 2006, the Company accounted for its stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. No stock-based employee compensation cost was reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

At our annual shareholders’ meeting in 2006, our shareholders approved the 2006 Equity Incentive Plan, which had been previously approved by our Board of Directors.  Our prior Stock Option Plans limited us to providing for automatic awards of stock options to members of our Board of Directors and its committees as well as discretionary grants of options to employees and consultants. Under the Equity Incentive Plan, we may issue up to 10,000,000 discretionary stock options, stock appreciation rights, restricted stock or restricted stock units to our directors, employees and consultants.

ECOSPHERE TECHNOLOGIES, INC.

For the three months and nine months ended September 30, 2006 and 2005

(Continued)

NOTE 9. – STOCK-BASED COMPENSATION – PRO FORMA NET LOSS (CONTINUED)

The application of SFAS 123(R) had the following effect on the reported amounts for the three month period ended September 30, 2006 relative to amounts that would have been reported using the intrinsic value method under previous accounting:

	Using Previous Accounting	SFAS 123(R) Adjustment	As Reported
Operating Loss	$(507,879)	$(104,898)	$(612,777)
Net Loss	$(824,474)	$(104,898)	$(929,372)
Net loss applicable to common stock	$(863,786)	$(104,898)	$(968,684)
Basic and Diluted	$(0.02)	$(0.00)	$(0.02)

Stock-based compensation for the three month period ended September 30, 2005 was determined using the intrinsic value method. The following table provides supplemental information for that period as if stock-based compensation had been computed under SFAS 123(R):

Three Months Ended September 30, 2005
Net loss applicable to common stock, as reported	$(1,987,631)
Value of stock-based compensation expense determined under fair value-based method for all awards, net of related tax effects	(546,541)

Pro forma net income	$(2,534,172)

(Loss) per share:
Basic and diluted– net loss per common share – as reported	$(0.04)
Basic and diluted – net loss per common share – pro forma	$(0.05)

The application of SFAS 123(R) had the following effect on the reported amounts for the nine month period ended September 30, 2006 relative to amounts that would have been reported using the intrinsic value method under previous accounting:

	Using Previous Accounting	SFAS 123(R) Adjustment	As Reported
Operating loss	$(2,919,375)	$(199,826)	$(3,119,201)
Net loss	$(4,543,280)	$(199,826)	$(4,743,106)
Net loss applicable to common stock	$(4,702,670)	$(199,826)	$(4,902,496)
Basic and diluted	$(0.09)	$(0.00)	$(0.09)

ECOSPHERE TECHNOLOGIES, INC.

For the three months and nine months ended September 30, 2006 and 2005

(Continued)

NOTE 9. – STOCK-BASED COMPENSATION – PRO FORMA NET LOSS (CONTINUED)

Stock-based compensation for the nine month period ended September 30, 2005 was determined using the intrinsic value method. The following table provides supplemental information for that period as if stock-based compensation had been computed under SFAS 123(R):

Nine Months Ended September 30, 2005
Net loss applicable to common stock, as reported	$(5,162,066)
Value of stock-based compensation expense determined under fair value-based method for all awards, net of related tax effects	(815,970)

Pro forma net income	$(5,978,036)

(Loss) per share:
Basic and diluted– net loss per common share – as reported	$(0.11)
Basic and diluted – net loss per common share – pro forma	$(0.12)

The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model. This model incorporates certain assumptions for inputs including a risk-free market interest rate, expected dividend yield of the underlying common stock, expected option life and expected volatility in the market value of the underlying common stock. We used the following assumptions for options issued in the following periods:

	Nine Months Ended September 30,
	2006	2005
Expected volatility	9.66 – 14.86%	0%
Expected lives	5 -10 yrs.	10-20 yrs.
Risk-free interest rate	4.36%-5.25%	4.22% - 4.50%
Expected dividend yield	none	None

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s stock options and warrants have characteristics different from those of its traded stock, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of such stock options.  The risk free interest rate is based upon quoted market yields for United States Treasury debt securities. The expected dividend yield is based upon the Company’s history of having never issued a dividend and management’s current expectation of future action surrounding dividends.

As of September 30, 2006, there was $642,447 of total unrecognized compensation cost related to unvested options granted under the Company’s option plans, $55,350 relates to options granted in 2005 and $587,097 relating to options granted in 2006. That cost is expected to be recognized over three years.

ECOSPHERE TECHNOLOGIES, INC.

For the three months and nine months ended September 30, 2006 and 2005

(Continued)

NOTE 9. – STOCK-BASED COMPENSATION – PRO FORMA NET LOSS (CONTINUED)

A summary of the status of the Company's employee fixed plan options as of September 30, 2006 and 2005, and changes during the nine months then ended is presented below:

	September 30, 2006 Employee Fixed Plan Options		September 30, 2005 Employee Fixed Plan Options
	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares
Outstanding at beginning of period	$1.22	3,580,497	$2.19	722,163

Granted	0.65	155,000	1.01	2,745,000
Exercised	—	—	—	—
Forfeited	—	—	—	—
Expired	—	—	—	25,000

Outstanding at end of period	$1.19	3,735,497	$1.22	3,442,163

Exercisable at end of period	$1.18	3,404,763	$1.22	3,132,996

Weighted average fair value of options granted during the period	$.20		$.34

Weighted average remaining contractual life in years	8.3		6.0

A summary of the status of the Company’s employee fixed non-plan options as of September 30, 2006 and 2005 and changes during the nine months then ended is presented below:

	September 30, 2006 Employee Non-Plan Options		September 30, 2005 Employee Non-Plan Options
	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares
Outstanding at beginning of period	$1.75	8,910,003	$2.61	4,210,003

Granted	0.87	4,100,000	1.09	1,000,000
Exercised	—	—	—	—
Forfeited	—	—	—	—
Expired	—	—	—	—

Outstanding at end of period	$1.46	13,010,003	$2.22	5,210,003

Exercisable at end of period	$1.72	8,910,003	$2.41	4,793,331

Weighted average fair value of options granted during the period	$0.17		$.27

Weighted average remaining contractual life in years	7.0		5.3

ECOSPHERE TECHNOLOGIES, INC.

For the three months and nine months ended September 30, 2006 and 2005

(Continued)

NOTE 9. – STOCK-BASED COMPENSATION – PRO FORMA NET LOSS (CONTINUED)

A summary of the status of the Company’s non-employee fixed non-plan options as of September 30, 2006 and 2005 and changes during the nine months then ended is presented below:

	September 30, 2006 Non-Employee Fixed Non-Plan Options		September 30, 2005 Non-Employee Fixed Non-Plan Options
	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares
Outstanding at beginning of period	$1.18	5,995,000	$1.41	3,265,000

Granted	—	—	1.00	1,800,000
Exercised	—	—	—	—
Forfeited	$1.00	500,000	—	—
Expired	—	—	2.00	200,000

Outstanding at end of period	$1.20	5,495,000	$1.22	4,865,000

Exercisable at end of period	$1.20	5,411,667	$1.48	3,740,000

Weighted average fair value of options granted during the period	$—		$0.10

Weighted average remaining contractual life in years	10.5		15.8

A summary of the status of the Company's non-employee variable non-plan options as of September 30, 2006 and 2005 and changes during the nine months then ended is presented below:

	September 30, 2006 Non-Employee Variable Non-Plan Options		September 30, 2005 Non-Employee Variable Non-Plan Options
	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares
Outstanding at beginning of period	$—	—	$2.00	1,400,000

Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Expired	—	—	$2.00	1,400,000

Outstanding at end of period	$—	—	$—	—

Exercisable at end of period	$—	—	$—	—

Weighted average fair value of options granted during the period	$—		$—

Weighted average remaining contractual life in years	—		0.0

ECOSPHERE TECHNOLOGIES, INC.

For the three months and nine months ended September 30, 2006 and 2005

(Continued)

NOTE 9. – STOCK-BASED COMPENSATION – PRO FORMA NET LOSS (CONTINUED)

A summary of the outstanding warrants issued for cash, financing, services and settlement as of September 30, 2006 is presented below:

Description	Shares

Warrants issued for cash	1,585,010
Warrants issued for financing	21,649,221
Warrants issued for services	500,000
Warrants issued in settlement of lawsuit	225,000
Total shares	23,959,231

NOTE 10. – COMMITMENT AND CONTINGENCIES

•

In December 2005, the Company entered into an agreement with a former officer and director relating to various notes payable and the accrued interest expense owed to the individual, the aggregate totaling $1,361,341. The repayment of this note included $50,000 due upon closing, $25,000 due on December 15, 2005 and January 15, 2006, $550,000 due on February 15, 2006, and $711,341 plus accrued interest due on August 15, 2006. On February 17, 2006, the Company and the individual renegotiated the payment terms of the amount due on February 15, 2006, providing for principal payments of $100,000 on February 19, 2006, $100,000 on March 15, 2006, and $87,500 due on April 15, 2006, May 15, 2006, June 15, 2006 and July 15, 2006.  All other provisions of the December 2005 agreements remain in place.  As of September 30, 2006, the principal outstanding balance of the note is $711,341.

•

On February 13, 2006, the Company renegotiated an agreement with a former officer and director regarding various amounts owed to the individual. This agreement re-established the payment terms under the following schedule:  $15,000 due immediately, $7,500 on May 20, 2006, $7,500 on August 8, 2006 and $1,347,870 due February 13, 2007.  The August 8th payment was not made as of September 30, 2006.  As of September 30, 2006, the principal outstanding balance of the note is $1,355,370.

•

The Company has had a relationship with Kamimura International Associates (KIA), a Washington D.C. based organization, whereby the principals at KIA agreed to assist the Company to develop the market in the Far East. The relationship resulted in the establishment of USJ, a company whose purpose was to market and deliver ship stripping services in Japan. The agreement with KIA was never formalized and the Company and KIA are in discussions regarding the amount of compensation which has been earned by KIA. The Company has accrued an amount it reasonably estimates may be required to resolve any outstanding issues between the Company and KIA.

•

On March 7, 2006, we entered into a Representation Agreement, effective for one year beginning July 1, 2005, with a corporation controlled by Mr. Thomas Von Essen, who was fire commissioner of the City of New York at the time of the September 11, 2001 terrorist attack.  Mr. Von Essen was vice president, special projects of ESI.  As partial consideration, the corporation was granted options to purchase 500,000 shares of the Company’s common stock at $1.00 per share.  The Representation Agreement was not renewed and in early August 2006, Mr. Von Essen resigned as an officer of ESI and cancelled the 500,000 vested options.

•

An April 11, 2006, we entered into an Investor Relations Consulting Agreement with Alliance Advisors, LLC.  Alliance Advisors provides the Company with advice and counsel relative to marketing the Company to the investor marketplace.  Under this agreement, the Company agreed to pay Alliance Advisors $7,500 per month for one year.  Additionally, the Company issued to Alliance Advisors 100,000 shares of its common stock.  Should Alliance Advisors not complete the term of the agreement, they must return to the Company a pro-rata share of 75% of the common stock.

ECOSPHERE TECHNOLOGIES, INC.

For the three months and nine months ended September 30, 2006 and 2005

(Continued)

NOTE 10. – COMMITMENT AND CONTINGENCIES (CONTINUED)

•

Management Compensation Adjustment Plan.

In an effort to conserve cash outflow, the officers of the Company and subsidiaries listed below on May 26, 2006 entered into a Management Compensation Adjustment Plan (the “Plan”) and thereby amended their respective Employment Agreements. Under the Plan, they have agreed to reduce their aggregate annual salaries by approximately $400,000 and in return they received additional stock options and commissions based upon revenues of the Company and/or its subsidiaries as listed below. The options are exercisable at $0.83 per share over a five-year period and vest in equal increments every six months over a 24-month period subject to periodic performance reviews by the chief executive officer or the Compensation Committee at six month intervals. Additionally, the executives may be terminated after any six month review by the Board of Directors. The Management Adjustment Compensation Plan modified the Employment Agreements of these officers as follows:

Executives in the Program And Principal Office	Current Agreement	Revised Pay Rate	Options	UES(2)	Commissions(1) ESI(3)	Consolidated(4)
Dennis McGuire	$325,000	$225,000	1,000,000	—	—	3.0%
James C. Rushing III	210,000	185,000	600,000	—	—	1.0%
Stephen Johnson	250,000	125,000	500,000	2.0%		1.0%
Michael R. Donn, Sr.	137,000	125,000	500,000		2.0%	1.0%
John P. Odwazny	165,000	100,000	250,000	1.0%		1.0%
Jacqueline McGuire	125,000	75,000	250,000	NA	NA	—
Totals	$1,212,000	$835,000	$3,100,000	3.0%	2.0%	7%

———————

(1)

Commissions apply to any revenues whatsoever, including product or services sales as well as transactions to “monetize” technology portfolio inventory.

(2)

UES refers to UltraStrip Envirobotic Solutions, Inc., a wholly-owned subsidiary of the Company.

(3)

ESI refers to Ecosphere Systems, Inc., a wholly-owned subsidiary of the Company.

(4)

Consolidated means consolidated revenues of the Company, including UES and ESI.

NOTE 11. – OPERATING SEGMENTS

Pursuant to FAS 131, the Company defines an operating segment as:

•

A business activity from which the Company may earn revenue and incur expenses;

•

Whose operating results are regularly reviewed by the chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance; and

•

For which discrete financial information is available.

In 2005, the Company expanded its business offerings to include the water filtration technology business. Recognizing that each business offering applied to different markets, the Company established two operating entities or segments, which are defined as each business line that it operates. This however, excludes corporate headquarters, which does not generate revenue.

Our operating entities are defined as follows:

•

ESI was formed during the first quarter of 2005 to market and produce the Company’s water filtration technology.

•

UES was formed in October 2005 to continue marketing and development of the Company’s patented robotic coasting removal technology.

ECOSPHERE TECHNOLOGIES, INC.

For the three months and nine months ended September 30, 2006 and 2005

(Continued)

NOTE 11. – OPERATING SEGMENTS (CONTINUED)

•

The table below presents certain financial information by business segment for the three months ended September 30, 2006.

	ESI	UES	Segment Totals	Corporate	Total
Revenues	$—	$1,382,368	$1,382,368	$—	$1,382,368
Cost of revenues	—	732,108	732,108	—	732,108
Gross margin	—	650,260	650,260	—	650,260
Operating expense	n/a	n/a	n/a	1,263,037	1,263,037
Other expense	n/a	n/a	n/a	316,595	316,595
Net loss					$(929,372)

•

The table below presents certain financial information by business segment for the nine months ended September 30, 2006.

	Ecosphere	UES	Segment Totals	Corporate	Total
Revenues	$—	$2,075,324	$2,075,324	$—	$2,075,324
Cost of revenues	—	1,408,834	1,408,834	—	1,408,834
Gross margin	—	666,490	666,490	—	666,490
Operating expense	n/a	n/a	n/a	3,785,691	3,785,691
Other expense	n/a	n/a	n/a	1,664,856	1,664,856
Net loss					$(4,743,106)

The determination to establish the separate business segments was made in the last quarter of 2005. As such, management did not establish processes and procedures to capture costs by segment during the year, and it would be impracticable to do so. During 2006, management is establishing procedures to capture all of the required reporting information.

ECOSPHERE TECHNOLOGIES, INC.

For the three months and nine months ended September 30, 2006 and 2005

(Continued)

NOTE 12. – SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental disclosure is as follows:

	For the Nine Months Ended September 30,
	2006	2005
Cash paid for interest	$92,129	$556
Non-cash investing and financing activities:
Accrued preferred stock dividends	$159,390	$276,375
Warrants issued in connection with financing	$743,148	$—
Warrants issued for services	$—	$629,759
Common stock issued to settle debt obligations	$1,078,000	$4,950,550
Note payable to former partner with UltraStrip Japan, Ltd.	$—	$47,500
Series A Redeemable Convertible Cumulative Preferred Stock converted to common stock	$425,000	$—
Series B Redeemable Convertible Cumulative Preferred Stock converted to common stock	$1,475,000	$—
Conversion of accounts payable and accrued expenses to debt	$615,109	—
Cashless exercise of warrants into common stock	$182,000	—

NOTE 13. – SUBSEQUENT EVENTS

In October, the Company collected $234,000 from the City of Waveland in full payment for the water filtration services the Company provided to the city after Hurricane Katrina.

The Company raised $50,000 as part of its 8% Note offering.

The Company borrowed and repaid $5,000 from an officer. The Company also repaid $55,500 in full repayment of loans previously provided by the officer.

In December 2006, the Company borrowed $100,000 from an officer, which amount was subsequently repaid.

On December 15, 2006, the Company completed a private placement, pursuant to which the Company issued: (a) 9% Senior Convertible debentures, issued at a 16% discount, having an original principal balance of $5,595,238; and (b) Common Stock Purchase Warrants exercisable, in the aggregate, for 11,372,245 shares of Common Stock. The principal on the Debenture convert into shares of the Company’s common stock at a conversion price of $0.369 per share. The Warrants have an exercise price of $0.4715 per share. The total cash consideration paid to the Company for this private placement was $4,700,000.

On December 15, 2006, the Company completed a private placement, pursuant to which the Company issued: (a) 813,008 shares of Common Stock; and (b) Common Stock Purchase Warrants exercisable, in the aggregate, for 813,008 shares of Common Stock. The Warrants have an exercise price of $0.4715 per share. The total cash consideration paid to the Company for this private placement was $300,000.

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of UltraStrip Systems, Inc.

We have audited the accompanying consolidated balance sheets of UltraStrip Systems, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in capital deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, has a working capital deficit, and has redeemable convertible cumulative preferred stock eligible for redemption. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Tedder, James, Worden & Associates, P.A.

Orlando, Florida

February 3, 2006, except for Notes 6(a) and 16,

   as to which the date is March 30, 2006

ULTRASTRIP SYSTEMS, INC

CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2004
Current Assets
Cash	$167,956	$183,405
Accounts Receivable	20,201	47,825
Inventories	848,146	152,677
Advance to related party	25,110	—
Prepaid Expenses and Other	130,972	148,904
Total Current Assets	$1,192,385	$532,811
Property and equipment, net	138,614	263,222
Patents, less accumulated amortization of $ 36,711 and $29,884 respectively	75,946	82,773
Other Assets	26,239	—
Investment in affiliate	—	50,000
Total Assets	$1,433,184	$928,806
Liabilities, Redeemable Convertible Cumulative Preferred Stock and Capital Deficit
Current liabilities
Accounts Payable	$479,960	$482,969
Accounts Payable – related parties	347,938	627,514
Accrued Expenses	1,103,575	746,109
Notes payable to related parties – current portion	1,733,676	2,146,228
Notes payable – current portion	401,819	716,293
Total current liabilities	4,066,968	4,719,113
Notes payable to related parties – less current portion	368,000	—
Notes payable – less current portion	—	2,008
Total Liabilities	4,434,968	4,721,121
Minority Interest in consolidated affiliates	521,406	—
Redeemable convertible cumulative preferred stock series A, 250 shares authorized; 28 shares issued and outstanding, $25,000 per share redemption amount plus dividends in arrears	1,518,848	1,413,848
Redeemable convertible cumulative preferred stock series B, 4,000 shares authorized; 1,054 shares issued and outstanding, $2,500 per share redemption amount plus dividends in arrears	4,036,275	3,772,775
Commitments and Contingencies (Note 13)
Capital Deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 52,168,788 and 46,074,613 shares issued and outstanding, respectively.	521,688	460,746
Additional Paid in Capital	30,980,165	23,927,943
Accumulated deficit	(40,580,166)	(33,367,627)
Total Capital Deficit	(9,078,313)	(8,978,938)
Total Liabilities, Redeemable Convertible Preferred Stock and Capital Deficit	$1,433,184	$928,806

See accompanying notes to Consolidated Financial Statements

ULTRASTRIP SYSTEMS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31,
	2005	2004
Revenues	$249,892	$2,063,954

Cost of revenues	137,445	1,103,933

Gross profit	112,447	960,021

Operating expense
Selling, general and administrative	4,879,515	2,540,052
Impairment of inventory	225,504	—
Non-cash compensation expense	885,839	21,138

Total operating expenses	5,990,858	2,561,190

Loss from operations	(5,878,411)	(1,601,169)

Other (income) expense:
Other Income	(18,471)	(1,005)
Interest Expense	1,362,009	953,957

Total other expense	1,343,538	952,952

Minority interest in net loss of consolidated affiliates	(9,410)	—

Net loss	(7,212,539)	(2,554,121)

Preferred stock dividends	(368,500)	(368,500)

Net loss applicable to common stock	$(7,581,039)	$(2,922,621)

Net loss per common share (basic and diluted)	$0.16	$0.07

Weighted average number of common shares outstanding	48,977,468	43,976,708

See accompanying notes to Consolidated Financial Statements

ULTRASTRIP SYSTEMS, INC.

CONSOLIDATED STATEMENT OF CHANGES IN CAPITAL DEFICIT

	Common Stock		Additional Paid-in Capital	Deferred Compensation	Accumulated Deficit	Total Capital Deficit
	Shares	Amount

Balance at December 31, 2003 as previously restated	42,437,389	$424,379	$20,930,261	$(21,138)	$(32,296,609)	$(10,963,112)

Preferred Stock Dividends reclassification	—	—	(1,483,103)	—	1,483,103	—

Balance At December 31, 2003	42,437,394	424,374	19,447,158	(21,138)	(30,813,506)	(10,963,112)

Common Stock issued for cash	25,000	250	24,750			25,000
Common Stock issued in settlement of liabilities	3,510,274	35,103	3,609,803			3,644,906
Issuance of warrants for cash	—		509,500			509,500
Issuance of warrants for financing	—		670,136			670,136
Issuance of warrants in settlement of liabilities	—		36,115			36,115
Warrants exercised for Common Stock	101,945	1,019	(1,019)			—
Deferred compensation	—			21,138		21,138
Preferred stock dividends	—	—	(368,500)	—		(368,500)
Net Loss	—	—	—	—	(2,554,121)	(2,554,121)

Balance at December 31, 2004	46,074,613	$460,746	$23,927,943	$—	$(33,367,627)	$(8,978,938)

Common Stock issued in settlement of liabilities	5,691,550	56,916	5,634,634			5,691,550
Issuance of warrants for financing	—		904,275			904,275
Warrants exercised for Common Stock	402,625	4,026	(4,026)			—
Preferred stock dividends	—		(368,500)			(368,500)
Distribution to Partners of Affiliates	—	—	—	—
Issuance of warrants and stock options for Consultants Compensation	—	—	885,839	—	—	885,839
Net Loss	—	—	—	—	(7,212,539)	(7,212,539)

Balance at December 31, 2005	52,168,788	$521,688	$30,980,165	$—	$(40,580,166)	$(9,078,313)

See accompanying notes to Consolidated Financial Statements

ULTRASTRIP SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2005	2004

Operating Activities:
Net Loss	$(7,212,539)	$(2,554,121)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	191,635	236,826
Accretion of discount on notes payable	1,016,322	714,380
Forgiveness of liabilities	—	(554,492)
Provision for inventory impairment	225,504
Amortization of deferred compensation	—	21,138
Warrants and stock options issued for services	885,839	—
Common stock issued in settlement of accrued expenses	—	234,427
Minority interest in consolidated affiliates	(9,410)
Changes in operating assets and liabilities
Accounts receivable	27,624	244,181
Inventories	(841,410)	(152,677)
Prepaid expenses and other	17,932	99,820
Advance to related party	(25,110)	—
Other assets	(26,239)	—
Accounts payable	(3,009)	(207,300)
Accounts payable – related parties	(279,576)	5,476
Accrued expenses	593,807	(424,628)

Net Cash Used in Operating Activities	(5,438,630)	(2,336,970)

Investing Activities:
Purchase of property and equipment	(60,200)	(32,724)
Investment in affiliate	—	(50,000)

Net Cash Used in Investing Activities	(60,200)	(82,724)

Financing Activities
Proceeds from issuance of notes payable and warrants	5,516,550	1,260,000
Proceeds from issuance of notes payable and warrants to related parties	270,885	1,425,000
Repayments of notes payable	(446,320)	(204,818)
Repayments of notes payable to related parties	(388,550)	(595,000)
Proceeds from issuance of common stock	—	25,000
Proceeds from sale of warrants	—	509,500
Investment by Minority Interest	576,017	—
Distribution to Affiliate Partners	(45,201)	—

Net Cash Provided by Financing Activities	5,483,381	2,419,682

Net decrease in Cash	(15,449)	(12)

Cash, beginning of year	183,405	183,417

Cash, end of year	$167,956	$183,405

See accompanying notes to Consolidated Financial Statements

ULTRASTRIP SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

UltraStrip Systems, Inc. (the “Company” or “UltraStrip”), was incorporated on April 2, 1998 under the laws of the State of Florida. The Company is a technology incubator that creates patented and engineered solutions for the defense, homeland security and global ship repair markets. Our business model focuses on joining with other companies, primarily national and international companies, where we provide our intellectual property and the other company provides its marketing prowess and network of governmental and other relationships and, if applicable, manufactures our products.

The accompanying consolidated financial statements include the accounts of UltraStrip, its wholly-owned subsidiaries, Ecosphere Technologies, Inc. (“Ecosphere”), UltraStrip Envirobotic Solutions, Inc. (“UES”) and two entities that the Company has an interest in, UltraStrip Japan, Ltd. (“USJ”) and Robotics Investment Group, LLC (“RIG”). Ecosphere was formed during the first quarter of 2005 to market and produce the Company’s water filtration technology. UES was formed in October 2005 to continue marketing and development of the Company’s patented robotic coasting removal technology. USJ was formed in to market and service the ship coating removal needs of the Japanese ports. RIG was formed to purchase equipment from the Company and then lease the equipment to USJ.

USJ and RIG have been consolidated into these financial statements in accordance with the provisions of Financial Accounting Standards Board Interpretation No. 46R Consolidation of Variable Interest Entities (“FIN 46R”). USJ is a Japanese joint venture between the Company (49.9% ownership) and five Japanese companies (50.1% ownership):  Kamimura International Associates, LLC, Ihara Company, Ltd., Kyokuto Boeki Kaisha, Ltd., Shuwa Kaiun Kaisha, Ltd., and Chiba Marine Yokohama Co., Ltd. The Company contributed approximately $94,000 to the joint venture, $50,000 in 2004 and an additional $44,000 in 2005. Also, UltraStrip provided USJ with a two year term loan of $26,600 during the first quarter of 2005. RIG was organized in December 2004 for the purpose of purchasing a M3500 Robotic Vehicle from the Company and leasing the M3500 to USJ.

The Company has adopted FIN 46R for the purpose of consolidating financial statements for entities that meet the requirements listed in FIN 46R. The two entities which qualify for consolidation are USJ and RIG. The Company owns 49.9% of USJ which is not a controlling amount, but in accordance with the provisions of FIN 46R, USJ is a variable interest entity and the Company is the primary beneficiary, accordingly, USJ is consolidated. Regarding RIG, the Company currently has no direct interest in the entity. However, RIG purchased one M3500 from the Company and leased it to USJ. Additionally, the Company will acquire an interest in the lease equal to the percentage of the purchase price of the M3500 which RIG cannot pay. Thus, RIG qualifies for consolidation in accordance with the provisions of FIN 46R.

Due to delays in acquiring customers, plus the Company’s determination to focus management on greater value added propositions, the Company has decided to reduce its involvement with UltraStrip Japan, Ltd to 5%. Concurrent with this decision, the Company took back possession of the M3500 robot and held the robot in Japan. In February 2006, the robotic system was sold to a Japanese consortium of which the Company is not a participant.

Cash

The Company periodically maintains cash balances in financial institutions in excess of the federally insured limit.

Accounts Receivable

Accounts receivable are customer obligations due under normal trade terms. The Company generally requires deposits or letters of credit from customers when purchasing its robotic hydro-jetting systems or water filtration systems.

ULTRASTRIP SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

NOTE 1. – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Senior management reviews accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible. The Company includes any accounts receivable balances that are determined to be uncollectible, along with a general reserve, in its overall allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. No provision for uncollectible accounts at December 31, 2005, and 2004, was considered necessary based upon management’s estimate of future uncollectible accounts.

Inventories

Inventories are stated at the lower of cost or market, with cost determined using a first-in, first-out method. At December 31, 2005, inventory consisted of $795,000 of finished goods and $53,146 of spare parts. At December 31, 2004, inventory consisted of $152,677 of spare parts.

Property and Equipment and Depreciation

Property and equipment is recorded at cost. Depreciation is computed using the straight-line method based on the estimated useful lives of the related assets of 5 to 7 years. Leasehold improvements are amortized over the lesser of the lease term or the useful life of the improvements. Expenditures for maintenance and repairs are expensed as incurred.

Patents

Patents are stated at cost (inclusive of perfection costs) and are being amortized on a straight-line basis over the estimated future periods to be benefited (16.5 years). All patents at December 31, 2005 and 2004 have either been acquired from a related Company or assigned to the Company by a shareholder of the Company. Patents are recorded at the historical cost basis. The Company recognized amortization expense of $6,827 and $6,828 for the years ended December 31, 2005 and 2004, respectively.

Impairment of Long-Lived Assets

Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Change in Accounting Estimate

Balances included in accounts payable and accrued expenses as of December 31, 2003 were reduced during 2004 as a result of agreements and settlements entered into during 2004. The effect of these changes was to reduce selling, general and administrative expenses and the net loss for 2004 by $554,492.

Revenue Recognition

Revenue from sales of equipment is generally recognized when products are delivered to and accepted by the customer, economic risk of loss has passed to the customer, price is fixed or determinable, collection is probable, and any future obligations of the Company are insignificant. Revenue from water-jetting and water-filtration service contracts is recognized ratably over the service period or as the services are rendered. Payments received in advance of the performance of services or of the delivery of goods are deferred until the services are performed. The Company includes shipping and handling fees billed to customers as revenues and shipping and handling costs as cost of revenues.

ULTRASTRIP SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

NOTE 1. – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Research and Development

Expenditures for research and development of the Company’s products are expensed when incurred, and are included in operating expenses. The Company recognized research and development costs of $39,210 and $80,064 for the years ended December 31, 2005 and 2004, respectively.

Advertising

The Company conducts advertising for the promotion of its products and services. Advertising costs are charged to operations when incurred; such amounts aggregated $11,373 in 2005 and $1,443 in 2004.

Stock-Based Compensation

The Company accounts for stock options issued to non-employees, under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation (“SFAS No. 123”). The Company’s issuance of employee stock options is accounted for using the intrinsic value method under APB Opinion No. 25, “Accounting for Stock issued to Employees” (“APB 25”). SFAS No. 123 as amended by Statement of Financial Accounting Standards No. 148 “Accounting for Stock-Based Compensation -- Transition and Disclosure” requires the Company to provide pro forma information regarding net earnings and earnings per common share as if compensation cost for the Company’s stock options had been determined in accordance with the fair value based method prescribed in SFAS No. 123.

We have granted stock options to our employees at exercise prices equal to or greater than the fair value of the shares at the date of grant and accounted for these stock option grants in accordance with APB 25. Under APB 25, when stock options are issued with an exercise price equal to or greater than the market price of the underlying stock on the date of grant, no compensation expense is recognized in the statement of operations.

In December 2004, APB 25 was replaced by Statement of Financial Accounting Standards No. 123 (Revised) (“Statement 123(R)”) which is effective for all accounting periods beginning after December 15, 2005. We will adopt Statement 123(R) effective on January 1, 2006 and will be required to recognize an expense for the fair value of our unvested outstanding stock options. Under Statement 123(R), we must determine the transition method to be used at the date of adoption, the appropriate fair value model to be used for valuing share-based payments and the amortization method for compensation cost. The transition methods include prospective and retroactive adoption options. Under the retroactive option, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective option requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of Statement 123(R), while the retroactive option would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated. Both transition methods would require management to make accounting estimates. We have concluded that we will utilize the modified prospective method. We have not determined what the impact will be on earnings per share.

The following pro forma disclosures may not be representative of the effects on reported net earnings for future years as options vest over several years and the Company may continue to grant options to employees:

	For the year ended December 31,
	2005	2004
Net loss applicable to common stock, as reported	$(7,581,039)	$(2,922,621)
Add: Stock-based employee compensation included in reported net loss	—	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(2,702,413)	(444,472)
Pro forma net loss applicable to common stock	$(10,283,452)	$(3,367,093)
Basic loss per common share as reported	$(0.16)	$(0.07)
Basic loss per common share pro forma	$(0.21)	$(0.08)

ULTRASTRIP SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

NOTE 1. – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option pricing model based on the following assumptions:

	For the year ended December 31,
	2005	2004

Risk free interest rate	4.22–4.54%	3.92 – 4.25%
Expected life	5-10 years	10-20 years
Expected volatility	0%	0%
Dividend yield	0.0	0.0

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s stock options and warrants have characteristics different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of such stock options. No stock-based employee compensation expense was recorded for the years ended December 31, 2005 and 2004.

Income Taxes

The Company accounts for income taxes pursuant to the provisions of SFAS No. 109, “Accounting for Income Taxes,” which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

Loss Per Share

Basic loss per share is computed on the basis of the weighted average number of common shares outstanding during each year. Diluted loss per share is computed on the basis of the weighted average number of common shares and dilutive securities outstanding. Dilutive securities having an anti-dilutive effect on diluted loss per share are excluded from the calculation.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial assets, including cash, accounts receivable and of certain financial liabilities (accounts payable, accounts payable - related parties and accrued expenses), approximate fair value because of their short maturities. Based upon the Company’s estimate of its current incremental borrowing rate for loans with similar terms and average maturities, the carrying amounts of notes payable to related parties and notes payable approximate fair value.

Based upon the conversion terms of the Company’s Series A and B Redeemable Convertible Cumulative Preferred Stock (Preferred Stock) and the estimated current fair value of the Company’s Common Stock into which the Preferred Stock is convertible, the fair value of the Preferred Stock aggregates approximately $1,552,090 as of December 31, 2005 and 2004.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ULTRASTRIP SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

NOTE 1. – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Reclassifications

Certain amounts in the 2004 financial statements have been reclassified in order to conform with 2005 presentation.

New Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004) “Share-Based Payment,” or SFAS No. 123(R). SFAS No. 123(R) revises FASB Statement No. 123 “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, and its related implementation guidance. This Statement eliminates the ability to account for share-based compensation using the intrinsic value method under APB Opinion No. 25. SFAS No. 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award, known as the requisite service period, which is usually the vesting period. SFAS No. 123(R) is effective for companies filing under Regulation SB as of the beginning of the first interim or annual reporting period that begins after December 15, 2005, which for us will be our first quarter of the year ending December 31, 2006. We anticipate adopting SFAS No. 123(R) beginning in the quarter ending March 31, 2006. Accordingly, the provisions of SFAS No. 123(R) will apply to new awards and to awards modified, repurchased, or cancelled after the required effective date. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the required effective date must be recognized as the requisite service is rendered on or after the required effective date. These new accounting rules will lead to a decrease in reported earnings. Compensation cost for unvested options as of December 31, 2005 will result in an expense of approximately $54,000 in 2006, $0 in 2007 and $37,000 in 2008. Although management is still evaluating the potential impact, it expects the adoption of Statement 123(R) could have a material impact on the Company's financial statements.

NOTE 2. – GOING CONCERN

The accompanying financial statements were prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the realization of assets and the satisfaction of liabilities in the normal course of operations. During the year ended December 31, 2005, the Company incurred losses of approximately $7.2 million, had a working capital deficiency of $2.9 million, had outstanding redeemable convertible cumulative preferred stock and had not reached a profitable level of operations, all of which raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s continued existence is dependent upon achieving sufficient sales levels and its ability to resolve its liquidity problems, principally by obtaining additional debt financing and equity capital. While pursuing additional debt and equity funding, the Company must continue to operate on limited cash flow generated internally.

The Company plans to reduce its working capital requirements by generating revenues from the sale and lease of equipment, by reducing salaries from contracted levels for some members of senior management, by reducing advertising, travel and entertainment, and office expenses in an effort to reduce costs. Working capital limitations continue to impinge on day-to-day operations, thus contributing to continued operating losses. The continued support and forbearance of its lenders and preferred shareholders will be required, although this is not assured.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

There are no assurances that the Company will be successful in achieving the above plans, or that such plans, if consummated, will enable the Company to obtain profitable operations or continue as a going concern.

ULTRASTRIP SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

NOTE 3. – PREPAID EXPENSES AND OTHER

The major components of prepaid expenses and other are as follows:

	December 31,
	2005	2004
Vendor deposits	$14,940	$110,963
Deposit on option to purchase building	63,000	—
Prepaid consulting fees	20,000	—
Other	33,032	37,941

Total prepaid expenses and other	$130,972	$148,904

NOTE 4. – PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	Est Useful	December 31,
	Life	2005	2004
Machinery and equipment	5 years	$772,036	$717,954
Furniture and fixtures	7 years	277,250	277,250
Automobile and trucks	5 years	41,233	41,239
Leasehold improvements	5 years	214,116	214,116
Office equipment	5 years	156,933	150,809
		1,461,568	1,401,368
Less accumulated depreciation		(1,322,954)	(1,138,146)
		$138,614	$263,222

Depreciation expense for the years ended December 31, 2005 and 2004 aggregated $184,808 and $229,998, respectively.

At December 31, 2005, machinery and equipment with a carrying value of approximately $114,000 was pledged as collateral for certain notes payable to related parties and notes payable.

NOTE 5. – ACCRUED EXPENSES

The major components of accrued expenses are summarized as follows:

	December 31,
	2005	2004
Customer deposits	$25,000	$—
Accrued payroll and related benefits	607,401	539,121
Accrued interest	203,141	136,099
Accrued legal fees	27,000	—
Accrued consulting	219,000	—
Other accrued expenses	22,033	70,889
Total accrued expenses	$1,103,575	$746,109

ULTRASTRIP SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

NOTE 6. – NOTES PAYABLE

(a.)  Related Party

Notes payable to related parties consist of the following:

	December 31,
	2005	2004

Notes payable to former Director and  shareholder (i) $1,000,000 note payable, net of discount, due on September 14, 2004, collateralized by all existing equipment and machinery utilized to manufacture the Company’s product (ii) $125,000 note payable, net of amortized discount, due on September 14, 2004, secured by all existing equipment and machinery utilized to manufacture the Company’s product; $20,000 note payable, interest at prime plus 2% (9.25% at December 31, 2005), due upon demand. During December 2005 and February 2006, the Company and former Director entered into note modifications and extension agreements which adjusted the principal amount to include the interest accrued to date of $236,341 in exchange for 100,000 warrants to purchase the Company’s stock at an exercise price of $1 per share. The new note is payable $25,000 on January 15, 2006, $100,000 on February 15, 2006 and March 15, 2006, $87,500 due April 15, 2006, May 15, 2006, June 15, 2006, July 15, 2006 and the balance due on August 15, 2006, (plus interest accrued from December 1, 2005 through August 15, 2006. See Note 16.

	$1,286,341	$1,145,000

Notes payable to shareholders, interest at 18%, collateralized by certain machinery and equipment of the Company due as follows: $200,000 due on June 30, 2004 and $100,000 due on July 31, 2004. Notes payable of $150,000 and $100,000 and accrued interest were converted to equity in June and July 2004, respectively (iii). $50,000, interest at 18%, extended to June 30, 2005. Now due upon demand.	50,000	50,000

Unsecured notes payable to shareholder, interest at prime plus 2% (9.25% at December 31, 2005), due upon demand. On February 13, 2006, these notes has been modified and extended to include principal payments of $15,000 on February 13, 2006, $7,500 due on May 20, 2006, $7,500 due August 8, 2006, and the balance due February 13, 2007. See Note 16.	398,000	398,000

Unsecured notes payable to Director, interest at prime plus 2% (9.25% at December 31, 2005), due March 31, 2005. The Note has been extended through April 30, 2006.	240,000	240,000

Unsecured bridge finance notes payable of $10,000 to shareholders, net of discount, convertible into common stock at the rate of $1.00 per share of common stock, contains two detachable warrants for every dollar of principal to acquire shares of common stock at an exercise price of $1.00 and $1.25 per share, interest at 5%, due on demand.	10,000	173,228

Unsecured notes payable to shareholder, interest at 18%, due February 28, 2005, which was paid when due.	—	100,000

Unsecured note payable to a company owned by UltraStrip shareholders, interest at prime plus 2% (9.25% at December 31, 2005), due upon demand	40,000	40,000

Unsecured note payable to shareholder and director of UltraStrip Japan, Ltd, interest at 5%, to be repaid from Company’s share of proceeds of lease agreement between UltraStrip Japan, Ltd and Robotics Investment Group, LLC.	47,500	—

ULTRASTRIP SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

NOTE 6. – NOTES PAYABLE (CONTINUED)

	December 31,
	2005	2004
Unsecured note payable of UltraStrip Japan, Ltd to the partners in USJ, excluding amounts owed to the Company.	24,835	—

Unsecured note payable to shareholder. Note was repaid on January 31, 2006, with no interest.	5,000	—

Total related party debt	$2,101,676	$2,146,228
Less current portion	(1,733,676)	(2,146,228)
Long-term related party debt	$368,000	$—

(i)

In October 2001, in connection with the $1,000,000 note payable, the Company granted warrants to acquire 100,000 shares of Common Stock and valued such warrants at $170,000 based on the relative estimated fair value of the warrants. The warrants are exercisable at $0.07 per share, were fully vested at the date of grant and expire in 2021. As such the Company recorded $830,000 as debt, net of the allocation of the proceeds to the warrants, which is included in paid-in capital in the balance sheet of $170,000. The Company amortized to interest expense the value ascribed to the warrants over the initial term of the debt.

On October 18, 2002, the due date for this note was extended until January 17, 2003 in exchange for the granting of 62,500 additional warrants to purchase the Company’s Common Stock at an exercise price of $0.07 per share. The Company valued such warrants at $75,016 based on the relative estimated fair value of the warrants. As such, the Company recorded $75,106 to paid-in-capital. The Company amortized to interest expense the value ascribed to the warrants over the extension period.

On January 17, 2003, the due date for this note payable was extended until May 16, 2003 in exchange for the granting of 130,000 additional warrants to purchase the Company’s Common Stock at an exercise price of $0.07 per share. The estimated fair value of the warrants of $165,617 was amortized to interest expense over the term of the extension.

On May 16, 2003, the due date for this note payable was extended until September 16, 2003 in exchange or the granting of 130,000 additional warrants to purchase the Company’s Common Stock at an exercise price of $0.07 per share. The estimated fair value of the warrants of $165,227 was amortized to interest expense over the term of the extension.

On September 16, 2003, the due date for this note payable was extended until March 15, 2004 in exchange for the granting of 195,000 additional warrants to purchase the Company’s Common Stock at an exercise price of $0.07 per share. The estimated value of the warrants of $248,669 was amortized to interest expense over the term of the extension.

On March 15, 2004, the due date for this note payable was extended until June 15, 2004 in exchange for the granting of 97,500 additional warrants to purchase the Company’s Common Stock at an exercise price of $0.07 per share. The estimated value of the warrants of $117,683 is being amortized to interest expense over the term of the extension

On June 15, 2004, the due date for this note payable was extended until September 14, 2004 in exchange or the granting of 97,500 additional warrants to purchase the Company’s Common Stock at an exercise price of $0.07 per share. The estimated fair value of the warrants of $124,403 is amortized to interest expense over the term of the extension.

On September 14, 2004, the date for this note payable, the Company and lender entered into negotiations as to the terms of renewal. This new agreement was executed on December 1, 2005 and has payments of 25,000 due on January 15, 2006, $550,000 on February 15, 2006, and the balance due on August 15, 2006, (plus interest accrued

ULTRASTRIP SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

NOTE 6. – NOTES PAYABLE (CONTINUED)

from December 1, 2005 through August 15, 2006. On February 17, 2006, the Company and lender modified the payment terms of the December 1, 2005 agreement such that the $550,000 due on February 15, 2006 was no longer due, and was replaced by payments of $100,000 due on February 17, 2006 and March 15, 2006 and $87,500 payment are due on the 15th of April, May, June and July 2006.

(ii)

On December 9, 2002, the Company issued a promissory note and 5,000 warrants to purchase the company’s Common Stock to the same creditor for aggregate proceeds of $125,000. The Company valued such warrants at $6,049 based on the relative estimated fair value of the warrants. The warrants are exercisable at $0.07 per share, were fully vested at the date of grant and expire in 2022. As such the Company recorded $118,951 as debt, net of the allocation of the proceeds to the warrants, which is included in paid-in capital in the balance sheet of $6,049. The Company amortizes to interest expense the value ascribed to the warrants over the initial term of the debt.

On February 7, 2003, the due date for this note payable was extended until March 7, 2003 in exchange for the granting of 5,000 additional warrants to purchase the Company’s Common Stock at an exercise price of $0.93 per share. The estimated fair value of the warrants of $5,013 was amortized to interest expense over the term of the extension.

On March 7, 2003, the due date for this note was extended until May 7, 2003 in exchange for the granting of 10,000 additional warrants to purchase the Company’s Common Stock at an exercise price of $0.93 per share. The estimated fair value of the warrants of $9,929 was amortized to interest expense over the term of the extension.

On May 7, 2003, the due date for this note was extended until July 7, 2003 in exchange for the granting of 10,000 additional warrants to purchase the Company’s Common Stock at an exercise price of $0.93 per share. The estimated fair value of the warrants of $9,329 was amortized to interest expense over the term of the extension.

On July 7, 2003, the due date for this note was extended until September 9, 2003 in exchange for the granting of 10,000 additional warrants to purchase the Company’s Common Stock at an exercise price of $0.93 per share. The estimated fair value of the warrants of $9,320 was amortized to interest expense over the term of the extension.

On September 9, 2003, the due date for this note was extended until March 15, 2004 in exchange for granting of 40,000 additional warrants to purchase the Company’s Common Stock at an exercise price of $1.02 per share. The estimated fair value of the warrants of $40,683 was amortized to interest expense over the term of the extension.

On March 15, 2004, the due date for this note was extended until June 15, 2004 in exchange for granting of 20,001 additional warrants to purchase the Company’s Common Stock at an exercise price of $1.02 per share. The estimated fair value of the warrants of $17,913 is being amortized to interest expense over the term of the extension.

On June 15, 2004 the due date for this note payable was extended until September 14, 2004 in exchange for the granting of 20,001 additional warrants to purchase the Company’s Common Stock at an exercise price of $1.02 per share. The estimated fair value of the warrants of $18,987 is being amortized to interest expense over the term of the extension.

This note was incorporated into the agreement executed on December 1, 2005 between the lender and the Company.

(iii)

On June 30, 2004, unsecured notes payable to shareholders in the amount of $150,000 and accrued interest were exchanged for 157,000 shares of the Company’s Common Stock. On July 31, 2004, an unsecured note payable to a shareholder in the amount of $100,000 and accrued interest was exchanged for 104,500 shares of the Company’s Common Stock.

ULTRASTRIP SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

NOTE 6. – NOTES PAYABLE (CONTINUED)

(b.)  Other

Notes payable consist of the following:

	December 31,
	2005	2004
Installment note, payable $506 monthly including interest at 7.9%, through
April 2006 collateralized by vehicle. This note was repaid in February 2005.	—	6,492
Installment note payable $3,319 monthly through December 2006, no interest, collateralized by equipment.
	39,826	—

Unsecured bridge finance notes payable of $375,000, net of discount, convertible into common stock at the rate of $1.00 per share of common stock, contains two detachable warrants for every dollar of principal to acquire shares of common stock at an exercise price of $1.00 and  $1.25 per share, interest at 5%, due 12 months after each note is issued, from December 2005 through December 2006

	361,993	311,809
Unsecured note payable of $400,000, interest at 18% due on February 21, 2005. This note was repaid in March 2005.
	—	400,000

Total debt	401,819	718,301

Less current portion	401,819	(716,293)

Long-term debt	$—	—

Future cash payment obligations for debt are as follows:

Years ending December 31,
2006	$2,148,502
2007	368,000
2008	—
2009	—
2010	—
Total	$2,516,502

NOTE 7. – COMMON STOCK

Issuances of the Company’s Common Stock during the year ended December 31, 2005 included the following: (i) 5,691,550 restricted, unregistered shares of Common Stock were issued to lenders in exchange for $5,691,550 of debt and (ii) 402,625 restricted, unregistered shares of Common Stock were issued for 402,625 warrants exercised at no cost per warrant. Issuances of the Company’s Common Stock during the year ended December 31, 2004 included the following: (i) 25,000 restricted, unregistered shares of Common Stock were issued to an accredited investor for net proceeds of $25,000 (ii) 3,510,274 restricted, unregistered shares of Common Stock were issued to lenders in exchange for $3,644,906 of debt and accrued interest (iii) 101,945 restricted, unregistered shares of Common Stock were issued for 101,945 warrants exercised at no cost per warrant.

At December 31, 2005, 44,337,324 shares of Common Stock were reserved for issuance under the Company’s two fixed stock option plans, outstanding non-plan options, warrants, and upon conversion of the outstanding Series A and Series B Redeemable Convertible Cumulative Preferred Stock.

The Company’s outstanding options and warrants to acquire Common Stock and shares of Common Stock issuable upon conversion of outstanding redeemable convertible cumulative preferred stock, all aggregating 39,417,821 and 19,399,012 shares of Common Stock at December 31, 2005  and 2004, are not included in the computation of loss per share because the effects of inclusion would be anti-dilutive.

ULTRASTRIP SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

NOTE 8. – REDEEMABLE CONVERTIBLE CUMULATIVE PREFERRED STOCK

Series A

During the year ended December 31, 1999, the Company issued 62 shares of Series A Redeemable Convertible Cumulative Preferred Stock at $25,000 per share for net proceeds of $1,550,000. The shares are redeemable at the option of the Company at $27,500 per share plus accrued dividends. They are redeemable at the option of the holder at $25,000 per share plus accrued dividends per the occurrence of a change of control event.

The Series A Redeemable Convertible Cumulative Preferred Stock provides annual dividends, at the rate of $3,750 per share, payable in cash, which are cumulative and have priority over dividends on the Series B preferred and Common Stock. Dividends in arrears at December 31, 2005 and 2004 were $818,848 and $713,848, respectively.

Each share of Series A Redeemable Convertible Cumulative Preferred Stock is convertible into 24,000 shares of Common Stock at the holder’s option, and is non-voting. The Series A preferred shall automatically be converted into Common Stock in the event of an underwritten public offering. During the years ended December 31, 2005 and 2004, no shares of Series A preferred stock were converted into Common Stock. In the event of dissolution, the holders of Series A preferred shall be entitled to receive $25,000 per share, plus accrued dividends, prior to any distribution to holders of Series B preferred stock and the holders of Common Stock.

At December 31, 2005 and 2004, 28 shares of Series A Redeemable Convertible Cumulative Preferred Stock were outstanding.

Series B

During the year ended December 31, 2000, the Company issued 1,292 shares of Series B Redeemable Convertible Cumulative Preferred Stock at $2,500 per share for net proceeds of $3,230,000. The shares are redeemable at the option of the Company at $3,000 per share plus accrued dividends. They are redeemable at the option of the holder at $2,500 per share plus accrued dividends upon the occurrence of a change of control event.

The Series B Redeemable Convertible Cumulative preferred stock provides annual dividends, at the rate of $250 per share, payable in cash, which are cumulative and have priority over dividends on the Common Stock. Dividends in arrears at December 31, 2004 and 2003 were $1,401,275 and $1,137,775, respectively.

Each share of Series B preferred is convertible into 835 shares of Common Stock at the holder’s option, and is non-voting. The Series B preferred shall automatically be converted into Common Stock in the event of an underwritten public offering. During the years ended December 31, 2005 and 2004, no shares of Series B preferred stock were converted into Common Stock. In the event of dissolution, the holders of Series B preferred shall be entitled to receive $3,000 per share, plus accrued dividends, prior to any distribution to holders of Common Stock.

At December 31, 2005 and 2004, 1,054 shares of Series B Redeemable Convertible Cumulative Preferred Stock were outstanding.

We have determined that, according to SAB Topic 3C, preferred stock dividends should be charged against paid in capital in absence of retained earnings and have appropriately reclassified preferred stock dividends in the Statement of Changes in Capital Deficit.

NOTE 9. – STOCK OPTIONS AND WARRANTS

At December 31, 2005, the Company has options granted under three fixed stock option plans, and grants of non-plan options, which are described below. The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations including Financial Accounting Standards Board (“FASB”) Interpretation No. 44, “Accounting for Certain Transactions Involving  Stock Compensation, an Interpretation of APB Opinion No. 25,” to account for its fixed plan stock options issued to employees. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price.

ULTRASTRIP SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

NOTE 9. – STOCK OPTIONS AND WARRANTS (CONTINUED)

Statement of Financial Accounting Standards (“SFAS”) No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure, an Amendment of FASB Statement No. 123,” established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.

Employee Fixed Stock Option Plans:

On August 15, 1999, the Company adopted an Outside Directors Stock Option Plan, which provides for the granting of 2,000,000 stock options to members of the Board who are not full or part time employees of the Company. Under the plan, each eligible director will be granted an option to purchase up to 200,000 shares on the date the person is elected to the Board and will be granted an option to purchase 50,000 shares upon reelection to the Board at each annual shareholders meeting. The stock options are not exercisable until six months after the grant date and are exercisable over a five-year period. As of December 31, 2005, no options are outstanding under this plan.

On August 18, 2000, the Company adopted a Long Term Incentive Program, which provides for the granting of 4,000,000 stock options and stock appreciation rights (SARs) to key employees. Options granted may be either “incentive stock options,” pursuant to provisions of the Internal Revenue Code, non-qualified options, or restricted stock awards. The stock options are exercisable for a period no longer than ten years after the date they are granted. Pursuant to the terms of the Plan, no new awards may be granted under the Plan after September 1, 2002. As of December 31, 2005, options to purchase 299,997 shares of Common Stock at $3.00 per share were outstanding under the plan.

On November 17, 2003, the Company adopted the 2003 Equity Incentive Program, which provides for the granting of 4,000,000 stock options and stock appreciation rights (SARs) to key employees. Options granted may be either “incentive stock options,” pursuant to provisions of the Internal Revenue Code, non-qualified options, or restricted stock awards. Exercise prices of stock options are generally not less than the fair market value of Common Stock on the grant date. Options vest at a rate of at least 20% per year over five years from the date the option is granted. Stock options are exercisable for a period no longer than ten years after the date they are granted. The Plan shall terminate November 17, 2013. As of December 31, 2005, options to purchase 135,500 shares of Common Stock at $1.10 per share are outstanding under this Plan.

On November 17, 2003, the Company adopted the 2003 Stock Option Plan for Outside Directors (Directors) and Advisory Board Members (Director Advisors), which provides for the granting of 2,000,000 stock options to members of these Boards who are not full or part time employees of the Company. Under the Plan, each eligible Outside Director will be granted an option to purchase up to 100,000 shares on the date the person is elected to the Board and will be granted an option to purchase 25,000 (50,000 if Chairman) shares upon reelection to the Board at each annual shareholders meeting, provided the Director has served for the previous twelve months. Each Outside Director who is appointed to the Company’s Audit Committee, Compensation Committee, Finance Committee or another “Qualifying” Committee shall be granted an option to purchase 5,000 shares for each Qualifying Committee upon which he serves upon the date which person is first appointed to serve and will be granted an option to purchase 5,000 shares on the day after the annual shareholders meeting for each committee he serves on, provided the Director has served the previous twelve month. Each eligible Director Advisor will be granted an option to purchase up to 25,000 shares on the date the person is first appointed as an Advisory Board member and will be granted an option to purchase 10,000 shares upon reappointment to the Advisory Board at each annual shareholders meeting, provided the Director Advisor has served for the previous twelve months. Exercise price of stock options shall be 110% of the fair market value per share on the grant date. The options granted become exercisable for (a) 1/3 of option shares upon grant (b) 1/3 of option shares on first year’s anniversary date and (c) 1/3 of options shares on third anniversary date. The Plan may be amended or terminated by the shareholders of the Company or by the Administrator provided the Administrator consults with the Board and/or legal counsel. On August 2, 2005, the Board increased the number of options reserved for this plan from 2,000,000 to 4,500,000.

ULTRASTRIP SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

NOTE 9. – STOCK OPTIONS AND WARRANTS (CONTINUED)

Additionally, the provisions pertaining to the Chairman were modified so that upon initial election/appointment as chairman, the person would receive an option award of 500,000, and an additional 250,000 options would be awarded at each successive shareholder election. The amended grants for the chairman shall vest 50% six (6) months after the date of the grant and 50% twelve (12) months after the date of the grant. As of December 31, 2005, options to purchase 3,145,000 shares of Common Stock at exercise prices ranging from $1.00 to $1.43 per share are outstanding under this Plan. The Plan shall continue in existence for a term of ten years unless terminated by the Company.

Employee Fixed Non-Plan Options

During the years ended December 31, 2005 and 2004 the Company granted non-plan options to acquire 4,800,000 and 500,000 shares of Common Stock, exercisable at $1.00 to $1.10 for the 2005 option grants and $1.10 for the 2004 option grants, to employees and members of the Company’s Board of Directors. Vesting periods range from immediate to 2006, and options expire 5 to 10 years from the grant date.

Summary

A summary of the status of the Company’s employee fixed plan options, fixed non-plan options and variable non-plan options as of December 31, 2005 and changes during the year then ended is presented below:

	Employee Fixed Plan Options		Employee Non-Plan Options
	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares
Outstanding at beginning of year	$2.19	722,163	$2.61	4,210,003

Granted	1.01	2,950,000	1.02	4,800,000
Exercised	—	—	—	—
Forfeited	1.43	66,666	5.00	100,000
Expired	5.00	25,000	—	—

Outstanding at end of year	$1.24	3,580,497	$1.75	8,910,003

Exercisable at end of year	$1.22	3,304,763	$1.75	8,822,503

Weighted Average fair value of options granted during the year	$.31		$.33

Weighted Average remaining contractual life in years	8.8		6.8

ULTRASTRIP SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

NOTE 9. – STOCK OPTIONS AND WARRANTS (CONTINUED)

A summary of the status of the Company’s employee fixed plan options, and non-plan options as of December 31, 2004 and changes during the year then ended is presented below:

	2004 Employee Fixed Plan Options		2004 Employee Non-Plan Options
	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares
Outstanding at beginning of year	$1.76	1,294,996	$3.07	1,810,004

Granted*	1.24	55,500	1.10	2,500,000
Exercised	—	—	—	—
Forfeited	1.43	60,000	—	—
Expired	1.70	568,333	3.00	100,001

Outstanding at end of year	$2.19	722,163	$2.61	4,210,003

Exercisable at end of year	$2.34	603,496	$2.56	3,793,331

Weighted Average fair value of options granted during the year	$.32		$.27

Weighted Average remaining contractual life in years	6.1		4.7

———————

*

Includes 2,000,000 options originally granted in 2001 and erroneously reported as expired in 2003 10KSB. Weighted average fair value calculation is for 500,000 options granted in 2004 only.

Non-Employee Non-Plan Options

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, in accounting for stock-based transactions with non-employees, the Company records compensation expense in the statement of operations when such equity instruments are issued.

During the years ended December 31, 2005 and 2004, the Company granted options to acquire 2,950,000 and -0-, respectively, shares of Common Stock to third parties as compensation for services rendered to the Company. The options issued in 2005 are exercisable at $1.00 and $1.10 per share, 2,116,667 vested in 2005 and 833,333 vest in 2006, with all option grants expiring five years from initial date of grant. In connection with these grants, the estimated fair value, computed using the Black-Scholes option valuation model, of the options and warrants granted approximated the value of the services rendered, and the Company recorded expenses for the services rendered of approximately $800,000 in 2005 and $0 in 2004. Additionally, $156,211 of compensation will be recorded in 2006 for those options with vesting and services to occur in 2006.

ULTRASTRIP SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

NOTE 9. – STOCK OPTIONS AND WARRANTS (CONTINUED)

A summary of the status of the Company’s non-employee fixed non-plan options and variable non-plan options as of December 31, 2005 and changes during the year then ended is presented below:

	2005 Non-Employee Fixed Non-Plan Options		2005 Non-Employee Variable Non-Plan Options
	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares
Outstanding at beginning of year	$1.41	3,265,000	$2.00	1,400,000

Granted	1.01	2,950,000	—	—
Exercised			—	—
Forfeited	5.00	20,000	—	—
Expired	2.00	200,000	2.00	1,400,000

Outstanding at end of year	$1.18	5,995,000	$—	—

Exercisable at end of year	$1.21	5,161,667	$—	—

Weighted Average fair value of options granted during the year	$.18		$—

Weighted Average remaining contractual life in years	11.2		—

A summary of the status of the Company’s non-employee fixed non-plan options and variable non-plan options as of December 31, 2004 and changes during the year then ended is presented below:

	2004 Non-Employee Fixed Non-Plan Options		2004 Non-Employee Variable Non-Plan Options
	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares
Outstanding at beginning of year	$1.50	3,485,000	$2.00	1,400,000

Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Expired	3.63	220,000	—	—

Outstanding at end of year	$1.41	3,265,000	$2.00	1,400,000

Exercisable at end of year	$1.41	3,265,000	$2.00	1,400,000

Weighted Average fair value of options granted during the year	$—		$—

Weighted Average remaining contractual life in years	17.5		.4

ULTRASTRIP SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

NOTE 9. – STOCK OPTIONS AND WARRANTS (CONTINUED)

Warrants

During the year ended December 31, 2005, the Company granted warrants to acquire 11,033,100 shares of common stock in connection with bridge financing notes payable. The warrants are exercisable at $1.00 and $1.25 per share, were fully vested at the date of grant and have a five year term. The estimated value of the warrants was approximately $985,000. During 2005, approximately $904,000 related to these warrants was amortized to interest expense. Additionally during 2005, the Company granted warrants to acquire 500,000 shares of common stock as compensation for services from outside parties. These warrants are exercisable at $1.00 per share, have a term of five years, and were fully vested at the date of the issuance. The estimated value of these warrants was approximately $85,000 and was expensed during 2005.

During the year ending December 31, 2004, the Company sold warrants to acquire 509,500 shares of the Company’s Common Stock for $509,500. The warrants were initially exercisable between $0.00 and $0.60 per share, were fully vested on the date of grant and have a five-year term. Since their issuance, the Board of Directors has reduced the exercise price of all of these warrants to $0.00.

During the year ended December 31, 2004, the Company granted warrants to acquire 235,002 shares (to a former member of the Company’s Board of Directors) of Common Stock in connection with notes payable aggregating $1,125,000. The warrants are exercisable between $0.07 and $1.02 per share, were fully vested at the date of grant and have a 20-year term. The estimated fair value of the warrants is $278,986.

During the year ended December 31, 2004, the Company granted warrants to acquire 225,000 shares of Common Stock in connection with the settlement of a lawsuit. The warrants are exercisable at $1.00 per share, were fully vested at the date of grant and have a five-year term. The estimated value of the Warrants was $36,115.

During the year ended December 31, 2004, the Company granted warrants to acquire 4,870,000 shares of common stock in connection with bridge financing notes payable. The warrants are exercisable at $1.00 and $1.25 per share, were fully vested at the date of grant and have a five year term. The estimated value of the warrants was approximately $392,000. During 2005 and 2004, approximately $76,000 and $316,000, respectively, related to these warrants was amortized to interest expense.

A summary of the outstanding warrants issued for cash, financing, services and settlement as of December 31, 2005 is presented below:

Description	Shares
Warrants issued for cash	1,762,010
Warrants issued for financing	16,893,221
Warrants issued for services	500,000
Warrants issued in settlement of lawsuit	225,000
Total shares	19,380,231

NOTE 10. – INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. At December 31, 2005, the Company has Federal and Florida net operating losses (NOL) of approximately $30,667,000. The NOL expires during the years 2018 to 2025. In the event that a significant change in ownership of the Company occurs as a result of the Company’s issuance of common and preferred stock, the utilization of the NOL carry forward will be subject to limitation under certain provisions of the Internal Revenue Code. Management does not presently believe that such a change has occurred. Realization of any portion of the $12,586,691 of net deferred tax assets at December 31, 2005 is not considered more likely than not by management; accordingly, a valuation allowance has been established for the full amount.

ULTRASTRIP SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

NOTE 10. – INCOME TAXES (CONTINUED)

The reconciliation of income tax benefit computed at the United States federal tax rate of 34% to income tax benefit is as follows:

	Year ended December 31,
	2005	2004
Tax benefit at the United States statutory rate	$2,484,299	$868,401
Adjustments to prior year estimates to actual	—	(41,796)
Stock Options	—	(202,359)
Other	15,633	14,469
Valuation allowance	(2,499,932)	(638,715)

Income tax benefit	$—	$—

Significant components of the Company’s deferred tax assets are as follows:

	December 31,
	2005	2004
Deferred tax assets:
Organizational costs, accrued liabilities, and other	$550,202	$306,513
Net operating loss carryforwards	11,540,015	9,116,400
Compensation related to equity instruments issued for services	496,474	398,847
Valuation allowance	(12,586,691)	(9,821,760)

Net deferred tax asset	$—	$—

NOTE 11. – RELATED PARTY TRANSACTIONS

Accounts payable - related parties consist of:

	December 31,
	2005	2004
Due to employees and director	$215,579	$203,419
Due to Ocean Futures Society	2,286	169,022
Due to Carnegie Mellon University	130,073	$255,073
	$347,938	$627,514

License Agreement

On July 17, 2000 the Company entered into a License Agreement with Ocean Futures Society (“OFS”) and Jean-Michel Cousteau, an advisor of the Company, whereby the Company agreed to pay OFS 2% of its revenues from sales of products, equipment leases and services in exchange for the exclusive right to utilize their names in connection with marketing, advertising, sales and distribution of the Company’s products and water-jetting services in the ship cleaning industry. For the years ended December 31, 2005 and 2004, royalty expenses were $2,286 and $40,292, respectively, as of December 31, 2005 and 2004, and $2,286 and $169,022, respectively, is included in accounts payable - related parties in the accompanying balance sheets.

Development Agreement

On September 3, 1999 the Company entered into a Development Agreement with Carnegie Mellon University, through the National Robotics Engineering Consortium (“NREC”), to develop technologies based on the Company’s base technology for ultra high-pressure coatings removal. The project director of NREC was a director of the Company. In accordance with the agreement, any technology developed by the Company prior to entering into the Development Agreement or developed without NREC’s assistance will belong exclusively to the Company. New technology, or technology that may be used outside the field of ultra high-pressure cleaning, will belong to

ULTRASTRIP SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

NOTE 11. – RELATED PARTY TRANSACTIONS (CONTINUED)

NREC. However, the Company will have the right to license the technology if it is based on funds provided by the Company. On June 11, 2004, an amendment to the Development Agreement was executed reducing the amount due to Carnegie Mellon from $531,213 to $305,073. The Company paid $50,000 on June 15, 2004 and has a liability of $255,073 in the accompanying balance sheet as of December 31, 2004. During 2005, the Company paid $125,000 to Carnegie Mellon, reducing the outstanding balance due at December 31, 2005 to $130,073.

Consulting & Marketing Agreements

We have an agreement with The Allbaugh Company to provide us consulting services principally in the areas of government relations and relationships with prime contractors. The agreement is for a one-year term effective July 1, 2005 and is cancelable by either party on 30 days’ notice. Under the agreement, we have paid The Allbaugh Company a monthly fee of $20,000 for the first six months and will pay it $30,000 per month thereafter. Additionally, we issued it five-year options to purchase 1,000,000 shares of our common stock at fair market value of $1.00 per share. One-half of these options were immediately vested and the balance vests June 30, 2006 if our agreement is still in effect. In the event The Allbaugh Company introduces us to any customers, we agreed to pay it sales commissions on actual collected revenues consisting of cash and additional vested options exercisable at our then current fair market value. The Allbaugh Company introduced us to Pierce and will receive compensation from revenue derived from Pierce.  Mr. Joe Allbaugh became a director of UltraStrip in October 2005.

Effective December 1, 2005 we entered into a Representation Agreement with Mr. George R. Sterner, who is our Chairman of the Board of Directors, and a retired Vice-Admiral of the United States Navy. Mr. Sterner has agreed to use his relationships to assist UltraStrip Envirobotic Solutions, Inc. in obtaining coating removal contracts from ship repair yards and operators of vessels. If successful, we will pay him sales commissions consisting of cash and options. We issued Vice-Admiral Sterner five-year options to purchase our common stock at $1.00 per share with 500,000 options immediately vested and the balance vesting on December 1, 2006 if the agreement has not been previously terminated. Additionally, if Vice-Admiral Sterner arranges any introductions which result in our receiving financing or selling assets not in the ordinary course of business, we have agreed to pay him additional fees consisting of cash and options. Vice-Admiral Sterner introduced us to BAE and will receive compensation from the revenue we generate through our BAE agreement.

On March 7, 2006, we entered into a Representation Agreement with a corporation controlled by Mr. Thomas Von Essen, who was fire commissioner of the City of New York at the time of the September 11, 2001 terrorist attack. Mr. Von Essen is vice president, special projects of Ecosphere. Under this agreement, UltraStrip and Ecosphere agreed to pay Mr. Von Essen’s corporation $11,500 for the first six months effective as of July 1, 2005 and is now paying it $17,000 per month. The past due amount of $69,000 is included in accrued expenses as of December 31, 2005. Additionally, the corporation was granted options to purchase 500,000 shares of UltraStrip common stock at $1.00 per share effective as of July 1, 2005, of which one-half are fully vested and the remaining half will vest on June 30, 2006 as long as the Representation Agreement has not been terminated. Finally, if Mr. Von Essen through his corporation arranges any introductions which result in our selling any of our products and services or receiving financing or selling assets not in the ordinary course of business, we have agreed to pay commissions consisting of cash and options to the corporation as well as commissions for any transaction (not including sales of products and services) initiated by Mr. Von Essen.

The Company has a receivable from one of the partners in the Japanese joint venture.

NOTE 12. – MAJOR CUSTOMERS

During 2005, revenues from two customers, Shaw-Robotics Environmental Service, LLC (“Shaw-Robotic”) and Shaw Environmental, Inc., (Shaw-Environmental) accounted for 85% of revenues. At December 31, 2005, accounts receivable includes $20,000 from this customer. During 2004, revenues from Shaw-Robotic, accounted for 99.6% of revenues. At December 31, 2004, accounts receivable included $47,825 from this major customer.

ULTRASTRIP SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

NOTE 13. – COMMITMENTS AND CONTINGENCIES

The Company’s operations are focused upon water filtrations systems and services and the removal of paint. Both of these business areas are effected by and must comply with regulations by various federal, state and international laws. Compliance with these provisions has not had, nor does the Company expect it to have, any material affect upon the capital expenditures, results of operations, financial condition or competitive position of the Company. The Company believes that it is in substantial compliance with all environmental laws and regulations applicable to its business as currently conducted.

On December 21, 2001, the Company filed a complaint in the Circuit Court in and for Palm Beach County, Florida against Mark H. Mirkin and Mirkin & Woolf, P.A., the Company’s former corporate and securities counsel and transfer agent, seeking a declaration from the court that a Warrant to purchase 1,653,800 shares of the Company’s Common Stock for $0.625 per share obtained by Mirkin & Woolf, P.A. in April 1998 was void. In May 2002, the Company amended the complaint to remove Mr. Mirkin as an individual defendant in the complaint. Mirkin & Woolf attempted to exercise the Warrant in April 2001, but shares were not issued as the exercise was subject to the resolution of the aforementioned action. On November 11, 2004, the Company and defendant entered into a “Settlement Agreement and Mutual Release” whereas the Company agreed to pay Mirkin & Woolf $50,000 and issue a Warrant to purchase 225,000 shares of the Company’s Common Stock for $1.00 per share, exercisable for a five year period. The Warrant dated April 3, 1998, which was the subject of this action was rendered null, void, cancelled and unenforceable. The Company paid $26,500 in 2004 and paid $18,000 in 2005. The Company has a liability of $5,500 reflected in accounts payable in the accompanying balance sheet as of December 31, 2005. The Company issued all warrants required by the settlement in 2004.

In January 2003, Marvin Engineering Co., Inc. and Clean Water Technology, Inc. (“MEC/CWT”) filed a complaint against the Company in the United States District Court, Central District of California seeking the sum of $111,023 in unpaid invoices for water filtration equipment delivered to the Company during 2002. The equipment did not perform to the Company’s specifications, and therefore, the Company does not believe it is obligated to make such payment. The Company paid $37,000 to Marvin Engineering in 2003. On June 29th, 2004, the parties executed a “Compromise and Settlement Agreement and Full Release”. The parties agreed that the Company pay MEC/CWT $40,000 by July 30, 2004. The parties also agreed that the disputed equipment would be picked up by MEC/CWT at the Company’s place of business. The Company paid MEC/CWT $20,000 on July 16, 2004 and MEC/CWT picked up the disputed equipment. During 2005, the Company completed all the payments required by this agreement and no liability exists as of December 31, 2005.

On November 12, 2003 the Company entered into an Exclusive Service Contracting Agreement with Shaw-Robotic. This contract contained minimum purchases of the Company’s equipment of four systems, a 5% royalty on revenues from services utilizing the equipment and lease of the equipment, and exclusive purchase of spare parts and services. This was a one-year agreement with six one-year options by Shaw-Robotic. This agreement covered the use of the Company’s M3500 equipment in North America and the Bahamas. On October 6, 2004, the Company acknowledged notification from Shaw Robotic Environmental Services, LLC of their intent not to renew the Exclusive Services Contractor Agreement. As a result, the contract’s initial one-year term expired on November 12, 2004, at which time the Company was free to negotiate with other service providers or engage in direct sales or contracting services in order to continue the development of the North American market for its M3500 Robotic System.

In September 2001, the Company entered into a Consulting Agreement with a director that provides for consulting fees of $10,000 per month, through September 2003, and potential additional sales bonuses in exchange for marketing and sales services related to efforts to promote the Company’s products and water-jetting services to the United States Navy and certain large U.S. shipyards and defense contractors. In connection with this Consulting Agreement, $240,000 in consulting fees is included in notes payable to related parties and $33,914 and $38,914 in commissions are included in accounts payable - related parties as of December 31, 2005 and 2004, respectively.

ULTRASTRIP SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

NOTE 13. – COMMITMENTS AND CONTINGENCIES (CONTINUED)

In October 2003, the Company entered into a Consulting Agreement with a shareholder that provides for base consulting fees of $200,000 in Year1; $225,000 in Year 2; $250,000 in Year 3; and $250,000 in Year 4. Upon execution of the Contract, 3,000,000 stock options were granted at an exercise price of $1.30 per share with a 10-year term. The options were fully vested as of the effective date of Contract, have a 10-year term and survive termination of the Contract for any reason. In connection with these grants, the estimated fair value, computed using the Black-Scholes option valuation model, of the options granted approximated the value of the services rendered, and the Company recorded expenses for the services rendered of $1,288,244 for the year ended December 31, 2003. Effective October 1, 2005, this shareholder became Chief Executive Officer of the Company and this Consulting Agreement was terminated.

The Company has had a relationship with Kamimura International Associates (KIA), a Washington D.C. based organization, whereby the principals at KIA agreed to assist the Company develop the market in the far east. The relationship resulted in the establishment of UltraStrip Japan, Ltd (USJ), a company whose purpose was to market and deliver ship stripping services in Japan. The agreement with KIA was never formalized and the Company and KIA are in discussions regarding the amount of compensation which has been earned by KIA. The Company has expensed an amount it reasonably estimates may be required to resolve any outstanding issues between the Company and KIA.

In December 2005, the Company entered into an agreement with a former officer and director relating to various notes payable and the accrued interest expense owed to the individual, the aggregate totaling $1,361,341. The repayment of this note included $50,000 due upon closing, $25,000 due on December 15, 2005 and January 15th, 2006, $550,000 due on February 15th 2006, and $711,341 plus accrued interest due on August 15th, 2006. On February 17th 2006, the Company and individual renegotiated the payment terms of the monies due on February 15, 2006, providing for principal payments of $100,000 on February 19th, 2006, $100,000 on March 15th, 2006, and $87,500 due on April 15th, 2006, May 15th, 2006, June 15th, 2006 and July 15th, 2006. All other provisions of the December 2005 agreements remain in place.

The Company has multiple employment agreements with key officers as follows:

•

The Company entered into an employment agreement, effective March 7, 2005, with its Chief Financial Officer calling for annual base compensation of $185,000 in Year 1; $205,000 in Year 2; and $225,000 in Year 3, plus stock options. The employment agreement also includes incentive bonuses of cash and additional stock options. Additionally, the agreement provides for a relocation allowance.

•

The Company entered into an employment agreement, effective January 1, 2005, with its Vice President of Administration calling for annual base compensation of $115,000 in Year 1; $125,000 in Year 2; and $135,000 in Year 3, plus stock options. The employment agreement also includes incentive bonuses of cash and additional stock options.

•

The Company entered into an employment agreement, effective January 1, 2005, with its Chief Operating Officer calling for annual base compensation of $150,000 in Year 1; $165,000 in Year 2; and $180,000 in Year 3, plus stock options. The employment agreement also includes incentive bonuses of cash and additional stock options. (As of September 28, 2005, this person has relinquished his role as COO of the Company and is now COO of UltraStrip Envirobotic Solutions, Inc. No other terms of this employment agreement have been changed.)

•

The Company entered into an employment agreement, effective January 1, 2005, with its Vice President of Operations calling for annual base compensation of $125,000 in Year 1; $137,000 in Year 2; and $149,000 in Year 3, plus stock options. The employment agreement also includes incentive bonuses of cash and additional stock options. (As of September 28, 2005, this person has relinquished his role as Vice President of Operations of the Company and is now President of Ecosphere Technologies, Inc. No other terms of this employment agreement have been changed.)

ULTRASTRIP SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

NOTE 13. – COMMITMENTS AND CONTINGENCIES (CONTINUED)

•

On December 1, 2005, the Company entered into an employment agreement with the President of Ecosphere Technologies, Inc., calling for annual base compensation of $225,000 in Year 1; $250,000 in Year 2; and $275,000 in Year 3, plus stock options. The employment agreement also includes incentive bonuses of cash and additional stock options.

•

In November 2005, the Company entered into an employment agreement with its Chief Executive officer, effective October 1, 2005, for a term expiring on December 31, 2008. The annual salary is $325,000 through 2006, $350,000 in 2007, and $375,000 in 2008. The CEO will receive a bonus of $30,000 in 2005, and possible future bonuses based upon net pre-tax income, or at the discretion of the Compensation Committee. Finally, the CEO was granted options to purchase 3,000,000 common shares at $1.00 per share, with options vesting 1/3 immediately, 1/3 at December 31, 2006 and 1/3 vesting at December 31, 2007, subject to continued employment at the vesting date. Subsequent to the execution of this agreement, the Board authorized the immediate vesting of all options related to this agreement.

•

Effective October 2003, the Company entered into a three year employment agreement with an executive who is now President of UltraStrip Envirobotic Solutions, Inc. The annual salary for the last year of the agreement is $250,000. This executive is eligible to receive a discretionary bonus of 100,000 options if certain milestones are met.

The Company currently maintains office facilities in Stuart, Florida. The Company does not currently own or operate any manufacturing, operating or shipbuilding or repair facilities. The Company rents equipment, office space and warehouse storage space under operating leases expiring at various dates through August 31, 2011. The two operating leases for office and warehouse space have options to renew for additional five-year terms with annual rent increases of 3.25%. At December 31, 2005, future minimum lease commitments under all non-cancelable operating leases are as follows:

Years ending December 31,
2006	$133,412
2007	137,328
2008	129,169
2009	132,616
2010 and thereafter	152,716
Total	$685,241

Rent expense for the years ended December 31, 2005 and 2004 aggregated $135,787 and $165,419, respectively.

NOTE 14. – SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental disclosure is as follows:

	December 31,
	2005	2004
Cash paid for interest	$32,083	$107,231
Non-cash investing and financing activities:
Accrued preferred stock dividends	$368,500	$368,500
Warrants issued in connection with financing	$904,275	$670,136
Common Stock issued to settle liabilities	$5,691,550	$3,644,906
Issuance of warrants in settlement of liabilities	$—	$36,115
Conversion of accrued interest to debt	$236,341	$—
Purchase of equipment financed through long term debt	$79,563	$—

ULTRASTRIP SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

NOTE 15. – OPERATING SEGMENTS

Pursuant to FAS 131, the Company defines an operating segment as:

•

A business activity from which the Company may earn revenue and incur expenses;

•

Whose operating results are regularly reviewed by the chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance; and

•

For which discrete financial information is available.

In 2005, UltraStrip expanded its business offerings to include the water filtration technology business. Recognizing that each business offering applied to different markets, the Company established two operating entities or segments, which are defined as each business line that it operates. This however, excludes corporate headquarters, which does not generate revenue.

Our operating entities are defined as follows:

Ecosphere Technologies, Inc., (“Ecosphere”) was formed during the first quarter of 2005 to market and produce the Company’s water filtration technology.

UltraStrip Envirobotic Solutions, Inc. (“UES”) was formed in October 2005 to continue marketing and development of the Company’s patented robotic coasting removal technology.

The table below presents certain financial information by business segment for the year ended December 31, 2005.

	Ecosphere	UES	Segments Total	Corporate	Consolidated Total
Revenue from external customers	$124,940	$124,952	$249,892	$—	$249,892
Interest expense	—	—	—	(1,362,009)	(1,362,009)
Depreciation and amortization	6,760	95,295	102,055	89,580	191,635
Segment assets	67,322	1,053,824	1,121,146	312,038	1,433,184

The determination to establish the separate business segments was made in the last quarter of the year. As such, management did not establish processes and procedures to capture costs by segment during the year, and it would be impracticable to do so. During 2006, management has established procedures to capture all of the required reporting information.

NOTE 16. – SUBSEQUENT EVENTS

From January 1, 2006 through March 29, 2006, the Company raised $1,924,000 in units consisting of (i) convertible bridge finance notes (or the equivalent of shares in common stock at $1.00 per share) and (ii) two detachable warrants for every dollar invested to acquire shares of common stock at an exercise price of $1.00 and $1.25 per share, including $824,000 which was immediately converted to equity.

On February 13, 2006, the Company renegotiated and agreement with a former officer and director regarding various amounts owed to the individual. This agreement re-established the payment terms under the following schedule:  $15,000 due immediately, $7,500 on May 20, 2006, $7,500 on August 8, 2006 and 1,347,870 due February 13, 2007. See Note 6.

On February 17, 2006, the Company renegotiated the repayment structure of an agreement. The new payment structure includes payments of $100,000 due on February 15, 2006 and March 15, 2006; $87,500 due on April 15, 2006, May 15, 2006, June 15, 2006 and July 15, 2006. The balance is due on August 15, 2006, including all accrued interest. The Company granted the noteholder 100,000 warrants to purchase the Company’s common stock at an exercise price of $1.00. See Note 6.